As Filed with the Securities and Exchange Commission on September      , 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Midwest Banc Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	6021	36-3252484
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

501 West North Avenue, Melrose Park, Illinois 60160

(708) 865-1053
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Daniel R. Kadolph

Senior Vice President and Chief Financial Officer
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, IL 60160
(708) 865-1053
(708) 865-7273 (Fax)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Timothy M. Sullivan	Daniel C. McKay, II
Gary E. Medler	Vedder Price Kaufman & Kammholz
Hinshaw & Culbertson	222 North LaSalle Street
222 North LaSalle Street, Suite 300	Suite 2600
Chicago, Illinois 60601	Chicago, Illinois 60601
(312) 704-3000	(312) 609-7762

     Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after this registration statement becomes effective and upon the effective time of the merger of Big Foot Financial Corp. with and into the registrant, pursuant to the Agreement and Plan of Reorganization described in the enclosed proxy statement/prospectus included as Part I of this registration statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of each Class of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee

Common Stock, $.01 par value	1,700,000 shares	$18.27	$31,057,184	$2,858

(1)	Represents estimate of the maximum number of shares of registrant’s common stock that the registrant expects would be issuable to shareholders of Big Foot Financial Corp. pursuant to the Agreement and Plan of Reorganization.

(2)	Estimated solely for the purpose of computing the registration fee based upon $20.62, the average of the high and low prices of the common stock, $.01 par value per share, of Big Foot Financial Corp. as reported on the Nasdaq Stock Market on September 23, 2002, in accordance with Rule 457(f)(1) of the General Rules and Regulations under the Securities Act of 1993, as amended.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[MBHI Logo/address]

[BFFC Logo/address]

AGREEMENT AND PLAN OF REORGANIZATION; ELECTION OF DIRECTORS;

RATIFICATION OF KPMG LLP —
YOUR VOTE IS VERY IMPORTANT

To the shareholders of Big Foot Financial Corp.:

      You are cordially invited to attend the annual meeting of shareholders of Big Foot Financial Corp. (“Big Foot”), which will be held at 2:00 p.m., on November      , 2002 at the Crowne Plaza Chicago North Shore, located at 510 East Route 83, Mundelein, Illinois 60060 At the annual meeting you will be asked to:

•	approve an Agreement and Plan of Reorganization, dated July 19, 2002, by and between Big Foot and Midwest Banc Holdings, Inc. (“Midwest”). If the merger is completed, you will receive 1.104 shares of Midwest common stock for each share of Big Foot common stock that you own;

•	to elect Stephen E. Nelson and Timothy L. McCue to serve as directors until consummation of the merger or, if the merger is not consummated, for a three-year term expiring at Big Foot’s 2005 annual meeting;

•	to ratify the appointment of KPMG LLP as independent public accountants for Big Foot for the fiscal year ending June 30, 2003, if the merger is not consummated, or for any such shorter period of time as may be called for or deemed necessary by Big Foot; and

•	to transact such other business as may properly come before the meeting and adjournment or adjournments thereof.

      The Board of Directors of Big Foot has unanimously approved the Agreement and Plan of Reorganization which provides for the merger of Big Foot with and into Midwest.

      Midwest stock is traded on the Nasdaq Stock Market under the symbol “MBHI”. On                     , 2002, the closing price of Midwest common stock was $           per share. Big Foot common stock is traded on the Nasdaq Stock Market under the symbol “BFFC”.

      We cannot complete the merger unless two-thirds of the holders of Big Foot’s common stock approve the Agreement and Plan of Reorganization.

      We encourage you to read carefully the detailed information about the merger contained in this proxy statement/prospectus. This proxy statement/prospectus incorporates important business and financial information and risk factors about Midwest and Big Foot that is not included in or delivered with this document. See “Where You Can Find More Information” on page                     .

Timothy L. McCue
President and Chief Executive Officer
Big Foot Financial Corp.

Big Foot Financial Corp.

1190 RFD
Long Grove, Illinois 60047-7304

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD                     , 2002

To Big Foot Shareholders:

      An annual meeting of shareholders of Big Foot Financial Corp., or Big Foot, will be held at the Crowne Plaza Chicago North Shore, located at 510 East Route 83, Mundelein, Illinois, on November      , 2002, at 2:00 p.m. local time.

      At the meeting, we will ask you to act on the following matters:

1. Merger. To consider and vote on a proposal to approve the principal terms of the merger of Big Foot with and into Midwest Banc Holdings, Inc., or Midwest, contained in the Agreement and Plan of Reorganization, dated July 19, 2002, by and between Midwest and Big Foot, as described in the attached proxy statement/prospectus.

2. Election of Directors. To elect Stephen E. Nelson and Timothy L. McCue to serve as directors on the board of directors of Big Foot until the consummation of the merger or, if the merger is not consummated, for a three-year term expiring at the 2005 annual meeting of shareholders and until their successors are elected and have been qualified.

3. Ratification of Accountants. To ratify the appointment of KPMG LLP as the independent accountants for Big Foot for the fiscal year ending June 30, 2003, if the merger is not consummated, or for any shorter period of time as may be called for or deemed necessary by Big Foot.

4. Transaction of Other Business. To transact such other business as may properly come before the meeting and adjournment or adjournments thereof.

      As of the date of this document, the Big Foot Board of Directors knows of no business that will be presented for consideration at the Big Foot annual meeting, other than matters described in this document.

      The Board of Directors of Big Foot unanimously recommends that you vote “FOR” approval of the Agreement and Plan of Reorganization, “FOR” the election of the directors named in this proxy statement/ prospectus and “FOR” the ratification of the appointment of KPMG LLP.

      If you were a shareholder of record at the close of business on                     , 2002, you may vote at the meeting or at any postponement or adjournment of the meeting.

      To ensure that your shares are voted at the annual meeting, please promptly complete, sign and return the proxy card in the enclosed envelope.

Long Grove, Illinois	By Order of the Board of Directors

, 2002
Barbara J. Urban, Secretary

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated                       , 2002

PROXY STATEMENT

SUBJECT TO COMPLETION

PROXY STATEMENT FOR BIG FOOT FINANCIAL CORP. ANNUAL MEETING

PROSPECTUS OF MIDWEST BANC HOLDINGS, INC.

    The Boards of Directors of Big Foot Financial Corp., or Big Foot, and Midwest Banc Holdings, Inc., or Midwest, have agreed that Midwest will acquire Big Foot in a merger. If the merger is completed, each outstanding share of Big Foot common stock will be exchanged for 1.104 shares of Midwest common stock. Cash will be paid in lieu of issuing fractional shares.

    Based on the $                  closing price per share of Midwest common stock on                   , 2002, the value of 1.104 shares of Midwest common stock was $                  . Because the number of shares you will receive in the merger is fixed, the value of the shares of Midwest common stock you will receive in the merger will fluctuate as the price of Midwest common stock changes. We encourage you to obtain current market price quotations for Midwest common stock.

    The merger cannot be completed unless the shareholders of Big Foot approve the Agreement and Plan of Reorganization, which will be considered at the annual meeting of shareholders.

    THE BOARD OF DIRECTORS OF BIG FOOT UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF BIG FOOT COMMON STOCK VOTE “FOR” APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION.

    Whether you plan to attend the annual meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card to us. YOUR VOTE IS VERY IMPORTANT.

    Midwest common stock and Big Foot stock are traded on the Nasdaq Stock Market under the symbol “MBHI” and “BFFC”, respectively.

       FOR A DESCRIPTION OF CERTAIN SIGNIFICANT CONSIDERATIONS IN CONNECTION WITH THE MERGER AND RELATED MATTERS DESCRIBED IN THIS DOCUMENT, SEE “RISK FACTORS” BEGINNING ON PAGE       .

     THE SHARES OF MIDWEST COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. MIDWEST COMMON STOCK IS SUBJECT TO INVESTMENT RISKS, INCLUDING LOSS OF VALUE.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Sources of Additional Information

     This proxy statement/prospectus incorporates important business and financial information about Midwest and Big Foot that is not included in or delivered with this document. You can obtain this information upon written or oral request, without charge, excluding exhibits (other than those that are specifically incorporated by reference into the documents that you request). Any request for documents should be made by                     , 2002 to ensure timely delivery.

     Requests for documents should be directed to:

Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160
Attn: Chief Financial Officer
(708) 865-1053

Big Foot Financial Corp.
1190 RFD
Long Grove, Illinois 60047-7304
Attn: Chief Financial Officer
(847) 634-2100

The date of this proxy statement/prospectus is                     , 2002,

and first mailed to shareholders on                     , 2002.

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
COMPARATIVE PER SHARE DATA
MARKET PRICE DATA AND DIVIDEND INFORMATION
SELECTED FINANCIAL DATA
RECENT DEVELOPMENTS
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE ANNUAL MEETING
THE MERGER
ELECTION OF DIRECTORS
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
MIDWEST BANC HOLDINGS, INC.
BIG FOOT FINANCIAL CORP.
DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF SHAREHOLDERS
REGULATION AND SUPERVISION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX A
ANNEX B
ANNEX C
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Opinion of Hinshaw & Culbertson
Opinion of Crowe Chizek & Company, LLP
Consent of Crowe Chizek and Company LLP
Consent of KPMG LLP
Form of Proxy Card
Letter to Big Foot Financial Corp.
Form of Proxy Card for Big Foot Financial Corp
Form of Proxy Card for Fairfield Savings Bank

i

ii

ANNEXES:
Annex A:	Agreement and Plan of Reorganization, dated as of July 19, 2002, by and between Big Foot Financial Corp. and Midwest Banc Holdings, Inc. (excluding exhibits)
Annex B:	Fairness Opinion of Hovde Financial, LLC
Annex C:	Section 11.65 and Section 11.70 of the Illinois Business Corporation Act of 1983, relating to Dissenters’ Rights

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on?

A:	You are being asked to vote on an Agreement and Plan of Reorganization, which, if approved, will result in Big Foot being merged with and into Midwest.

Q:	What will I receive for my Big Foot shares of common stock?

A:	You will receive 1.104 shares of Midwest common stock for each share of Big Foot common stock that you own at the effective time of the merger. Midwest will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share owed to you in an amount based on the closing price of Midwest common stock on the closing date of the merger. As of the close of business on , 2002, the market value of 1.104 of a share of Midwest common stock was $ .

Big Foot will have the right, at its option, to terminate the merger if the average per share closing price of Midwest common stock on the Nasdaq Stock Market for the 20 consecutive trading days ending five trading days preceding, but not including, the closing date is less than $17.12. In determining whether to elect to terminate the Agreement and Plan of Reorganization, the Board of Directors of Big Foot will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, whether Midwest is prepared to increase the per share merger consideration, the market for financial institution stocks in general, the relative value of Midwest common stock, and the advice of Big Foot’s financial advisors and legal counsel.

If Midwest, after receiving a termination notice from Big Foot, elects to increase the merger consideration to be received for each share of Big Foot common stock to $18.90 per share, the Agreement and Plan of Reorganization will not be terminated. At Midwest’s option, the Big Foot shareholders will be paid in the form of (a) Midwest common stock having a value equal to $18.90 based upon the average per share closing price or (b)(i) Midwest common stock having a value equal to the average per share closing price multiplied by 1.104 and (ii) cash equal to the difference between $18.90 and the average per share closing price multiplied by 1.104.

For example, if the average per share closing price of Midwest common stock during the 20 day trading period described above is $15.00, Midwest, if it elects to do so, would give you for each share of Big Foot common stock either (a) 1.26 shares of Midwest common stock ($15.00 x 1.26 = $18.90) or (b)(i) 1.104 shares of Midwest common stock with a value of $16.56 (1.104 x $15.00 = $16.56) and (ii) cash of $2.34 ($18.90 - $16.56 = $2.34) for an aggregate consideration of $18.90 per share.

By approving the Agreement and Plan of Reorganization, the Big Foot shareholders will be permitting the Board of Directors of Big Foot to determine, in the exercise of its fiduciary duties, to terminate the Agreement and Plan of Reorganization, or to proceed with the merger, even though the average closing price of Midwest common stock during the above-described 20-day trading period is less than $17.12.

Q:	Why does Big Foot want to merge?

A:	The Big Foot Board of Directors believes that the merger is consistent with Big Foot’s goal of achieving enhanced shareholder returns, that the merger will create a more competitive company better able to serve its customers and communities and that the business potential of the combined companies exceeds what each company could achieve individually.

Q:	When do you expect the merger to be completed?

A:	We hope to complete the merger early in the first quarter of the 2003 calendar year, assuming the required shareholder approval is obtained. The merger is also subject to the approval of applicable federal and state banking regulatory authorities and the satisfaction of other closing conditions. We cannot assure you as to if and when all the conditions to the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

Q:	When and where will the annual meeting take place?

A:	The Big Foot annual meeting will be held at 2:00 p.m., local time, on November , 2002, in the at the Crowne Plaza Chicago North Shore, located at 510 East Route 83, Mundelein, Illinois.

Q:	Who must approve the merger at the annual meeting?

A:	Holders of at least two-thirds of the outstanding shares of Big Foot common stock as of the close of business on , 2002, must approve the Agreement and Plan of Reorganization.

Q:	What is recommendation of the Big Foot Board of Directors?

A:	The Board of Directors of Big Foot encourages you to vote “FOR” the Agreement and Plan of Reorganization.

Q:	How do the directors and executive officers of Big Foot plan to vote?

A:	All of Big Foot’s directors and executive officers have committed to vote their shares in favor of the merger. These individuals collectively hold, as of the record date for the annual meeting, shares, or approximately % of Big Foot common stock eligible to vote. The affirmative vote of 66 2/3%, or 1,006,113 shares, of Big Foot’s issued and outstanding shares of common stock eligible to vote is needed to approve the merger. For a description of the interests of certain directors and officers of Big Foot, see “THE MERGER — Interests of Certain Persons in the Merger and Effect of the Merger on Employee Benefit Plans” beginning on page .

Q:	What do I need to do now?

A:	After reviewing this document, submit your proxy, by executing and returning the enclosed proxy card. To enable their shares to be represented at the annual meeting, all owners of shares of Big Foot common stock should execute the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and vote your shares at the annual meeting of Big Foot in accordance with your instructions. These persons also may vote your shares to adjourn the annual meeting from time to time and will be authorized to vote your shares at any adjournments of the annual meeting.

Your proxy vote is important. Whether you plan to attend the annual meeting, please submit your proxy promptly in the enclosed envelope.

Q:	I am a Big Foot employee and I hold my shares in the ESOP or the Fairfield Savings Bank Profit Sharing and Savings Plan (or both). Will I be able to vote those shares?

A:	Each of the Big Foot Financial Corp. Employee Stock Ownership Plan or the ESOP, and the Fairfield Savings Bank Profit Sharing and Savings Plan permits each participant to direct the trustee how to vote shares attributable to the participant’s plan account and, in the case of the ESOP, a proportional number of shares held by the plan but not as yet allocated to participants’ plan accounts. If you are a participant in either such plan, you will receive information concerning the procedures for submitting a separate instruction card for each plan with your voting directions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the proposals identified in this document, including in favor of the Agreement and Plan of Reorganization, and in the discretion of the persons named as proxies on any other matters presented for a vote at the annual meeting.

Q:	What will be the effect if I do not vote?

A:	If you abstain or do not return your proxy card or do not otherwise vote at the annual meeting, your failure to vote will have the same effect as if you voted against the approval of the Agreement and Plan of Reorganization.

Q:	Can I vote my shares in person?

A:	Yes, if the shares you own are registered in your name, you may attend the annual meeting and vote your shares in person rather than signing and mailing your proxy card. However, in order to ensure that your vote is counted at the annual meeting, we recommend that you sign, date and promptly mail the enclosed proxy card. If your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of the shares on , 2002, the record date for voting at the annual meeting.

Q:	Can I change my mind and revoke my proxy?

A:	Yes, you may revoke your proxy and change your vote at any time before the polls close at the annual meeting by:

•	signing another proxy with a later date,

•	giving written notice of the revocation of your proxy to the Secretary of Big Foot prior to the annual meeting, or

•	voting in person at the annual meeting.

Your latest dated proxy or vote will be counted. You may request a new proxy card by calling Barbara J. Urban, Secretary at (847) 634-2100.

Q:	What regulatory approvals are required to complete the merger?

A:	In order to complete the merger, Midwest and Big Foot must first obtain the prior written approval of the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, and the Illinois Office of Banks and Real Estate, or the OBRE, of the merger of Fairfield Savings Bank, F.S.B., a wholly owned subsidiary of Big Foot, with and into Midwest Bank and Trust Company, a wholly owned subsidiary of Midwest. The applications for the approval of the Federal Reserve Board and the OBRE are currently pending. In addition, the Federal Reserve Bank of Chicago must confirm that prior approval of the Federal Reserve Board of the merger of Big Foot with and into Midwest is not required under the Bank Holding Company Act of 1956. A request for the confirmation has been filed.

Q:	What are the tax consequences of the merger to me?

A:	In general, the exchange of your Big Foot common stock solely for Midwest common stock will not cause you to recognize any taxable gain or loss for United States federal income tax purposes. However, you will have to recognize taxable income or gain in connection with cash received (i) in lieu of fractional shares of Midwest common stock, and (ii) in the event the average per share closing price for Midwest common stock is less than $17.12, Midwest elects to pay a portion of the merger consideration in the form of cash.

Each of Midwest’s and Big Foot’s obligation to complete the merger is conditioned on Midwest’s and Big Foot’s receipt of opinions about the federal income tax treatment of the merger. These opinions will not bind the Internal Revenue Service, which could take a different view. To review the tax consequences to Big Foot shareholders in greater detail, see “THE MERGER — Certain Federal Tax Consequences,” beginning on page . You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Q:	What risks should I consider before I vote on the merger?

A:	We encourage you to read carefully the detailed information about the merger contained in this proxy statement/prospectus, including the section entitled “RISK FACTORS” beginning on page .

Q:	What if I oppose the merger? Do I have dissenter’s rights?

A:	Big Foot shareholders who do not vote in favor of the Agreement and Plan of Reorganization and who otherwise comply with all of the procedures of Sections 11.65 and 11.70 of the Illinois Business Corporation Act will be entitled to receive a payment in cash of the estimated fair value of their Big Foot shares as ultimately determined under the statutory process. A copy of these provisions is attached as Annex C to this document. This value could be more but also could be less than the merger consideration.

Q:	Has Big Foot retained a financial advisor with respect to this transaction?

A:	Yes. Big Foot retained the services of Hovde Financial, LLC, or Hovde. Hovde delivered its opinion, dated July 18, 2002, to the Board of Directors of Big Foot that, subject to certain assumptions, limitations and qualifications stated therein, the consideration to be received by Big Foot shareholders was fair to Big Foot shareholders from a financial point of view. This opinion was updated by Hovde on , 2002, and is included as Annex B to this document. Hovde has been paid $85,000 in connection with advisory services and the fairness opinion. In addition, Hovde will receive a fee, contingent upon the completion of the merger, for advising Big Foot regarding the merger. As of the date of the document, this fee would have been approximately $ . Stephen E. Nelson, a Board member of Big Foot, serves as Senior Vice President and Partner of Hovde.

Q:	Should I send in my stock certificates now?

A:	No. Either at the time of closing or shortly after the merger, Midwest’s exchange agent will send you a letter of transmittal with instructions informing you how to send in your stock certificates. You should use the letter of transmittal to exchange Big Foot stock certificates for the merger consideration. Do not send in your stock certificates with your proxy card.

Q:	Who can answer my questions about the merger?

A:	You should contact:

Midwest Banc Holdings, Inc. 501 West North Avenue Melrose Park, Illinois 60160 Attn: Chief Financial Officer (708) 865-1053

Big Foot Financial Corp. 1190 RFD Long Grove, Illinois 60047-7304 Attn: Timothy L. McCue (847) 634-2100

SUMMARY

      This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes, and the other documents we refer to. For more information about Midwest and Big Foot, see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page      . Each item in this summary contains a page reference directing you to a more complete description of that item. References to “we”, “our” and “us” in this summary mean Midwest and Big Foot together.

General

      This proxy statement/prospectus relates to the proposed merger of Big Foot with Midwest. Midwest and Big Foot believe that the merger will enhance shareholder value by allowing Big Foot shareholders to receive Midwest common stock in exchange for their shares of Big Foot common stock and by permitting Midwest to expand its presence within the greater Chicago metropolitan area, with the addition of new markets in Long Grove and Norridge, Illinois and the Wicker Park area in Chicago. In addition, Big Foot customers will have access to additional products and services and banking centers and ATMs.

The Companies

     Midwest (Page      )

MIDWEST BANC HOLDINGS, INC. 501 WEST NORTH AVENUE MELROSE PARK, ILLINOIS 60160 (708) 865-1053

      Midwest, a Delaware corporation, is a registered bank holding company headquartered in Melrose Park, Illinois. Midwest conducts its principal activities through its banking and non-banking subsidiaries. Midwest’s two subsidiary depository institutions operate a general banking business from 18 offices located in Illinois (12 in greater Chicago and 6 in Western Illinois). At June 30, 2002, on a consolidated basis, Midwest had assets of approximately $1.9 billion, deposits of approximately $1.3 billion and shareholders’ equity of approximately $111.5 million. Midwest common stock is traded on the Nasdaq Stock Market under the symbol “MBHI.”

     Big Foot (Page      )

BIG FOOT FINANCIAL CORP. 1190 RFD LONG GROVE, ILLINOIS 60047-7304 (847) 634-2100

      Big Foot, an Illinois corporation, is a registered savings and loan holding company headquartered in Long Grove, Illinois. Its only subsidiary is Fairfield Savings Bank, F.S.B., a federal savings bank. Big Foot’s principal markets for financial services presently are in Long Grove and Norridge, Illinois, and the Wicker Park area of Chicago, Illinois and the areas immediately surrounding those communities. At June 30, 2002, Big Foot had, on a consolidated basis, assets of approximately $227.4 million, deposits of approximately $132.1 million, and shareholders’ equity of approximately $29.2 million. Big Foot common stock is traded on the Nasdaq Stock Market under the symbol “BFFC”.

The Annual Meeting (Page      )

      An annual meeting of the Big Foot shareholders will be held at 2:00 p.m., local time, on November      , at the Crowne Plaza Chicago North Shore, located at 510 East Route 83, Mundelein, Illinois 60060. Holders of

Big Foot common stock outstanding as of the close of business on                     , 2002 are entitled to vote at the annual meeting and will be asked to consider and vote upon:

•	the approval of the Agreement and Plan of Reorganization;

•	the election of Stephen E. Nelson and Timothy L. McCue to serve as directors of Big Foot until the consummation of the merger or, if the merger is not consummated, for a three-year term expiring at the 2005 annual meeting of shareholders and until their successors are elected and qualified;

•	the ratification of the appointment of KPMG LLP as independent accountants for Big Foot for the fiscal year ending June 30, 2003, if the merger is not consummated, or for any shorter period of time as may be called for or deemed necessary by Big Foot; and

•	any other matters properly presented at the Big Foot annual meeting.

Vote Required (Page      )

      At the Big Foot annual meeting, the Agreement and Plan of Reorganization must be approved by the affirmative vote of the holders of at least two-thirds of the shares of Big Foot common stock outstanding at the close of business on           , 2002.

      As of           , 2002, Big Foot’s directors, executive officers and their affiliates held, in the aggregate, approximately           shares (          %) of the outstanding Big Foot common stock, of which 38,830 shares are beneficially held in the ESOP, and           shares are beneficially held in the Fairfield Savings Bank Profit Sharing and Savings Plan, in each case over which they have voting power as plan participants. Big Foot’s directors, executive officers and affiliates also held approximately 238,041 unexercised, vested stock options. The directors and executive officers of Big Foot have agreed to vote their shares in favor of the merger.

      Approval of the Agreement and Plan of Reorganization will also authorize the Big Foot Board of Directors to exercise its discretion on whether to proceed with the merger in the event Big Foot has the right to terminate the Agreement and Plan of Reorganization. This determination may be made without notice to, or the resolicitation of proxies from, the Big Foot shareholders.

      The election of directors and the ratification of the appointment of KPMG LLP requires the vote of the holders of a plurality of shares of Big Foot common stock represented at the annual meeting and entitled to vote thereon.

The Merger

      At the effective time of the merger, Big Foot will merge with and into Midwest. Midwest will issue shares of its common stock to the holders of common stock of Big Foot in exchange for their shares of Big Foot common stock.

     Holders Of Big Foot Common Stock Will Receive Midwest Common Stock In The Merger (Page      )

      If the merger is completed, you will have the right to receive 1.104 shares of Midwest common stock for each share of Big Foot common stock that you own as of the effective time of the merger. Based on the $                    closing price per share of Midwest common stock on                     , 2002, the value of 1.104 shares of Midwest common stock was $                    .

      Big Foot will have the right, at its option, to terminate the merger if the average per share closing price of Midwest common stock on the Nasdaq Stock Market for the 20 consecutive trading days ending five trading days preceding, but not including, the closing date is less than $17.12. In determining whether to elect to terminate the Agreement and Plan of Reorganization, the Board of Directors of Big Foot will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, whether Midwest is prepared to increase the per share merger consideration, the market for financial institution stocks in general, the relative value of Midwest common stock, and the advice of Big Foot’s financial advisors and legal counsel.

      If Midwest, after receiving a termination notice from Big Foot, elects to increase the merger consideration to be received for each share of Big Foot common stock to $18.90 per share, the Agreement and Plan of Reorganization will not be terminated. At Midwest’s option, the Big Foot shareholders will be paid in the form of (a) Midwest common stock having a value equal to $18.90 based upon the average per share closing price or (b) (i) Midwest common stock having a value equal to the average per share closing price multiplied by 1.104 and (ii) cash equal to the difference between $18.90 and the average per share closing price multiplied by 1.104.

      For example, if the average per share closing price of Midwest common stock during the 20 day trading period described above is $15.00, Midwest, if it elects to do so, would give you for each share of Big Foot common stock you own either (a) 1.26 shares of Midwest common stock ($15.00 x 1.26 = $18.90) or (b)(i) 1.104 shares of Midwest common stock with a value of $16.56 (1.104 x $15.00 = $16.56) and (ii) cash of $2.34 ($18.90 — $16.56 = $2.34) for an aggregate consideration of $18.90 per share.

      The number of shares of Midwest common stock you will receive in the merger is subject to adjustments for reorganizations, recapitalizations, stock dividends and similar events before the merger is completed. Such adjustments will not alter the value of the exchange ratio. However, because the exchange ratio is fixed, the value of the shares of Midwest common stock will fluctuate from time to time thereby causing the merger consideration to fluctuate.

     No Fractional Shares Will Be Issued (Page      )

      Midwest will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share of Midwest common stock owed to you in exchange for your shares of Big Foot common stock in an amount based on the closing price of Midwest common stock on the closing date of the merger.

     Material Federal Income Tax Consequences Of The Merger (Page      )

      The exchange of shares is expected to be tax-free to you for federal income tax purposes, except for taxes payable on any cash you receive (i) in lieu of fractional shares, and (ii) in the event the average per share closing price for Midwest common stock is less than $17.12, Midwest elects to pay a portion of the merger consideration in cash. The expected material federal income tax consequences are set out in greater detail herein.

      Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

     Reasons For The Merger (Page      )

      The Big Foot Board of Directors believes that in the rapidly changing environment of the banking industry, merging with Midwest is consistent with Big Foot’s long-term goal of enhancing shareholder value. In addition, the Big Foot Board of Directors believes that the customers and communities served by Big Foot will benefit from the merger.

      You can find a more detailed discussion of the background to the Agreement and Plan of Reorganization and Big Foot’s reasons for the merger in this document under “THE MERGER — Background of the Merger” beginning on page      , and “— Recommendation of the Big Foot Board of Directors and Reasons for the Merger” beginning on page      .

     Opinion Of Big Foot’s Financial Advisor (Page      )

      Among other factors considered in deciding to approve the merger, the Big Foot Board of Directors reviewed the written opinion of Hovde, its financial advisor, that, as of July 18, 2002 (the date on which the Big Foot Board of Directors approved the merger and related agreements), and updated through the date of this document, the exchange ratio was fair to the holders of Big Foot common stock from a financial point of view. An updated opinion is included as Annex B to this document. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Hovde in providing its opinion.

     Recommendation To Big Foot Shareholders (Page      )

      The Big Foot Board believes that the merger is in the best interests of Big Foot and its shareholders and unanimously recommends that you vote “FOR” approval of the Agreement and Plan of Reorganization.

     Ownership Of Midwest Following The Merger (Page      )

      Based on the number of shares of Midwest common stock and Big Foot common stock outstanding on the record date, Midwest would issue approximately 1,654,677 shares of its common stock to Big Foot shareholders in the merger. This would constitute approximately 9.3% of the outstanding common stock of Midwest immediately after the merger.

     New Midwest Shares Will Be Eligible For Trading On Nasdaq (Page      )

      The shares of Midwest common stock to be issued in the merger can be traded on the Nasdaq Stock Market.

     Conditions To The Merger (Page      )

      Big Foot and Midwest will complete the merger only if certain conditions are satisfied. Some of these conditions include:

•	approval of the Agreement and Plan of Reorganization by Big Foot’s shareholders;

•	the receipt of certain regulatory approvals and the expiration of any waiting periods;

•	absence of an injunction or regulatory prohibition to completion of the merger;

•	receipt by each party of an opinion that the merger will qualify as a tax-free reorganization;

•	accuracy of the respective representations and warranties of Midwest and Big Foot in the Agreement and Plan of Reorganization, subject to exceptions that would not have a material adverse effect on Midwest or Big Foot; and

•	compliance in all material respects by Midwest and Big Foot with their respective covenants and agreements in the Agreement and Plan of Reorganization.

      Where the law permits, a party to the merger agreement could elect to waive a condition to its obligations to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

     Right To Terminate (Page      )

      The Boards of Directors of Midwest and Big Foot may jointly agree in writing to terminate the Agreement and Plan of Reorganization without completing the merger. In addition, either company can individually terminate the Agreement and Plan of Reorganization prior to the completion of the merger if:

•	the other party materially breaches the Agreement and Plan of Reorganization and has failed to cure the breach;

•	the merger is not completed by March 31, 2003 (or April 30, 2003 under certain circumstances);

•	the parties do not obtain the required regulatory approvals;

•	Big Foot’s shareholders do not approve the Agreement and Plan of Reorganization;

•	Big Foot will have the right, at its option, to terminate the merger if the average per share closing price of Midwest common stock on the Nasdaq Stock Market for the 20 consecutive trading days ending five trading days preceding, but not including, the closing date is less than $17.12. In determining whether to elect to terminate the Agreement and Plan of Reorganization, the Board of Directors of Big Foot will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, whether Midwest is prepared to increase the per share merger consideration, the market for financial institution stocks in general, the relative value of Midwest common stock, and the advice of Big Foot’s financial advisors and legal counsel. If Midwest, after receiving a termination notice from Big Foot, elects to increase the merger consideration to be received for each share of Big Foot common stock to $18.90 per share, the Agreement and Plan of Reorganization will not be terminated. At Midwest’s option, the Big Foot shareholders will be paid in the form of (a) Midwest common stock having a value equal to $18.90 based upon the average per share closing price or (b)(i) Midwest common stock having a value equal to the average per share closing price multiplied by 1.104 and (ii) cash equal to the difference between $18.90 and the average per share closing price multiplied by 1.104; and

•	other conditions to closing the merger have not been satisfied.

     Takeover Proposal and Termination Fee (Page      )

      Big Foot may owe a termination fee to Midwest if the merger is terminated because of Big Foot’s actions regarding a competing takeover proposal from a third party. The amount of the termination fee is $1,750,000.

     We May Amend the Terms of the Merger and Waive Certain Conditions (Page      )

      Midwest and Big Foot may jointly amend the terms of the Agreement and Plan of Reorganization, and each of us may waive the right to require the other party to adhere to those terms, to the extent legally permissible. However, after you approve the principal terms of the merger, any subsequent amendment or waiver that reduces or changes the amount or form of the consideration that you will receive as a result of the merger cannot be completed without your prior approval. By approving the Agreement and Plan of Reorganization, the Big Foot shareholders will be permitting the Board of Directors of Big Foot to determine, in the exercise of its fiduciary duties, to terminate the Agreement and Plan of Reorganization, or to proceed with the merger, even though the average closing price of Midwest common stock during the above-described 20-day trading period is less than $17.12.

Regulatory Approvals

      In order to complete the merger, Midwest and Big Foot must first obtain the prior written approval of the Federal Reserve Board and the OBRE of the merger of Fairfield Savings Bank, F.S.B., a wholly owned subsidiary of Big Foot, with and into Midwest Bank and Trust Company, a wholly owned subsidiary of Midwest. The applications for the approval of the Federal Reserve Board and the OBRE are currently pending. In addition, the Federal Reserve Bank of Chicago must confirm that prior approval of the Federal Reserve Board of the merger of Big Foot with and into Midwest is not required under the Bank Holding Company Act of 1956. A request for the confirmation has been filed.

Interests Of Big Foot’s Directors and Officers In The Merger That Are Different Than Yours (Page      )

      When considering the Big Foot Board’s recommendation that Big Foot’s shareholders vote to approve the Agreement and Plan of Reorganization, you should be aware that certain Big Foot directors and officers may have interests in the merger that are different from and in addition to their interests as shareholders. These interests exist because of the rights that these directors and officers have to receive severance payments under the terms of their Big Foot benefit and compensation plans and various agreements with Big Foot. Some plans provide for accelerated vesting and the termination of restrictions on shares of restricted stock. These interests also arise from provisions of the Agreement and Plan of Reorganization relating to director and officer indemnification and insurance. In addition, Stephen E. Nelson, a board member of Big Foot, serves as a

Senior Vice President and Partner of Hovde, which will receive a fee in connection with its services as an advisor to Big Foot.

      Big Foot’s Board of Directors knew about and considered these additional interests in approving the Agreement and Plan of Reorganization.

Effect On Big Foot’s Employees (Page      )

      The Agreement and Plan of Reorganization provides that after the consummation of the merger, the benefits to be provided to the employees of Big Foot will be provided by the benefit plans and programs provided to similarly situated employees of Midwest.

      At the effective time of the merger, the Big Foot ESOP will be terminated in accordance with its terms. Prior to the termination, the ESOP Trustee will sell a sufficient number of unallocated shares of Big Foot common stock to repay the then outstanding ESOP loan in full; the ESOP Trustee may sell such shares to Big Foot. The remaining assets of the ESOP will be distributed to the participants and beneficiaries.

      As of the effective time of the merger, the Fairfield Savings Bank Retirement Plan will be terminated, the accrued benefits of participants will become fully vested, and the benefits will be distributed to participants and their beneficiaries.

Dissenters’ Rights (Page      )

      Under the Illinois Business Corporation Act of 1983, or the IBCA, you may have the right to have the “fair value” of your shares of Big Foot common stock paid in cash. You will have the right to seek appraisal of the value of your Big Foot shares and be paid the “fair value” of such shares, if you (1) do not vote in favor of the merger, (2) make written demand on Big Foot prior to the vote on the Agreement and Plan of Reorganization, (3) submit your Big Foot stock certificate to Midwest following the consummation of the merger, and (4) otherwise comply with the provisions governing dissenters’ rights under the IBCA.

      If you dissent from the merger and the conditions outlined above are met, your shares of Big Foot common stock will not be exchanged for shares of Midwest common stock in the merger, and your only right will be to receive the fair value of your shares as determined by mutual agreement between you and Midwest or by appraisal of a court if you are unable to agree. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “FOR” the merger and a waiver of your dissenters’ rights. A vote “AGAINST” the merger does not dispense with the requirements to request an appraisal under the IBCA.

      The appraised value may be more or less than the consideration you would have received under the terms of the Agreement and Plan of Reorganization.

Accounting (Page      )

      The merger will be accounted for as a purchase in accordance with accounting principles generally accepted in the United States of America.

Differences in Your Rights as a Shareholder (Page      )

      As a Big Foot shareholder, your rights are currently governed by Big Foot’s articles of incorporation and bylaws and by the IBCA. If you receive Midwest common stock in exchange for your Big Foot common stock, you will become a Midwest shareholder. Consequently, your rights as a Midwest shareholder will be governed by Midwest’s restated certificate of incorporation and amended and restated bylaws and by the Delaware General Corporation Law. The rights of Midwest shareholders differ from the rights of Big Foot shareholders in certain respects. Please read the section entitled “DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF SHAREHOLDERS” beginning on page                     .

COMPARATIVE PER SHARE DATA

      The following table presents certain historical per share data of Midwest and Big Foot and certain unaudited pro forma per share data that reflects the combination of Midwest and Big Foot using the purchase method of accounting. The fiscal years of Big Foot and Midwest are different. Upon consummation of the merger, the fiscal year end of Midwest will be the fiscal year end of the combined entity. The information for the year ended December 31, 2001 is derived from:

•	Big Foot’s unaudited consolidated financial statements as of and for the twelve months ended December 31, 2001 were prepared by management using the unaudited consolidated financial statements of Big Foot; and

•	Midwest’s audited consolidated financial statements as of and for the twelve months ended December 31, 2001, including the related notes, are incorporated by reference in this proxy statement/ prospectus.

      The information as of and for the six months ended June 30, 2002 is derived from:

•	Midwest’s unaudited consolidated financial statements as of and for the six months ended June 30, 2002, including the related notes, are incorporated by reference in this proxy statement/ prospectus; and

•	Big Foot’s unaudited consolidated financial statements as of and for the six months ended June 30, 2002 were prepared by management using the unaudited consolidated financial statements of Big Foot.

      This data should be read in conjunction with Midwest’s audited and unaudited consolidated financial statements and notes thereto that are incorporated by reference in this proxy statement/ prospectus and Big Foot’s audited financial statements and notes thereto which are included in Big Foot’s Annual Report to Stockholders for the year ending June 30, 2002, which is being mailed to shareholders of Big Foot with this document, and the unaudited pro forma combined consolidated financial information included elsewhere in this proxy statement/ prospectus. The pro forma combined per share data does not necessarily indicate the operating results that would have been achieved had the combination of Midwest and Big Foot actually occurred at the beginning of the periods presented, and does not indicate future results of operations or financial position.

	As of and for the Six Months Ended June 30, 2002

			Pro Forma

			Midwest
			and Big	Big Foot
	Midwest	Big Foot	Foot	Equivalent(1)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income per common share:
Basic	$0.79	$0.39	$0.74	$0.82
Diluted	$0.77	$0.39	$0.73	$0.81
Dividends declared on common stock	$0.20	$0.12	N/A	$0.22
Book value per common share	$6.90	$19.37	$8.05	$8.89

	As of and for the Year Ended December 31, 2001

			Pro Forma

			Midwest	Big Foot
	Midwest	Big Foot	and Big Foot	Equivalent(1)

		(Unaudited)	(Unaudited)	(Unaudited)
Net income per common share:
Basic	$1.11	$0.72	$1.06	$1.17
Diluted	$1.09	$0.72	$1.04	$1.15
Dividends declared on common stock	$0.40	$0.23	N/A	$0.44
Book value per common share	$5.99	$18.64	$7.07	$7.81

(1)	The Big Foot pro forma equivalent per share amounts are computed by multiplying the Midwest and Big Foot pro forma combined amounts by 1.104.

MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Market Price Information

      Midwest common stock is traded on the Nasdaq Stock Market under the symbol “MBHI” and Big Foot common stock is traded on the Nasdaq Stock Market under the symbol “BFFC.” On July 19, 2002, the business day immediately preceding the public announcement of the execution of the Agreement and Plan of Reorganization setting forth the terms of the merger, and on                     , 2002, the most recent practicable date prior to the printing of this document, the market prices of Midwest common stock and Big Foot common stock and the equivalent price per share of Big Foot common stock giving effect to the merger were as follows:

	Closing Sales Price

					Equivalent Price Per
					Share of Big Foot
	Midwest		Big Foot		Common Stock

Price per share:
July 19, 2002		$19.27		$16.95	$21.27
, 2002	$		$		$

      The “Equivalent Price Per Share of Big Foot Common Stock” at each specified date in the above table represents the closing sales price of a share of Midwest common stock on that date multiplied by the exchange ratio of 1.104, which is the number of shares of Midwest common stock that a Big Foot shareholder would receive for each share of Big Foot common stock owned. Shareholders should obtain current market quotations for shares of Midwest common stock and Big Foot common stock prior to making any decisions with respect to the merger.

      By voting to approve the Agreement and Plan of Reorganization, you will be choosing to invest in the combined company’s common stock because you will receive Midwest common stock in exchange for your shares of Big Foot common stock. An investment in the combined company’s common stock contains a high degree of risk. In addition to the other information included in this proxy statement/ prospectus, including the matters addressed in “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page      , you should carefully consider the matters described above in “RISK FACTORS” beginning on page      determining whether to approve the Agreement and Plan of Reorganization.

      The market price of Midwest common stock will probably fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of Midwest common stock is subject to fluctuation, the value of the shares of Midwest common stock that you may receive in the merger may increase or decrease prior to and after the merger.

Historical Market Prices and Dividend Information

     Midwest

      The following table sets forth, for the calendar quarters indicated, the high and low closing market prices per share of Midwest common stock as reported on the Nasdaq Stock Market, and the dividends per share of Midwest common stock, adjusted to reflect previous stock splits:

					Dividends
Quarter Ended	High		Low		Declared

2000:
First quarter		$10.13		$8.67	$0.083
Second quarter		$10.00		$8.75	$0.083
Third quarter		$9.83		$8.67	$0.083
Fourth quarter		$10.33		$9.33	$0.10

2001:
First quarter		$12.00		$10.00	$0.10
Second quarter		$14.67		$10.33	$0.10
Third quarter		$14.25		$12.34	$0.10
Fourth quarter		$14.37		$12.58	$0.10

2002:
First quarter		$15.33		$13.30	$0.10
Second quarter		$20.67		$14.73	$0.10
Third quarter (through , 2002)	$		$

The timing and amount of future dividends on shares of Midwest common stock will depend upon earnings, cash requirements, the financial condition of Midwest and its subsidiaries, applicable government regulations and other factors deemed relevant by the Midwest Board of Directors.

     Big Foot

      The following table sets forth, for the calendar quarters indicated, the high and low closing market prices per share of Big Foot common stock as reported on the Nasdaq Stock Market, and the dividends per share of Big Foot common stock.

					Dividends
Quarter Ended	High		Low		Declared

2000:
First quarter		$13.00		$10.25	0.05
Second quarter		$11.44		$10.50	0.05
Third quarter		$12.56		$10.13	0.05
Fourth quarter		$12.56		$11.75	0.05

2001:
First quarter		$14.50		$12.00	0.05
Second quarter		$16.00		$14.15	0.06
Third quarter		$15.73		$12.90	0.06
Fourth quarter		$16.95		$13.74	0.06

2002:
First quarter		$17.60		$15.25	0.06
Second quarter		$18.02		$15.80	0.06
Third quarter (through , 2002)	$		$

SELECTED FINANCIAL DATA

      Midwest and Big Foot are providing the following information to aid you in your analysis of the financial aspects of the merger. The following charts show financial results actually achieved by Midwest and Big Foot. When you read this information, you should also read the information under the Section “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” beginning on page      .

Midwest

      Midwest derived the following information as of and for the years ended December 31, 1997 through December 31, 2001 from its historical audited consolidated financial statements for these fiscal years. Midwest derived the financial information for the six months ended June 30, 2001 and June 30, 2002 from its unaudited condensed consolidated financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. The audited and unaudited consolidated financial information contained herein is the same historical information that Midwest has presented in its prior filings with the SEC. The operating results for the six months ended June 30, 2002 are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2002.

      Midwest expects that it will incur merger and restructuring expenses as a result of the acquisition of Big Foot. Midwest and Big Foot both anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The information presented below does not reflect these financial expenses or benefits and, accordingly, does not attempt to predict or suggest future results. This information is only a summary, and you should read it in conjunction with Midwest’s consolidated financial statements and notes thereto contained in Midwest’s 2001 Annual Report on Form 10-K, and its Quarterly Report on Form 10-Q for the quarter ending June 30, 2002, which are incorporated by reference into this document. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page      .

	At or for the six months
	ended June 30,		At or for the years ended December 31,

	2002	2001	2001	2000	1999	1998	1997

Consolidated Statements of Earnings Data (in thousands):
Total interest income	$56,986	$56,950	$113,132	$109,792	$84,146	$74,827	$67,326
Total interest expense	26,655	34,327	65,665	64,032	44,262	41,014	35,311
Net interest income	30,331	22,713	47,467	45,760	39,884	33,813	32,015
Provision for loan losses	1,477	1,204	2,220	1,850	2,203	1,326	2,454
Other income	6,883	5,944	12,802	7,695	6,734	6,787	5,563
Other expenses	16,662	15,184	31,463	29,360	25,774	22,895	21,076
Income before income taxes	19,075	12,269	26,586	22,245	18,641	16,379	14,048
Provision for income taxes	6,374	4,171	8,704	7,632	6,750	5,974	5,537
Net Income	$12,701	$8,098	$17,882	$14,613	$11,891	$10,405	$8,511
Per Share Data:
Earnings per share (basic)	$0.79	$0.50	$1.11	$0.91	$0.72	$0.63	$0.57
Earnings per share (diluted)	0.77	0.50	1.09	0.90	0.71	0.63	0.57
Cash dividends declared	0.20	0.20	0.40	0.35	0.233	0.097	0.37
Book value at end of year	6.90	5.49	5.99	5.13	4.15	4.59	3.53
Tangible book value at end of year	6.72	5.37	5.87	4.99	4.00	4.43	3.37
Selected Financial Ratios
Return on average assets	1.39%	1.08%	1.12%	1.07%	1.04%	1.04%	1.01%
Return on average equity	24.86	18.76	19.50	20.57	16.39	14.60	18.36

	At or for the six months
	ended June 30,				At or for the years ended December 31,

	2002		2001		2001		2000		1999		1998		1997

Dividend payout ratio	25.36%		39.79%		36.02%		38.64%		32.28%		15.72%		6.47%
Average equity to average assets	5.60		5.75		5.75		5.18		6.31		7.11		5.51
Tier I risk-based capital	10.03		10.41		9.93		11.02		11.11		13.47		9.60
Total risk-based capital	10.94		11.35		10.82		11.94		12.20		14.64		10.78
Net interest margin (tax equivalent)	3.61		3.35		3.31		3.65		3.75		3.61		4.11
Loan to deposit ratio	81.33		77.93		82.82		75.95		66.58		60.04		61.45
Net overhead expense to average assets(1)	1.25		1.50		1.40		1.66		1.70		1.72		1.95
Efficiency ratio(1)	44.74		53.49		52.21		53.90		55.84		58.01		57.44
Allowance for loan losses to total loans at the end of period	1.03		1.05		1.01		1.04		1.17		1.26		1.26
Provision for loan losses to total loans	0.14		0.13		0.22		0.22		0.34		0.25		0.50
Net loans charged off to average total loans	0.04		0.02		0.07		0.11		0.21		0.18		0.36
Nonperforming loans to total loans at the end of period(2)	0.53		0.35		0.24		0.26		0.37		0.90		0.66
Nonperforming assets to total assets(3)	0.32		0.21		0.15		0.23		0.40		0.56		0.44
Allowance for loan losses to nonperforming loans	1.96	x	2.97	x	4.28	x	3.82	x	3.19	x	1.39	x	1.91	x
Balance Sheet Data (in thousands):
Total assets	$1,876,585		$1,606,545		$1,810,422		$1,467,770		$1,256,462		$1,071,314		$908,642
Total earning assets	1,764,246		1,515,906		1,711,030		1,371,519		1,184,546		1,014,691		855,675
Year-to-date average assets	1,839,578		1,514,283		1,593,939		1,370,386		1,148,675		1,002,848		841,707
Total Loans	1,086,499		917,689		1,003,386		824,632		646,455		521,880		488,099
Allowance for loan losses	11,210		9,610		10,135		8,593		7,567		6,576		6,143
Total deposits	1,335,917		1,177,560		1,211,520		1,085,786		970,954		869,152		794,362
Borrowings	409,252		322,885		442,150		289,093		196,075		118,449		55,567
Stockholders’ equity	111,513		88,505		96,214		82,576		67,694		77,629		52,960
Tangible stockholders’ equity	108,529		86,522		94,272		80,463		65,320		75,019		50,536

(1)	Excludes net gains on securities transactions.

(2)	Includes total nonaccrual and all other loans 90 days or more past due.

(3)	Includes total nonaccrual, all other loans 90 days or more past due, and other real estate owned.

Big Foot

      Big Foot derived the following information as of and for the years ended June 30, 1998 through June 30, 2002 from its historical audited consolidated financial statements for these fiscal years. The audited consolidated financial information contained herein is the same historical information that Big Foot has presented in its prior filings with the SEC.

      The information as set forth below is only a summary, and you should read it in conjunction with Big Foot’s consolidated financial statements and notes thereto contained in Big Foot’s 2002 Annual Report to Stockholders for the year ending June 30, 2002, which is being mailed to shareholders of Big Foot with this document. The summary financial data with respect to Big Foot’s consolidated balance sheets as of June 30,

2000, 1999 and 1998 and its consolidated statements of income for the years ended June 30, 1999 and 1998 have been derived from Big Foot’s audited consolidated financial statements, which are not presented herein. See also “WHERE YOU CAN FIND MORE INFORMATION” beginning on page      .

	At or for the Years ended June 30,

	2002	2001	2000	1999	1998

Selected Financial Condition Data (in thousands, except per share data):
Total assets	$227,382	$223,644	$215,674	$215,493	$220,604
Loans receivable (net)	173,741	170,188	155,187	138,517	115,472
Allowance for loan losses	300	300	300	300	300
Mortgage-backed securities	22,978	22,408	37,363	54,014	79,764
Savings deposits	132,082	128,207	115,494	123,917	123,835
Borrowed funds	61,000	61,000	66,000	52,000	53,000
Stockholders’ equity	29,233	28,082	28,612	34,722	38,094
Selected Financial Ratios:
Bank Capital ratios:(1)
Tangible	10.66%	10.14%	10.28%	12.78%	12.30%
Core	10.66	10.14	10.28	12.78	12.30
Risk-based	22.83	21.48	22.93	30.49	31.76
Consolidated equity to assets at end of period	12.86	12.56	13.27	16.11	17.27
Non-performing assets as a percent of total assets(2)	—	0.05	0.15	0.09	0.16
Allowance for loan losses as a percent of total loans	0.17	0.18	0.19	0.22	0.26
Allowance for loan losses as a percent of non-performing loans(2)	—	267.86	120.48	155.44	87.72
Selected Operating Data:
Net interest income before provision for loan losses	$6,970	$5,911	$6,212	$6,370	$6,442
Net income	1,027	955	459	818	1,180
Selected Financial Ratios:
Return on average assets	0.45%	0.44%	0.22%	0.38%	0.55%
Return on average stockholders’ equity	2.62	3.29	1.43	2.26	3.12
Noninterest expense to average assets	2.48	2.61	2.77	2.47	2.47
Per Share Data:
Basic earnings per share	$0.73	$0.61	$0.24	$0.37	$0.50
Diluted earnings per share	0.72	0.61	0.24	0.37	0.49
Book value per share	19.37	18.14	16.40	15.29	15.16
Cash dividends per share	0.24	0.21	0.20	—	—
Dividend payout ratio	35.27%	36.77%	83.33%	—	—

(1)	Fairfield Savings Bank, FSB, only.

(2)	There are no non-performing assets as of June 30, 2002.

RECENT DEVELOPMENTS

Repurchase Plan

      On October 4 and December 20, 2001, Midwest announced its plan to repurchase up to 1% of its issued and outstanding common stock (150,000 shares). The repurchase program began on October 4, 2001, and as of                     , 2002, Midwest had repurchased approximately                     shares of its common stock at an aggregate costs of $                    .

Charter Consolidation

      On August 19, 2002, Midwest completed a reorganization of its subsidiaries. Midwest Bank of Hinsdale and Midwest Bank of McHenry County were merged with and into Midwest Bank and Trust Company. In addition, the common stock of First Midwest Data Corp., which provides data processing services to the insured subsidiaries of Midwest, was contributed by Midwest to Midwest Bank and Trust Company. First Midwest Data Corp. was then liquidated, and its assets and liabilities distributed to Midwest Bank and Trust Company.

Sarbanes-Oxley Act of 2002 — Public Company Governance

      On July 30, 2002, President Bush signed the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). This legislation impacts corporate governance of public companies, affecting their officers and directors, their audit committees, their relationships with their accountants and the audit function itself. Certain provisions of the Act became effective on July 30, 2002. Others will become effective as the SEC adopts appropriate rules.

      The Sarbanes-Oxley Act implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation includes:

•	the creation of an independent accounting oversight board to oversee the audit of public companies and auditors who perform such audits;

•	auditor independence provisions which restrict non-audit services that independent accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures, including (i) requiring the chief executive officer and chief financial officer to certify financial statements; (ii) prohibiting trading of securities by officers and directors during periods in which certain employee benefit plans are prohibited from trading; (iii) requiring chief executive officer and chief financial officer to forfeit salary and bonuses, including profits on the sale of company securities, in certain situations; and (iv) protecting whistleblowers and informants;

•	expansion of the power of the audit committee, including the requirements that the audit committee (i) have direct control of the outside auditor, (ii) be able to hire and fire the auditor, and (iii) approve all non-audit services;

•	expanded disclosure requirements, including accelerated reporting of stock transactions by insiders and the prohibition of most loans to directors and executive officers of non-financial institutions;

•	mandatory disclosure by analysts of potential conflicts of interest; and

•	a range of enhanced penalties for fraud and other violations.

RISK FACTORS

      By voting in favor of the merger, you will be choosing to invest in the combined company’s common stock to the extent you receive Midwest common stock in exchange for your shares of Big Foot common stock. An investment in the combined company’s common stock contains a high degree of risk. In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” (beginning on page      ), you should carefully consider the matters described below in determining whether to approve the Agreement and Plan of Reorganization.

Risks Relating to the Merger

The exchange ratio is fixed and will not be adjusted to reflect any changes in stock value prior to the effective time of the merger unless certain conditions are met.

      The precise value of the merger consideration to be paid to Big Foot’s shareholders will not be known at the time of the annual meeting. The Agreement and Plan of Reorganization provides that 1.104 shares of Midwest common stock will be issued in the merger in exchange for each share of Big Foot common stock. Except as provided in the next paragraph, the exchange ratio is fixed and will not be adjusted to reflect any changes in the value of either Big Foot or Midwest common stock between the date of the Agreement and Plan of Reorganization and the effective time of the merger. The value of Midwest common stock, however, will fluctuate prior to the effective time of the merger and may be higher or lower than on the date of the Agreement and Plan of Reorganization or the date of the annual meeting.

      Big Foot will have the right, at its option, to terminate the merger if the average per share closing price of Midwest common stock on the Nasdaq Stock Market for the 20 consecutive trading days ending five trading days preceding, but not including, the closing date is less than $17.12. In determining whether to elect to terminate the Agreement and Plan of Reorganization, the Board of Directors of Big Foot will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, whether Midwest is prepared to increase the per share merger consideration, the market for financial institution stocks in general, the relative value of Midwest common stock, and the advice of Big Foot’s financial advisors and legal counsel.

      If Midwest, after receiving a termination notice from Big Foot, elects to increase the merger consideration to be received for each share of Big Foot common stock to $18.90 per share, the Agreement and Plan of Reorganization will not be terminated. At Midwest’s option, the Big Foot shareholders will be paid in the form of (a) Midwest common stock having a value equal to $18.90 based upon the average per share closing price or (b) (i) Midwest common stock having a value equal to the average per share closing price multiplied by 1.104 and (ii) cash equal to the difference between $18.90 and the average per share closing price multiplied by 1.104.

      For example, if the average per share closing price of Midwest common stock during the 20 day trading period described above is $15.00, Midwest, if it elects to do so, would give you for each share of Big Foot common stock either (a) 1.26 shares of Midwest common stock ($15.00 × 1.26 = $18.90) or (b) (i) 1.104 shares of Midwest common stock with a value of $16.56 (1.104 × $15.00 = $16.56) and (ii) cash of $2.34 ($18.90 - $16.56 = $2.34), for an aggregate consideration of $18.90 per share.

Certain directors and executive officers of Big Foot will receive benefits in the merger in addition to the merger consideration received by all other Big Foot shareholders.

      Certain officers and directors of Big Foot will receive certain severance payments in connection with the merger. See “the Merger — Interests of Certain Persons in the Merger and Effect of the Merger on Employee Benefit Plans” beginning on page   . Accordingly, Big Foot’s directors and certain executive officers may have interests in the merger that are different from, or in addition to, yours.

The value of Big Foot common stock may vary in the future.

      If the merger is not completed, the value of Big Foot common stock could increase or decrease in the future. This value may be either higher or lower than the merger consideration being offered by Midwest in the merger.

Risks Related to Midwest Following Completion of the Merger

References to “we”, “us” and “our” in this subsection mean Midwest after the consummation of the merger with Big Foot.

We face strong competition from financial service companies and other companies that offer banking services, which can hurt our business.

      Our ability to maintain the history of strong financial performance and return on investment to shareholders will depend, in part, on our ability to expand the scope of available financial services as needed to meet the needs and demands of our customers. After the merger we will continue to conduct our banking operations exclusively in the greater Chicago area and Western Illinois. Increased competition in our market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors.

      Many competitors offer the banking services that we offer in our service area. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial companies, including without limitation, savings and loans, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers.

      Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. We also face competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in our market areas. If we are unable to attract and retain banking customers, we may be unable to continue our loan growth and level of deposits, and our results of operations and financial condition may otherwise be adversely affected.

We are subject to extensive regulation, which could adversely affect our business.

      Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. We believe that we are in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact our operations. There can be no assurance that these proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance much more difficult or expensive, restrict our ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us or otherwise adversely affect our business or prospects. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Midwest, these changes could be materially adverse to Midwest’s shareholders.

Our business is subject to interest rate risk, and variations in interest rates may negatively affect our financial performance.

      Changes in the interest rate environment may reduce our profits. It is expected that we will continue to realize income from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. We cannot assure you that we can minimize our interest rate risk. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume and overall profitability.

      Interest rates are highly sensitive to many factors which are beyond our control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect us.

If Midwest is unable to successfully integrate its business with Big Foot, Midwest’s business and earnings may be negatively affected.

      Successful integration of Big Foot will depend primarily on Midwest’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. We cannot assure you that we will be able to integrate Big Foot’s operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of our ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Estimated cost savings are projected to come from various areas that we identified through our due diligence and integration planning process. If we have difficulties with any of these integrations, we might not achieve the economic benefits expected from the acquisition of Big Foot and this would likely hurt our business and its earnings. In addition, we may experience greater than expected costs or difficulties relating to the integration of Big Foot, and/or may not realize expected cost savings from this acquisition within the expected time frame.

Shares eligible for future issuance could have a dilutive effect and future acquisitions could make Midwest become more susceptible to economic events.

      Midwest’s restated certificate of incorporation authorizes it to issue 24,000,000 shares of common stock and 1,000,000 shares of preferred stock. No shares of preferred stock are issued and outstanding. Currently, Midwest has 16,157,434 shares of common stock issued and outstanding, with 1,654,677 additional shares currently contemplated to be issued in the merger. Midwest also has 1,725,000 shares reserved under various stock option plans covering its directors, officers and employees at exercise prices ranging between $5.42 and $14.90. This leaves approximately 4,462,899 shares that we can issue in the future. Consequently, any shares of common stock that Midwest issues after the merger with Big Foot will dilute your proportional ownership interest in Midwest, unless you participate in the future offerings.

      We intend to seek acquisitions of other financial institutions where we believe that these acquisitions will enhance shareholder value or satisfy other strategic objectives. Midwest may make future acquisitions, if any, by issuing additional shares of its common stock or other securities convertible into or exercisable for its common stock. As of the date of this proxy statement/prospectus, Midwest has not entered into any agreements to acquire other banks, bank holding companies, other types of financial institutions or any other entities.

      Future business acquisitions could be material to Midwest. Midwest may issue shares of its common stock and may also use substantial cash or other liquid assets or incur debt. In those events, Midwest could become more susceptible to economic downturns and competitive pressures.

Changes in economic conditions, in particular an economic slowdown in metropolitan Chicago, could hurt our business materially.

      Our business is directly affected by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. A deterioration in economic conditions, in particular an economic slowdown in the greater Chicago area, could result in the following consequences, any of which could hurt our business materially:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline;

•	low cost or non-interest bearing deposits may decrease; and

•	collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans.

Credit losses are inherent in our business and our allowance for loan losses may not be adequate to cover actual loan losses.

      Credit losses are inherent in the lending business and could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of loans in our loan portfolio and, like all financial institutions, we maintain an allowance for loan losses to provide for probable incurred losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, beyond our control. Such losses may exceed current estimates. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our losses, thereby having an adverse effect on our operating results, and may cause us to increase the allowance in the future. Additions to our allowance for loan losses would decrease our net income.

      Our allowance for loan losses is based on identified problem loans and prior experience, as well as an evaluation of the risks in the current portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. While we believe that our allowance for loan losses is adequate to cover current losses, we cannot assure you that we will not further increase the allowance for loan losses or that regulators will not require us to increase this allowance. Either of these occurrences could materially adversely affect our earnings.

Commercial real estate loans and commercial loans represent a significant portion of our loan portfolio, and repayment of these loans may be dependent on factors outside our control or the control of our borrower.

      As of June 30, 2002, commercial real estate loans totaled $685.5 million, or 63.1%, of Midwest’s total loan portfolio. Commercial real estate lending typically involves higher loan principal amounts and the repayment of the loans generally is dependent, in large part, on sufficient income and cash flow from the properties securing the loans to cover operating expenses and debt service. Economic events or governmental regulations outside of the control of the borrower or lender could negatively impact the future cash flow and market values of the affected properties.

      Commercial loans were $228.1 million, or 21% of Midwest’s total loan portfolio, as of June 30, 2002. Our commercial loans are primarily made based on the identified cash flow of the borrower and, to a lesser extent, based on the underlying collateral provided by the borrower. Most often, this collateral is accounts receivable, inventory, and machinery. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. Virtually all loans in this category also include the personal guaranty of the borrower or principal owner. Credit support provided by the borrower for most of these loans and the probability of repayment depends on the liquidation of the pledged collateral and enforcement of a personal guarantee, if necessary. The collateral securing these loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

     We may experience difficulties in managing our growth.

      We have achieved significant growth during the past five years and our strategy contemplates further growth and expansion. Although successfully managed in the past, our growth strategy involves a variety of risks, including our ability to:

•	to attract the management talent needed to maintain adequate depth of management throughout our organization as we continue to grow in the future;

•	maintain adequate sources of funding at attractive pricing;

•	maintain adequate underwriting practices and policies, as well as monitoring systems, to maintain credit quality and manage a growing loan portfolio in the future; and

•	implement appropriate policies, procedures and operating systems necessary to support a larger organization while preserving our historically low net overhead ratios.

      Failure to address these issues successfully as we grow could adversely affect our results of operations and financial condition.

     There is no assurance that we will continue to expand.

      In addition to developing additional business in our existing markets, we may expand our markets by establishing additional branches. If we expand in this manner, our banks are likely to have higher operating expenses relative to operating income, which may limit increases in short-term profitability. Our ability to achieve profitable growth by establishing branch offices is dependent on our identifying advantageous office locations and generating sufficient levels of deposits and loans from those locations to become profitable within a reasonable time period, typically 12 to 18 months. Though a successful strategy in the past, we cannot assure investors that we will be able to establish additional banks or branches on a profitable basis in the future.

     Midwest has a continuing need to adapt to technological changes

      The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. The effective use of technology allows a bank to:

•	better serve its customers;

•	increase operating efficiencies through reduced operating costs;

•	provide a wider range of products and services to its customers; and

•	attract new customers.

      Future success of Midwest partially depends upon its ability to successfully use technology in providing products and services that will satisfy customers’ demands for convenience, as well as to create additional operating efficiencies. Larger competitors already have existing technological infrastructures and substantially greater resources to invest in technological improvements. Midwest cannot assure you that it will be able to effectively implement new technology-driven products and services as they develop, or be successful in marketing those products and services to its customers.

      We are dependent on key personnel, and the loss of one or more of those key personnel may materially and adversely affect our prospects.

      We currently depend heavily on the services of a number of key management personnel. The loss of the services of these key personnel could materially and adversely affect our results of operations and financial condition. Our success will also depend in part on the ability to attract and retain additional qualified management personnel. Competition for such personnel is strong in the banking industry and we may not be successful in attracting or retaining the personnel we require. Uncertainties that may be associated with this management succession, the unexpected loss of services of any of our key management personnel, or an inability to recruit and retain qualified personnel in the future, could have an adverse effect on our operations and financial results. Currently, we or our subsidiary banks are beneficiaries under $1,000,000 to $2,000,000 individual key-man life insurance policies on seven key members of management.

      We also depend upon the experience of the officers of our subsidiaries, the managers of our banking facilities and on their relationships with the communities they serve. We may not be able to retain our current key personnel or attract additional qualified key persons as needed.

      Our ability to pay dividends is restricted by law and contractual arrangements and depends on capital distributions from the banks which are subject to regulatory limits.

      Our ability to pay dividends to our shareholders is subject to the restrictions set forth in Delaware law. We cannot assure you that we will meet the criteria specified under Delaware law in the future, in which case we may reduce or stop paying dividends on our common stock. In addition, our ability to pay dividends to our shareholders is subject to limitations imposed by the terms of our outstanding junior subordinated debentures. The primary source of our income from which we pay dividends is the receipt of dividends from our banks. The availability of dividends from the banks is limited by various statutes and regulations. It is possible, depending upon the financial condition of the bank in question, and other factors, that the Federal Reserve Board, OBRE, and/or the FDIC could assert that payment of dividends or other payments is an unsafe or unsound practice. In the event our subsidiaries were unable to pay dividends to us, we in turn would likely have to reduce or stop paying dividends on our common stock. Our failure to pay dividends on our common stock could have a material adverse effect on the market price of our common stock. See “DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF SHAREHOLDERS — Dividends” beginning on page      for additional information on the restrictions imposed by Delaware law, the limitations imposed by our junior subordinated debentures and the regulatory restrictions to which we and our banks are subject.

Only a limited market exists for Midwest common stock, which could lead to price volatility.

      Our common stock was designated for quotation on the Nasdaq Stock Market on February 24, 1998 and trading volumes since that time have been modest. We cannot assure you that an active trading market for our common stock will develop. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of our common stock. In addition, even if a more active market in our common stock develops, we cannot assure you that such a market will continue or that shareholders will be able to sell their shares at or above the price at which they obtained them.

Concentrated ownership of our common stock creates a risk of sudden changes in our share price.

      As of June 30, 2002, directors and members of our executive management team beneficially owned or controlled approximately 43% of our common stock. Investors who acquire our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The sale by any of our large shareholders of a significant portion of that shareholder’s holdings could have a material adverse effect on the market price of our common stock. In addition, the registration of shares of our common stock in the Big Foot acquisition will have the immediate effect of increasing the public float of our common stock. Such increase may cause the market price of our common stock to decline or fluctuate significantly.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement/ prospectus contains and incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, about the financial condition, results of operations and business of Midwest and Big Foot. These statements may include statements regarding projected performance of Midwest for the period following the completion of the merger. You can find many of these statements by looking for words such as “believes”, “expects”, “anticipates”, “estimates”, “intends”, “will”, “plans” or similar words or expressions. These forward-looking statements involve substantial risks and uncertainties. The sections of this document which contains certain forward-looking statements, include but are not limited to “QUESTIONS AND ANSWERS ABOUT THE MERGER”; “SUMMARY”; “RISK FACTORS”; “DESCRIPTION OF THE MERGER”; and “UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION”. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to those identified under “RISK FACTORS” above as well as the following:

•	combining the businesses of Midwest and Big Foot may cost more than we expect;

•	unexpected delays or difficulties in obtaining regulatory approvals for the merger;

•	increases in competitive pressure among financial institutions;

•	general economic conditions, either nationally or locally in areas in which Big Foot and Midwest conduct their operations, or conditions in securities markets may be less favorable than Midwest currently anticipates;

•	expected cost savings from the merger may not be fully realized or realized within the expected time frame;

•	inflation or deflation;

•	legislation or regulatory changes may adversely affect the ability of the combined company to conduct, or the accounting for, business combinations and new operations;

•	integrating the business of Big Foot may be more difficult than Midwest expects;

•	Midwest’s revenues after the merger may be lower than it expects;

•	Midwest may lose more business or customers after the merger than it expects, or Midwest’s operating costs may be higher than it expects;

•	changes in the interest rate environment may reduce interest margins;

•	legislation or regulatory changes may adversely affect our ability to conduct our business; or

•	the effects of terrorist attacks in the U.S. or abroad or other events affecting world peace or international commerce.

      Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Big Foot shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/ prospectus.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Midwest following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of Midwest or Big Foot to control or predict. For those statements, Midwest and Big Foot claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

      All subsequent written and oral forward-looking statements attributable to Midwest or Big Foot or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Midwest nor Big Foot undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE ANNUAL MEETING

      This document and the accompanying proxy card are being furnished to you in connection with the solicitation by the Board of Directors of Big Foot of proxies to be used at the Big Foot annual meeting of shareholders to be held at 2:00 p.m., local time, on November      , 2002, at the Crowne Plaza Chicago North Shore, located at 510 East Route 83, Mundelein, Illinois 60060, and at any adjournments thereof. This document, the enclosed notice of Big Foot’s annual meeting and proxy card are first being sent to you on or about                     , 2002.

Purposes of the Meeting

      The purpose of the annual meeting of Big Foot’s shareholders is to:

•	consider and vote upon the proposal to approve the Agreement and Plan of Reorganization relating to the merger of Big Foot with and into Midwest (see “THE MERGER — Structure of the Merger” beginning on page );

•	the election of Stephen E. Nelson and Timothy L. McCue to serve as directors of Big Foot (see “ELECTION OF DIRECTORS” beginning on page );

•	the ratification of the appointment of KPMG LLP as independent accountants for Big Foot (see “RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS” beginning on page ); and

•	such other matters as are properly brought before the Big Foot annual meeting, including a proposal to adjourn the Big Foot annual meeting to permit further solicitation of proxies by the Big Foot Board of Directors in the event that there are insufficient votes to approve the Agreement and Plan of Reorganization at the time of the Big Foot annual meeting.

      As of the date of this document, the Big Foot Board of Directors knows of no business that will be presented for consideration at the Big Foot annual meeting, other than matters described in this document.

Record Date; Voting And Revocability Of Proxies

      The Big Foot Board of Directors has fixed the close of business on                     , 2002 as the record date for shareholders entitled to notice of and to vote at the Big Foot annual meeting. Only holders of record of Big Foot common stock on that record date are entitled to notice of and to vote at the Big Foot annual meeting. Each share of Big Foot common stock you own entitles you to one vote. On the record date,                     shares of Big Foot common stock were outstanding and entitled to vote at the annual meeting, held by approximately                     shareholders of record.

      Under the ESOP, each participant is entitled to direct the trustee with respect to voting of the shares of Big Foot common stock allocated to such participant’s account in the ESOP. First Bankers Trust Company, N.A., serves as the corporate trustee for the ESOP, or the ESOP Trustee. Subject to its duties under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, the ESOP Trustee will vote all allocated shares held in the ESOP in accordance with the directions received. As of the record date, 101,042 of the 191,501 shares of Big Foot common stock in the ESOP had been allocated to participating employees, including 38,830 shares which have been allocated to accounts of current executive officers and former executive officers who continue to serve as directors. Under the ESOP, unallocated shares held in the suspense account and allocated shares for which no voting directions are received will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the voting directions received from participants regarding the allocated stock, subject to the provisions of ERISA.

      Under the Fairfield Savings Bank Profit Sharing and Savings Plan, each participant having an account under the plan that includes shares of Big Foot common stock may direct the trustee with respect to voting such shares. Subject to its duties under ERISA, the trustee will vote such shares in accordance with the directions received. The trustee will not vote such shares for which no voting directions are received from plan participants.

      A separate notice of shareholders meeting, proxy statement, voting direction form and return envelope will be provided to each participant in the ESOP and each participant in the Fairfield Savings Bank Profit Sharing and Savings Plan. Those participants should return the applicable voting direction form or forms directly to the ESOP Trustee in the envelope provided. The ESOP Trustee will maintain as confidential the directions set forth on the direction form and will not disclose such information to Big Foot and its directors and officers.

      If you are a registered shareholder, that is, if you hold your stock in your own name as registered with Big Foot’s stock transfer agent, LaSalle Bank, NA, you may vote at the Big Foot annual meeting using any one of the following methods:

      • You May Vote by Mail. You may properly complete and sign the accompanying proxy card and return it in the enclosed envelope. The enclosed envelope requires no additional postage if mailed in the United States.

      • You May Vote in Person at the Meeting. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. (If your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of Big Foot common stock on                     , the record date for voting at the annual meeting.)

      If you hold shares of Big Foot common stock in “street name,” you must instruct your broker to vote your shares on the proposal to approve the Agreement and Plan of Reorganization, following the directions provided to you by your broker. Your failure to instruct your broker to vote on the proposal to approve the Agreement and Plan of Reorganization will be the equivalent of voting against the proposal. Therefore, you are encouraged to vote.

      Shareholders who execute proxies retain the right to revoke them at any time prior to their exercise. Unless revoked, the shares represented by proxies will be voted at the annual meeting and all adjournments thereof. Proxies may be revoked by:

(1)	written notice to the Secretary of Big Foot Financial Corp., 1190 RFD, Long Grove, Illinois 60047-7304,

(2)	filing a later dated proxy prior to a vote being taken on a particular proposal at the Big Foot annual meeting, or

(3)	attending the annual meeting and voting in person. Your latest dated proxy or vote will be counted.

      Proxies solicited by the Big Foot Board will be voted in accordance with the directions given on the proxy cards. IF YOU SIGN AND RETURN YOUR PROXY CARD BUT DO NOT INDICATE YOUR VOTE ON THE PROXY CARD, YOUR PROXY WILL BE VOTED “FOR” APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION, “FOR” THE ELECTION OF THE DIRECTORS NAMED HEREIN, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

      The proxies confer discretionary authority on the persons named on the proxy cards to vote your common stock with respect to matters incident to the conduct of the annual meeting. If any other business is presented at the annual meeting, proxies will be voted in accordance with the discretion of the proxy holders.

Vote Required; Quorum

      The affirmative vote of the holders of at least two-thirds of the Big Foot common stock outstanding is required to approve the Agreement and Plan of Reorganization. The election of Big Foot’s directors and the ratification of the appointment of KPMG LLP each requires the vote of the holders of a plurality of shares of Big Foot common stock represented at the annual meeting and entitled to vote thereon.

      Because approval of the Agreement and Plan of Reorganization requires the affirmative vote of the holders of two-thirds of the Big Foot common stock outstanding, abstentions and failures to vote will have the same effect as votes against the proposal. If you do not return your proxy card or do not otherwise vote at the annual meeting, it will have the same effect as if you voted “AGAINST” the Agreement and Plan of Reorganization at the annual meeting. Proxies marked as abstentions will have the same effect as a vote against the proposal to adopt the Agreement and Plan of Reorganization at the annual meeting. Under the National Association of Securities Dealers, Inc. conduct rules, your broker may not vote your shares on the Big Foot proposal to approve the Agreement and Plan of Reorganization without instructions from you. Without your voting instructions, a broker non-vote will occur. Broker non-votes have the same effect as votes “AGAINST” the merger.

      A majority of the shares of Big Foot common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the annual meeting in order for quorum to be present for purposes of transacting business. Abstentions and non-broker votes will be counted in determining whether a quorum is present. In the event that a quorum is not present, it is expected that the annual meeting will be adjourned or postponed to solicit proxies. The affirmative vote of the holders of a majority of the shares of Big Foot common stock present and voting on the matter may authorize the adjournment of the annual meeting.

      No proxy that is voted against the proposal to approve the Agreement and Plan of Reorganization will be voted in favor of adjournment to solicit further proxies for such proposal.

Solicitation Of Proxies

      Big Foot will pay all the costs of soliciting proxies, except that Midwest will pay the expenses of printing and mailing this document. Big Foot will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Big Foot common stock. In addition to solicitations by mail, directors, officers and employees of Big Foot may solicit proxies personally or by telephone without additional compensation. Big Foot has entered into an agreement with Morrow & Co., Inc., or Morrow, which will provide certain services in connection with the solicitation of proxies. Morrow will receive a fee estimated not to exceed $                    from Big Foot for these services, plus reimbursement of out of pocket expenses.

      DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. AS SOON AS PRACTICABLE AFTER THE COMPLETION OF THE MERGER, THE EXCHANGE AGENT WILL MAIL TRANSMITTAL FORMS WITH INSTRUCTIONS FOR THE EXCHANGE OF BIG FOOT STOCK CERTIFICATES FOR MIDWEST STOCK CERTIFICATES.

Dissenter’s Rights of Appraisal

      Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state laws to appraisal or dissenters’ rights in connection with the proposed transaction depending on the circumstances. These rights generally confer on shareholders who oppose a merger or the consideration to be received in a merger the right to receive, in lieu of the consideration being offered in the merger, the fair value for their shares as determined in a judicial appraisal proceeding.

     General

      Any shareholder of Big Foot who does not vote in favor of the merger and who gives written notice prior to the vote by the shareholders of Big Foot on the Agreement and Plan of Reorganization may demand dissenters’ appraisal rights pursuant to Sections 11.65 and 11.70 of the Illinois Business Corporation Act of 1983, or the IBCA. Copies of these sections are attached as Annex C hereto.

     Fair Value

      Dissenting shareholders may elect to receive payment in cash in an amount equal to the estimated fair value of their shares, which will be the value of the shares immediately before the consummation of the merger excluding any appreciation or depreciation in anticipation of the merger, unless such exclusion would be inequitable. The following is a summary of the procedural steps which must be taken to ensure that a dissenting shareholder’s appraisal rights are recognized.

     How to Dissent

      A Big Foot shareholder desiring to perfect his or her right to payment for his or her shares must mail or deliver to Big Foot (Attention: Barbara J. Urban, Secretary, Big Foot Financial Corp., 1190 RFD, Long Grove, Illinois 60047-7304), a written demand for payment of his or her shares before the vote on the Agreement and Plan of Reorganization is taken, and such shareholder must not vote in favor of the Agreement and Plan of Reorganization. The delivery of a proxy with instructions to vote the shares represented thereby “AGAINST” approval of the Agreement and Plan of Reorganization will NOT, by itself, satisfy the requirement of a written demand.

     Who May Dissent

      Only a holder of record on the record date is entitled to request dissenters’ appraisal rights and payment for the shares registered in his or her name. A record owner of shares may assert dissenters’ appraisal rights as to fewer than all of the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies Big Foot in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ appraisal rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares held by such holder of record are recorded in the names of different Big Foot shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ appraisal rights as to shares held on such person’s behalf only if the beneficial owner submits to Big Foot the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ appraisal rights.

      A demand must reasonably inform Big Foot of the identity of the holder of record of the Big Foot common stock covered by the demand and that such holder of record demands payment for such shares. The demand should be executed by or for the Big Foot shareholder of record, fully and correctly, as such shareholder’s name appears on the certificate for such shareholder’s Big Foot common stock.

     Effect of Dissent

      A Big Foot shareholder who makes written demand for payment retains all other rights of a shareholder until those rights are cancelled or modified at the effective time by the consummation of the merger.

     Notice from Midwest

      Within ten days after the effective time, Midwest shall send each dissenting Big Foot shareholder who has delivered a written demand for payment, a statement setting forth the opinion of Midwest as to the estimated fair value of the shares of Big Foot common stock, Big Foot’s September 30, 2002 financial statements and Big Foot’s latest available interim financial statements, and a commitment to pay for the shares of the dissenting shareholder the estimated fair value thereof upon transmittal to Midwest of the Big Foot certificate or certificates.

     Disagreement on Price and Court Determination

      Upon consummation of the merger, and given demand for payment by a dissenting shareholder, Midwest shall, upon receipt of the Big Foot stock certificate, pay the amount Midwest estimates to be the fair value of the shares, plus accrued interest, if any. An explanation of how the interest was calculated will be provided by Midwest to the dissenting shareholder at the time that Midwest pays the amount it estimates to be the fair value of the shares.

      If the dissenting Big Foot shareholder does not agree with the opinion of Midwest as to the estimated fair value of the shares, or the amount of interest due, he or she shall, within thirty days from the delivery of

Midwest’s statement of value, notify Midwest in writing of such shareholder’s determination of the estimated fair value and interest due relating to the shares, and demand payment of the difference.

      If within sixty days after delivery of such written notification by a dissenting Big Foot shareholder, Midwest and the dissenting shareholder are unable to agree as to the value of the shares, Midwest shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the Circuit Court of Lake County, Illinois requesting a determination of the fair value of the shares and the interest due. All shareholders who have perfected their dissenters’ appraisal rights and who have not settled with Midwest will be made parties to this proceeding. The cost of the proceedings may be assessed against one or more parties to the proceedings as the court may consider equitable. Failure of Midwest to commence an action shall not limit or affect the right of the dissenting shareholder to otherwise commence an action as permitted by law.

      The foregoing is only a summary of the provisions of the IBCA and is qualified in its entirety by reference to the text of Sections 11.65 and 11.70 of the IBCA which are set forth in Annex C hereto and incorporated by reference herein.

      ANY SHAREHOLDER OF BIG FOOT WHO DESIRES TO EXERCISE HIS OR HER DISSENTERS’ APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW ANNEX C AND CONSULT A LEGAL ADVISOR BEFORE ELECTING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.

THE MERGER

      The following description summarizes all material terms of the Agreement and Plan of Reorganization, which is dated as of July 19, 2002. We urge you to read the Agreement and Plan of Reorganization, a copy of which is attached as Annex A to this document and is incorporated by reference into this document.

Structure of the Merger

      Upon completion of the merger, Big Foot will merge with and into Midwest. Each share of issued and outstanding Big Foot common stock (other than shares with respect to which dissenters’ rights have been perfected and treasury and other shares held by Big Foot and Midwest) will be converted into the right to receive shares of Midwest common stock. Read the section entitled “Merger Consideration”, below and “ANNUAL MEETING — Dissenters’ Rights” beginning on page      for additional information. Following the merger, Midwest will merge Fairfield Savings Bank, F.S.B., or the Bank, the wholly owned subsidiary of Big Foot, into Midwest Bank and Trust Company, one of Midwest’s wholly owned subsidiaries.

Corporate Governance

      After the merger is completed, the directors and officers of Midwest who were in office prior to the effective time of the merger will continue to serve as the directors and officers, respectively, of Midwest for the term for which they were elected, subject to Midwest’s amended and restated bylaws, restated certificate of incorporation, and in accordance with law.

Merger Consideration

      Each share of Big Foot common stock (excluding treasury and other shares held by Midwest or Big Foot, and shares with respect to which dissenters’ rights have been perfected), that is issued and outstanding immediately prior to the effective time of the merger will be canceled and converted, by virtue of the merger and without any further action, into the right to receive 1.104 shares of Midwest common stock.

      Big Foot will have the right, at its option, to terminate the merger if the average per share closing price of Midwest common stock on the Nasdaq Stock Market for the 20 consecutive trading days ending five trading days preceding, but not including, the closing date is less than $17.12. In determining whether to elect to terminate the Agreement and Plan of Reorganization, the Board of Directors of Big Foot will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, whether Midwest is prepared to increase the per share merger consideration, the market for financial institution stocks in general, the relative value of Midwest common stock, and the advice of Big Foot’s financial advisors and legal counsel.

      If Midwest, after receiving a termination notice from Big Foot, elects to increase the merger consideration to be received for each share of Big Foot common stock to $18.90 per share, the Agreement and Plan of Reorganization will not be terminated. At Midwest’s option, the Big Foot shareholders will be paid in the form of (a) Midwest common stock having a value equal to $18.90 based upon the average per share closing price or (b) (i) Midwest common stock having a value equal to the average per share closing price multiplied by 1.104 and (ii) cash equal to the difference between $18.90 and the average per share closing price multiplied by 1.104.

      For example, if the average per share closing price is $15.00 for the 20 day period described above, Midwest, if it elects to do so, would give you for each share of Big Foot common stock either (a) 1.26 shares of Midwest common stock ($15.00 x 1.26 = $18.90) or (b)(i) 1.104 shares of Midwest common stock with a value of $16.56 (1.104 x $15.00 = $16.56) and (ii) cash of $2.34 ($18.90 - $16.56 = $2.34) for an aggregate consideration of $18.90 per share.

      By approving the Agreement and Plan of Reorganization, the Big Foot shareholders would be permitting the Board of Directors of Big Foot to determine, in the exercise of its fiduciary duties, to terminate the Agreement and Plan of Reorganization, or to proceed with the merger, even though the average closing price of Midwest common stock during the above-described 20-day trading period is less than $17.12.

      This exchange ratio is subject to change if, prior to the effective time of the merger, the outstanding shares of Midwest common stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization. In this case, an appropriate and proportionate adjustment shall be made to the exchange ratio.

No Fractional Shares

      Only whole shares of Midwest common stock will be issued in connection with the merger. In lieu of fractional shares, each holder of Big Foot common stock otherwise entitled to a fractional share of Midwest common stock will be paid, without interest, an amount of cash equal to the amount of this fraction multiplied by the closing price of a share of Midwest common stock as of the close of business on the closing date of the merger. No shareholder will be entitled to interest, dividends, voting rights or other rights in respect of any fractional share.

Effective Time of the Merger

      Unless we agree otherwise, the effective time of the merger will occur at least 10 business days after all conditions contained in the Agreement and Plan of Reorganization have been met or waived, including the expiration of all applicable waiting periods; provided, however, the effective time of the merger shall not occur prior to January 1, 2003. Midwest and Big Foot anticipate the effective time of the merger to occur during the first week of January, 2003. Big Foot and Midwest each will have the right, but not the obligation, to terminate the Agreement and Plan of Reorganization if the effective time of the merger does not occur on or before March 31, 2003, (or April 30, 2003 under certain circumstances) provided that the terminating party is not in material breach of any of its representations, warranties, covenants or agreements contained in the Agreement and Plan of Reorganization.

Exchange of Certificates

      At or before the effective time of the merger, Midwest will deposit, or cause to be deposited, with an exchange agent, certificates representing the shares of Midwest common stock, cash in lieu of any fractional shares to be issued pursuant to the merger in exchange for outstanding shares of Big Foot common stock and cash to be used in payment for the cancelled the Big Foot stock options (see “THE MERGER — Interests of

Certain Persons in the Merger”, page      ). The selected entity will act as the exchange agent for the benefit of the holders of certificates of Big Foot common stock.

      After the effective time of the merger, you will cease to have any right as a holder of Big Foot common stock, and your sole rights will pertain to the rights to receive shares of Midwest common stock and cash (i) in lieu of fractional shares, if any, or (ii) in the event the average per share closing price of Midwest common stock is less than $17.12, Midwest elects to pay a portion of the merger consideration in cash into which your shares of Big Foot common stock will have been converted by virtue of the merger.

      Within 3 business days after the effective time of the merger, the exchange agent will send to you a notice and letter of transmittal for use in submitting to the exchange agent, certificates formerly representing shares of Big Foot common stock to be exchanged for certificates representing shares of Midwest common stock (and, to the extent applicable, cash as described above) which you are entitled to receive as a result of the merger. You will also receive instructions for handling share certificates which have been lost, stolen, destroyed or mislaid. You will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Midwest common stock following the effective time of the merger until you have surrendered and exchanged your certificates (or, in the case of lost, stolen, destroyed or mislaid share certificates, such documentation as is reasonably required by Midwest) evidencing ownership of Big Foot common stock. Any dividends payable on Midwest common stock after the effective time of the merger will be paid to the exchange agent and, upon receipt of the certificates (or, in the case of lost, stolen, destroyed or mislaid share certificates, such documentation as is reasonably required by Midwest) representing Big Foot common stock, subject to any applicable escheat or similar laws relating to unclaimed funds, the exchange agent will forward to you (1) certificates representing your shares of Midwest common stock, (2) dividends declared on those shares after the effective time of the merger, without interest, and (3) the cash as described above, without interest. YOU SHOULD NOT SUBMIT SHARE CERTIFICATES FOR BIG FOOT COMMON STOCK UNTIL YOU HAVE RECEIVED WRITTEN INSTRUCTIONS TO DO SO.

      At the effective time of the merger, the stock transfer books of Big Foot will be closed and no transfer of Big Foot common stock will be made on Big Foot’s stock transfer books. If a certificate formerly representing Big Foot common stock is presented to Big Foot or Midwest, it will be forwarded to the exchange agent for cancellation and exchange for a certificate representing shares of Midwest common stock.

Background of the Merger

      One of the primary objectives of the directors of Big Foot is, and has been, to enhance shareholder value, and over the years they have considered various strategies to accomplish this goal. Toward this end, on August 21, 2001, the Board of Directors of Big Foot interviewed Hovde Financial LLC, or Hovde, to solicit advice on the strategic direction of Big Foot. Hovde presented information on various strategic options available to Big Foot, including internal growth, capital management, capital raising, acquisitions of bank and non-bank financial services companies, mergers-of-equals and a sale to a third party. After hearing the presentations, the Board of Directors of Big Foot authorized Timothy L. McCue, a director and the President and Chief Executive Officer, together with Michael Cahill, Senior Vice President and Chief Financial Officer, to work with representatives of Hovde to explore various means of increasing shareholder value.

      Hovde, Mr. McCue and Mr. Cahill, together with the Big Foot Board, deliberated the merits and/or viability of growth versus profitability for Big Foot, de novo branching, the merits of capital retention vs. increasing the cash dividend on common stock and a number of strategic alternatives including potential acquisitions, mergers-of-equals, and sale transactions. In light of the consolidation that was then occurring within the U.S. banking industry, the opportunity for shareholders of Big Foot to receive an immediate premium, the availability of access to additional products and services for Big Foot customers and the emergence of significant interest by out-of-state participants as potential purchasers in the Chicago-area banking market, Big Foot decided to actively explore whether a transaction with a third-party might be the best way to maximize shareholder value. Consistent with this strategy, in late August, 2001, Hovde, at the direction of the Big Foot Board of Directors, actively began exploring a range of potential transactions with a number of financial institutions of various sizes and structures, including Midwest. Midwest indicated it was not interested in pursuing a transaction at that time. Accordingly, no substantive discussions were held with Midwest. Big Foot received preliminary indications of interest from eight financial institutions, or the holding company for a financial institution. Big Foot decided to permit two savings and loan holding companies, which submitted the two highest offers, to perform due diligence. The remaining six offers were deemed inadequate. Following due diligence, savings and loan holding company A proposed a 100% stock acquisition of Big Foot for a nominal value less than $20 per share, while savings and loan holding company B proposed a cash/stock mixture in excess of $20 per share. The Board of Directors of Big Foot elected not to pursue a transaction with savings and loan holding company A due to the low nominal value of its offer and elected not to pursue a transaction with savings and loan holding company B due to certain unacceptable contingencies.

      From time to time thereafter and through the spring of 2002, Mr. McCue and/or Hovde had informal discussions with other financial institutions about their receptivity to a possible merger of equals, as well as a potential sale of Big Foot. These discussions led to serious consideration of a merger-of-equals with bank holding company A, which performed due diligence on Big Foot. Thereafter, the Board of Directors of Big Foot determined the exchange ratio proposed by bank holding company A to be inadequate.

      On April 17, 2002, representatives of Hovde met with representatives of Midwest to determine whether it was interested in acquiring Big Foot given the significant increase in Midwest’s stock price since February, 2002. Midwest indicated an interest in pursuing a possible transaction with Big Foot, and Hovde then provided Midwest with updated financial information on Big Foot.

      After receiving a positive response, Hovde contacted Mr. McCue regarding Big Foot’s interest in opening discussions with Midwest. An initial meeting was held on April 22, 2002 between Mr. McCue, Brad Luecke, President and Chief Executive Officer of Midwest, and representatives of Hovde. The parties agreed to continue to explore a possible transaction.

      Subsequently, Midwest submitted a preliminary due diligence request list. Preliminary due diligence by Midwest was completed and follow-up meetings occurred between representatives of Big Foot, Midwest, and Hovde during May and June, 2002. By letter dated May 20, 2002, Midwest submitted to the Board of Directors of Big Foot a non-binding written expression of interest for the acquisition of Big Foot. Mr. McCue and Hovde, with the concurrence and guidance of the Big Foot Board of Directors, continued to negotiate business terms of the potential transaction and continued the business due diligence process.

      On May 31, 2002, Midwest submitted a non-binding letter of intent to the Board of Directors of Big Foot which proposed the acquisition of Big Foot by Midwest for (i) a fixed exchange ratio of 0.736 (based upon Midwest’s stock price prior to the 3 for 2 stock split by Midwest on July 12, 2002); or (ii) a $20.50 per share price for each share of Big Foot common stock, with floating exchange ratio collars of 10% for either an increase or decrease in the stock price of Midwest. On June 18, 2002, Brad Luecke, Daniel Kadolph, Edward Sibbald and E.V. Silveri, officers or directors of Midwest, made a presentation to the Big Foot Board of Directors. Following the presentation by Midwest, Big Foot convened a board meeting in which Hovde presented a summary of its analysis of Midwest’s market, operations, profitability and recent stock performance and other factors, based on publicly available information. In addition, Vedder Price, counsel to Big Foot, made a presentation to the Big Foot Board of Directors regarding the fiduciary duties of the directors of Big Foot. The Board of Directors agreed to proceed with a potential transaction involving Midwest; however, the Board did not select between the two pricing options, set forth above, regarding the method of determining the consideration to be paid by Midwest. On June 21, 2002, Big Foot submitted a preliminary due diligence request list to Midwest. Big Foot, along with its professional advisors, Vedder Price, Hovde and KPMG LLP, performed certain due diligence procedures at Midwest’s offices starting on July 1, 2002.

      On July 3, 2002, counsel to Midwest delivered its first draft of the definitive merger agreement to Big Foot’s counsel, and the parties began final due diligence investigations and continued to negotiate terms of the definitive agreement.

      After extensive negotiations, the parties ultimately reached an agreement that fixed the exchange ratio at 1.104 shares of Midwest (reflecting the 3 for 2 stock split by Midwest on July 12, 2002) for each share of Big Foot common stock; provided, that if the average trading price of Midwest’s common stock is less than $17.12 over a 20 day trading period prior to the closing, Big Foot may terminate the Agreement and Plan of Reorganization unless Midwest ensures that Big Foot shareholders receive a combination of Midwest common stock and cash equaling $18.90.

      After the June 18, 2002 meeting with Midwest’s representatives, the Big Foot Board held board meetings on June 18 and July 16, 2002 at which the proposed transaction was discussed. At these meetings, counsel to Big Foot reviewed the status and terms of the Agreement and Plan of Reorganization and the progress of the negotiations, and Vedder Price informed and advised Big Foot’s Board of Directors of its legal duties in connection with the merger and other applicable legal issues. Representatives of Hovde also were present at some of these meetings and discussed the amount and structure of the exchange ratio, considerations regarding fairness, general market conditions and the marketability of Big Foot. At a meeting of the Big Foot Board of Directors on July 18, 2002, Hovde presented Big Foot’s Board of Directors with its formal analysis of the fairness of the proposed merger and delivered its written opinion that the exchange ratio was fair, from a financial point of view, to the holders of Big Foot common stock. At the July 18, 2002 meeting, Vedder Price reviewed the terms of the Agreement and Plan of Reorganization and the legal duties of the Board of Directors of Big Foot. Following these reports and presentations and extensive discussions and deliberations by the directors, the Big Foot Board of Directors unanimously approved the merger and the Agreement and Plan of Reorganization, subject to a satisfactory resolution of a limited number of remaining open issues which were later resolved.

      On July 19, 2002, the Agreement and Plan of Reorganization was executed by Midwest and Big Foot. A press release announcing the execution of the Agreement and Plan of Reorganization was issued the morning of July 22, 2002.

Midwest’s Reasons for the Merger

      Midwest’s Board of Directors believes that the merger is in the best interests of Midwest and its shareholders. Midwest’s Board of Directors has approved the Agreement and Plan of Reorganization. In deciding to approve the Agreement and Plan of Reorganization, Midwest’s Board of Directors considered a number of factors, including:

•	the compatibility of the merger with the long-term community banking strategy of Midwest;

•	reduced operating costs through:

•	streamlining the administration of Big Foot;

•	reduced compensation and benefits costs;

•	reduced external data processing costs;

•	economies of scale in advertising and marketing budgets; and

•	other savings through reduction or elimination of miscellaneous items such as insurance premiums, travel and automobile expenses, and investor relations expenses; and

•	revenue enhancement opportunities, including:

•	addition of complementary branches which expand Midwest’s Chicago footprint;

•	increased ability to offer a wider variety of banking products and services; and

•	greater opportunity and financial flexibility in connection with certain financing, investment and other business and corporate activities than presently enjoyed by Midwest; and

•	a review of:

•	the business, operations, earnings and financial condition, including the capital levels and asset quality, of Big Foot on an historical, prospective, and pro forma bases and in comparison to other financial institutions in the area;

•	the demographic, economic and financial characteristics of the markets in which Big Foot operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective bases; and

•	the results of Midwest’s due diligence review of Big Foot; and

•	the likelihood of regulators approving the merger without undue conditions or delay; and

•	a variety of factors affecting and relating to the overall strategic focus of Midwest.

      While Midwest’s Board of Directors considered these and other factors, the Board of Directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Midwest’s Board of Directors collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considers as appropriate, that the merger is in the best interests of Midwest’s shareholders.

      The terms of the merger were the result of arm’s-length negotiations between representatives of Midwest and representatives of Big Foot. Based upon its consideration of the factors discussed above, the Board of Directors of Midwest approved the Agreement and Plan of Reorganization and the merger as being in the best interests of Midwest and its shareholders.

Recommendation of the Big Foot Board of Directors and Reasons for the Merger

      Big Foot’s board of directors believes that the merger is fair to, and in the best interests of, Big Foot and its shareholders. Accordingly, the board of directors has unanimously approved the Agreement and Plan of Reorganization and unanimously recommends that Big Foot shareholders vote “FOR” approval of the Agreement and Plan of Reorganization.

      In reaching its decision to approve the Agreement and Plan of Reorganization, Big Foot’s Board of Directors consulted with Big Foot management, as well as with its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

•	Its knowledge of Big Foot’s business, operations, competitive position, financial condition, earnings and prospects.

•	The business, operations, financial condition, earnings and prospects of Midwest. In making its determination, the board of directors took into account the results of Big Foot’s due diligence review of Midwest.

•	The consistency of the merger with Big Foot’s long-term goals of achieving superior financial performance and shareholder returns.

•	The fact that, based on the July 17, 2002 closing price of Midwest’s common stock (the last trading day preceding the date on which Big Foot approved the Agreement and Plan of Reorganization), the exchange ratio of 1.104 represented a 39.31% premium over the closing price of Big Foot’s common stock on that date and a 32.33% premium over the average closing price of Big Foot’s common stock for the 30 trading days preceding that date.

•	Its knowledge and analysis of the current environment in the financial services industry and in the Chicago-area market in particular, including continued consolidation, evolving trends in technology and increasing competition.

•	Its view that the combination of Big Foot and Midwest presents manageable execution risk in view of the complementary and contiguous markets and demographics served by our companies, consistent credit risk, operating philosophies, business lines, conservative assumptions regarding synergies and a common operating platform.

•	While realizing that there can be no assurances about future results, its expectation of the financial impact of the merger on Midwest, as the issuer of the stock Big Foot shareholders will receive in the merger, including:

—	the pro forma capital ratios, asset quality and efficiency ratio of the combined company;

—	the expectation that the merger will increase Midwest’s earnings per share beginning at the effective time of the merger;

—	the expectation that the combined company could be expected to realize significant synergies, including $1.2 million in after-tax savings by fiscal year 2003; and

—	the expectation that after-tax merger and integration and other nonrecurring merger related charges of approximately $4.8 million would be taken.

•	The structure of the merger and the terms of the Agreement and Plan of Reorganization.

•	The expectation that the merger will generally be a tax-free transaction to Big Foot and its shareholders, other than in respect of cash paid instead of fractional shares, and the expectation that the combined company will account for the merger as a purchase.

•	The potential impact of the merger on Big Foot’s customers and employees and the communities served by Big Foot. In this regard, the Big Foot Board of Directors noted Midwest’s agreement to continue Big Foot’s community commitments following completion of the merger.

•	The opinion of Hovde Financial, LLC that, as of July 18, 2002, the exchange ratio was fair from a financial point of view to Big Foot stockholders. See “— Opinion of Big Foot’s Financial Advisor.”

•	Its view, after consultation with Hovde, that the willingness of a third party to pay more for Big Foot, was not likely.

•	Its determination that the merger will be in substantial compliance with all applicable laws.

•	The likelihood that the merger will be approved by the appropriate regulatory authorities. See “THE MERGER — Conditions to Closing.”

•	Historical efforts, including discussions and negotiations with other parties as to possible transactions with Big Foot, as well as other possible alternatives to the merger, including the prospects and risks of continuing to operate Big Foot as an independent company.

      This discussion of the information and factors considered by the Big Foot Board of Directors is not intended to be exhaustive but includes all of the material factors it considered. In reaching its determination to approve and recommend the merger, the Big Foot Board of Directors did not assign any relative or specific weights to these factors, except that in the evaluation of the merger consideration, Big Foot’s Board of Directors placed particular emphasis on the fairness opinion of Hovde. Individual directors may have given different weight to different factors.

      THE BOARD OF DIRECTORS OF BIG FOOT UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF BIG FOOT COMMON STOCK VOTE “FOR” APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION.

          Opinion of Big Foot’s Financial Advisor

      Hovde has delivered to the Big Foot Board of Directors its opinion that, based upon and subject to the various considerations set forth in its written opinion dated July 18, 2002, the exchange ratio is fair from a financial point of view to the holders of Big Foot common stock as of such date. In requesting Hovde’s advice and opinion, no limitations were imposed by Big Foot upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion.

      The full text of the opinion of Hovde, dated July 18, 2002, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is included in this document as Annex B. Big Foot shareholders should read this opinion in its entirety. Hovde’s opinion is directed only to the fairness, from a financial point of view, of the exchange ratio, and does not constitute a recommendation to any Big Foot shareholders as to how the shareholder should vote at the Big Foot annual meeting. The summary of the opinion of Hovde set forth in this proxy statement/ prospectus is qualified in its entirety by reference to the full text of the opinion.

      Hovde, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Hovde is familiar with Big Foot, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement and Plan of Reorganization. In the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of Hovde and their affiliates may from time to time effect transactions and hold securities of Big Foot and Midwest. As of the date of its opinion, Hovde-affiliated entities owned 24,750 shares of Midwest common stock and no shares of Big Foot common stock.

      Hovde will receive a fee contingent upon the completion of the merger, for advising Big Foot regarding the merger. As of the date of this document, this fee would have been approximately $                    . Hovde has been paid $85,000 to date for the fairness opinion and financial advisory services.

      The following is a summary of the analyses performed by Hovde in connection with its fairness opinion. Certain of these analyses were presented to the Big Foot Board of Directors by Hovde on July 18, 2002. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde in rendering its opinion or the presentation made by Hovde to the Big Foot Board of Directors, but it does summarize all of the material analyses performed and presented by Hovde.

      The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hovde may have given various analyses more or less weight than other analyses. Accordingly, Hovde believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the Big Foot Board of Directors and its fairness opinion.

      In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Big Foot and Midwest. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde’s analysis of the fairness of the exchange ratio, from a financial point of view, to the Big Foot shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which Big Foot might engage. In addition, as described above, Hovde’s opinion to the Big Foot Board of Directors was one of many factors taken into consideration by the Big Foot Board of Directors in making its determination to approve the merger agreement.

      During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i) reviewed the Agreement and Plan of Reorganization;

(ii) reviewed certain historical publicly available business and financial information concerning Big Foot and Midwest;

(iii) reviewed certain internal financial statements and other financial and operating data concerning Big Foot and Midwest;

(iv) analyzed certain financial projections prepared by the managements of Big Foot and Midwest;

(v) conducted meetings with members of the senior management of Big Foot and Midwest for the purpose of reviewing the future prospects of Big Foot and Midwest, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings and revenue enhancements, or the Synergies, expected to be achieved as a result of the Merger;

(vi) reviewed historical market prices and trading volumes for Big Foot common stock and Midwest common stock;

(vii) reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

(viii) evaluated the pro forma ownership of Midwest common stock by Big Foot’s shareholders relative to the pro forma contribution of Big Foot’s assets, liabilities, equity and earnings to the combined company;

(ix) analyzed the pro forma impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(x) performed such other analyses and considered such other factors as we have deemed appropriate.

      In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Big Foot and Midwest and in the discussions with Big Foot and Midwest management. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of Big Foot and Midwest and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for Big Foot and Midwest are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Big Foot or Midwest. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Big Foot and Midwest and we were not furnished with any evaluations or appraisals.

      Transaction Multiple Analysis. Hovde compared offer value to Big Foot’s book value, tangible book value, trailing twelve months GAAP EPS, 2002 calendar-year estimated GAAP EPS, 2003 calendar-year estimated GAAP EPS, and tangible book value to core deposits premium (based on Big Foot’s unaudited financials as of March 31, 2002). Based on Midwest’s common stock July 17, 2002 closing price of $20.19, and taking into consideration the in-the-money value of Big Foot options resulting in an aggregate offer value of $35,378,814, Hovde observed that the implied transaction multiples to Big Foot were as follows:

Offer value to book value	124.3%
Offer value to tangible book value	124.3%
Offer value to trailing-twelve-months GAAP EPS	31.9	x
Offer value to 2002 calendar-year estimated GAAP EPS	20.5	x
Offer value to 2003 calendar-year estimated GAAP EPS	15.l	x
Premium over tangible book value to core deposits	5.2%

      Implied Offer Value Analysis Based on Midwest Historical Trading Valuation. Hovde reviewed the implied offer value per share for Big Foot common stock based on the price of Midwest common stock at different intervals during the period commencing July 17, 2002, using the 5-day, 10-day, 20-day, 30-day,

45-day and 60-day average closing price of Midwest common stock during such periods. Using such average closing prices, Hovde observed that the implied offer value per share to Big Foot common stock was as follows:

	Midwest	Implied value
	average	per share to
	closing price	Big Foot shareholders

Last trading day	$20.19	$22.29
Last 5 Trading days	$20.24	$22.34
Last 10 Trading days	$20.32	$22.43
Last 20 Trading days	$19.75	$21.80
Last 30 Trading days	$19.22	$21.22
Last 45 Trading days	$19.10	$21.09
Last 60 Trading days	$19.05	$21.03

      Premium to Market Analysis Based on Big Foot Historical Trading Valuation. Hovde reviewed the merger consideration premium to Big Foot’s common stock price at different intervals during the period commencing July 17, 2002, using the 5-day, 10-day, 20-day, 30-day, 45-day and 60-day average closing price of Big Foot common stock during such periods. Using such average closing prices, Hovde observed that the premium to Big Foot common stock was as follows:

		Premium
	Big Foot	to average
	closing price	trading price

Last trading day	$16.00	39.31%
Last 5 Trading days	$16.22	37.42%
Last 10 Trading days	$16.54	34.78%
Last 20 Trading days	$16.48	35.23%
Last 30 Trading days	$16.84	32.33%
Last 45 Trading days	$17.07	30.61%
Last 60 Trading days	$16.91	31.83%

      Contribution Analysis. Hovde prepared a contribution analysis showing percentages of assets, loans, deposits, equity and tangible equity at March 31, 2002, and actual trailing twelve months and estimated calendar-year 2002 net income on GAAP basis and cash basis that would be contributed to the combined company on a pro-forma basis by Midwest and Big Foot. These contribution percentages were compared to the approximately 9.20% of the pro forma common shares outstanding that holders of Big Foot common stock would own.

	Midwest	Big Foot
Balance Sheet	Contribution	Contribution

Assets	89.38%	10.62%
Net Loans	85.37	14.63
Deposits	90.74	9.26
Common Equity	77.87	22.13
Tangible Common Equity	77.06	22.94

Income Statement
LTM Actual Net Income — GAAP	94.83	5.17
LTM Actual Net Income — Cash	94.93	5.07
2002 Calendar-year Estimated Net Income — GAAP	92.70	7.30
2002 Calendar-year Estimated Net Income — Cash	92.79	7.21

      Discounted Cash Flow Analysis. Hovde estimated the discounted present value of the Big Foot common stock by using estimated 2002-2006 aggregate cash earnings of $1.7 million, $2.3 million,

$2.4 million, $2.6 million and $2.8 million, respectively, and 2002-2006 dividends per share of $0.24, $0.26, $0.28, $0.30, and $0.32, respectively. In arriving at the terminal value of Big Foot’s earnings stream at the end of 2006, Hovde assumed a terminal value multiple at a range of 13.0, 14.0, 15.0, 16.0 and 17.0. The terminal value was then discounted, along with annual dividends for 2002-2006, using a range of discount rates of 10.0%, 11.0%, 12.0%, 13.0% and 14.0% to arrive at the present value for Big Foot’s common stock. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Big Foot common stock. This analysis and its underlying assumptions yielded a per share range of value for Big Foot common stock of approximately $13.77 to $19.88.

      Financial Implications to Big Foot Shareholders. Hovde prepared an analysis of the financial implications to the holders of Big Foot common stock. This analysis indicated the level of accretion to GAAP earnings per share, dividends per share and book value per share that a shareholder of Big Foot would achieve on a pro forma equivalent basis, assuming an exchange ratio of 1.104. The table below summarizes these results:

	% Accretion — Dilution

	2002	2003	2004	2005	2006

GAAP Earnings per Share	37.1%	12.3%	19.7%	22.9%	26.3%
Dividends per Share	84.0%	86.8%	89.3%	91.4%	93.2%
Book Value per Share	-54.9%	-55.1%	-54.5%	-53.9%	-53.3%

      Comparative Shareholder Rates of Return. Hovde presented an analysis of comparative theoretical shareholder returns in several scenarios, including (i) Big Foot remaining independent; (ii) Big Foot being acquired in 2006; (iii) Big Foot merging with Midwest under the terms of the Agreement and Plan of Reorganization; and (iv) Big Foot merging with Midwest under the terms of the Agreement and Plan of Reorganization and the pro forma company in turn being acquired in 2006. This analysis, which was based on the net present value of projected dividend streams and projected common stock valuations, using historical operating and acquisition price-to-earnings and price-to-book value multiples, indicated total shareholder returns of 3.92% if Big Foot remained independent, 14.02% if Big Foot were acquired in 2006, 23.99% if Big Foot merged with Midwest, and 29.88% if Big Foot merged with Midwest and the pro forma company in turn were acquired in 2006.

      Analysis of Selected Mergers. Hovde reviewed comparable mergers involving thrifts headquartered in the Midwest Region of the United States announced since January 1, 2000, in which the seller’s tangible equity to assets ratio was in excess of 10.0% (the “Overcapitalized Thrifts”). This Overcapitalized Thrifts merger group consisted of the following 20 transactions:

Buyer	Seller

Bement Bancshares	CGB&L Financial
First Federal Bancshares	PFSB Bancorp
MSB Capital	Pendleton Federal Savings Bank
Union Community Bancorp	Montgomery Financial
Polish National Alliance	PS Financial
Camco Financial	Columbia Financial
Advance Financial	Ohio State Financial
Private Investor	Foundation Bancorp
MB Financial	FSL Holdings
Jefferson County Bankshares	Perry County Financial
Private Investor	CGB&L Financial
CKF Bancorp	First Lancaster
United Community Financial	Industrial Bancorp
DFC Acquisition	Cameron Financial

Buyer	Seller

Peoples Community Bancorp	Market Financial
United Bancshares	Delphos Citizens Bancorp
Lincoln Bancorp	Citizens Bancorp
First State Bancshares	Lexbanc
North Shore Bank	Marquette Savings Bank
Third FS&LA	Penfed Bancorp

      Hovde calculated the medians, averages, high and lows for the following relevant transaction ratios in the Overcapitalized Thrifts merger group: the multiple of the offer value to the acquired company’s earnings per share for the twelve months preceding the announcement date of the transaction; the multiple of the offer value to the acquired company’s book value per share and tangible book value per share; and the tangible book value premium to core deposits, each as of the announcement date of the transaction. Hovde compared these multiples with the corresponding multiples for the merger. The results of this analysis are as follows:

	Offer Value to
				Ratio of
				Tangible
				Book Value
			12 months	Premium
		Tangible	Preceding	to
	Book Value	Book Value	Earnings	Core
	Per Share	Per Share	Per Share	Deposits
	(x)	(x)	(x)	(%)

Big Foot	1.24	1.24	31.9	5.20
Merger group median	1.18	1.18	19.9	7.39
Merger group average	1.23	1.23	31.3	6.59
Merger group high	1.57	1.57	58.7	15.36
Merger group low	0.80	0.80	12.2	-8.01

      Comparable Company Analysis. Using publicly available information, Hovde compared the stock market valuation of Midwest on stand alone basis with the following comparable Illinois based publicly traded bank institutions:

Company	Headquarters	Ticker

AMCORE Financial, Inc.	Rockford, IL	AMFI
Corus Bankshares, Inc.	Chicago, IL	CORS
First Midwest Bancorp, Inc.	Itasca, IL	FMBI
First Oak Brook Bancshares, Inc.	Oak Brook, IL	FOBB
MB Financial Inc.	Chicago, IL	MBFI
Northern States Financial Corporation	Waukegan, IL	NSFC
Old Second Bancorp, Inc.	Aurora, IL	OSBC
PrivateBancorp, Inc.	Chicago, IL	PVTB
Wintrust Financial Corporation	Lake Forest, IL	WTFC

      Indications of such financial performance and stock market valuation included the calculation of price-to-book value, price-to-tangible book value, price-to-2002 estimated GAAP earnings and price-to-2003 estimated GAAP earnings.

		Price to	Price to 2002	Price to 2003
	Price to	Tang.	Est.	Est.
	Book Value	Book Value	GAAP EPS	GAAP EPS
	(x)	(x)	(x)	(x)

Midwest	3.25	3.40	14.4	13.1
Comparable Group Median	1.93	2.14	15.1	12.4
Comparable Group Average	2.08	2.25	15.6	13.0
Comparable Group High	2.94	3.50	20.1	17.1
Comparable Group Low	1.44	1.46	12.7	11.4

      Liquidity Analysis. Hovde reviewed the liquidity of Midwest common stock. Hovde noted that over the last 30 days prior to the July 18, 2002 fairness opinion, the median number of shares of Midwest common stock traded daily was approximately 35,859 and the average daily dollar volume traded was $724,000. Hovde also reviewed the analyst ratings including upgrades and downgrades, research coverage, bid-ask spread and market maker activity associated with Midwest common stock.

      Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the exchange ratio was fair from a financial point of view to the Big Foot shareholders.

Accounting Treatment

      The merger will be accounted for as a purchase in accordance with accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the tangible and identified intangible assets and liabilities of Big Foot will be recorded at estimated fair values at the time the merger is consummated. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. The adjustments necessary to record tangible and identifiable intangible assets and liabilities at their fair value will be amortized to income and expense over the estimated remaining lives of the related assets and liabilities. Goodwill will not be amortized. Instead, goodwill will be reviewed for impairment at least annually. If the carrying amount of goodwill exceeds its estimated fair value, an impairment loss will be recognized in an amount equal to that excess.

      A final determination of the fair value of the tangible and identified intangible assets and liabilities has not yet been made, but the pro forma results of applying the purchase method of accounting are shown in the unaudited pro forma financial information appearing elsewhere in this proxy statement/prospectus. See “UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION” beginning on page      .

Resale of Midwest Common Stock by Affiliates

      The shares of Midwest common stock to be issued to shareholders of Big Foot in connection with the merger have been registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Big Foot or Midwest at the time of Big Foot’s annual meeting. Generally, an affiliate includes a director, an executive officer or a 10% or more shareholder of Big Foot or Midwest at the time of Big Foot’s annual meeting.

      Rule 145 under the Securities Act restricts the public sale of Midwest common stock received in the merger by affiliates. During the first year following the effective time of the merger, affiliates of Big Foot who do not become affiliates of Midwest may publicly resell the Midwest common stock received by them in connection with the merger upon compliance with the following conditions of Rule 144:

•	Midwest must have satisfied its reporting requirements under the Exchange Act for the 12 months preceding the proposed sale;

•	the number of shares sold in any three-month period is limited to the greater of (1) one percent of Midwest’s shares outstanding, or (2) the average weekly trading volume during the four calendar weeks preceding the first sale; and

•	the shares must be sold by a broker in a routine open market transaction that does not involve the solicitation of orders for purchase.

      Shares of Midwest common stock sold by (1) an affiliate’s spouse or relative living in the affiliate’s household, (2) any trust or estate in which the affiliate or person listed in (1) collectively owns 10% or more of the beneficial interest or of which any of these persons serves as trustee or executor, (3) any corporation in which the affiliate or any person specified in (1) beneficially owns at least 10% of an equity interest, (4) any person to whom the affiliate donated shares, or (5) any person who acquired the shares from the affiliate as a result of the affiliate defaulting on an obligation secured by a pledge of the shares, will be aggregated with the number of shares sold by the affiliate for purposes of determining whether the volume limitations of Rule 144 are exceeded.

      After the first year following the completion of the merger, affiliates of Big Foot who are not affiliates of Midwest may resell their shares publicly without regard to the volume limitation or manner of sale requirement so long as Midwest has satisfied its reporting requirements under the Exchange Act during the prior 12-month period. If Midwest has not satisfied its reporting requirements, affiliates may not publicly resell their shares of Midwest common stock received in the merger until two years have elapsed since completion of the merger. At that time, the shares may be sold without any restriction.

      Sales and other dispositions of Midwest common stock by any affiliate of Big Foot who becomes an affiliate of Midwest in connection with the merger, must be made in compliance with the requirements of Rule 144 set forth above until such person has not been an affiliate of Midwest for at least three months and a period of at least two years has elapsed since the date the shares were acquired in connection with the merger.

      If the shares are pledged or donated in compliance with Rule 145, the shares will remain subject to Rule 145 in the hands of the recipient until the restrictive period applicable to the affiliate transferor has expired.

Certain Federal Income Tax Consequences

General

      The following discussion addresses the material federal income tax considerations of the merger that are generally applicable to Big Foot shareholders. It does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger, such as the cashout of the Big Foot stock options. Also, the following discussion does not deal with all federal income tax considerations that may be relevant to certain Big Foot shareholders in light of their particular circumstances, such as shareholders who:

•	are dealers in securities;

•	are insurance companies, or tax-exempt organizations;

•	are subject to alternative minimum tax;

•	hold their shares as part of a hedge, straddle, or other risk reduction transaction;

•	are foreign persons;

•	dissent from the merger; or

•	acquired their Big Foot common stock through the exercise of stock options or otherwise as compensation.

      You are urged to consult your own tax advisors regarding the tax consequences of the merger to you based on your own circumstances, including the applicable federal, state, local, and foreign tax consequences.

      The following discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, as of the date of this proxy statement/ prospectus, all of which are subject to change. Any such change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to Midwest, Big Foot and the Big Foot shareholders.

     Tax Opinion of Crowe Chizek and Company LLP

      Neither Midwest nor Big Foot has requested, nor will they request, a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. Instead, as a condition to the closing of the merger, Crowe Chizek, independent accountants to Midwest, will render its opinion to Midwest and Big Foot to the effect that:

•	Provided the proposed merger of Big Foot with and into Midwest qualifies as a statutory merger under applicable state law, the merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Big Foot and Midwest will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code. No income, gain or loss will be recognized by either Big Foot or Midwest as a result of the merger.

•	No gain or loss shall be recognized by the Big Foot shareholders upon the receipt of Midwest common stock solely in exchange for Big Foot common stock.

•	A Big Foot shareholder who receives cash in the merger in lieu of a fractional share of Midwest common stock will be treated as if the fractional share had been received in the merger and then redeemed by Midwest in return for the cash. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder’s adjusted tax basis in the shares of Midwest common stock allocable to the fractional share section.

•	Where a dissenting Big Foot shareholder receives solely cash, such cash will be treated as having been received by that shareholder as a distribution in redemption of his/her Big Foot common stock, subject to the provisions and limitations of Section 302 of the Code. Where as a result of such distribution, a shareholder owns no Midwest common stock, either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his/her Big Foot common stock. Under Section 1001 of the Code, gain or (subject to the limitations of Section 267 of the Code) loss will be recognized to such shareholder in an amount equal to the difference between the amount of such cash and the adjusted basis of the Big Foot common stock surrendered, as determined under Section 1011 of the Code.

•	In the event that the average per share closing price of Midwest common stock falls below $17.12 and Midwest elects to pay Big Foot shareholders additional cash, Big Foot shareholders will recognize gain (but not loss) in an amount equal to the lesser of (a) cash received or (b) the excess of the total fair market value of Midwest common stock and cash received over the adjusted tax basis of Big Foot common stock surrendered.

•	The basis of the Midwest common stock received by Big Foot shareholders in the merger will be the same as the basis of the Big Foot common stock surrendered in exchange therefor, decreased by the amount of any cash received, and increased by the amount of any gain recognized in the exchange.

•	The holding period of the Midwest common stock received by Big Foot shareholders will include the holding period of the Big Foot common stock surrendered therefor, provided that the Big Foot common stock was held as a capital asset in the hands of the Big Foot shareholders on the date of the exchange.

•	The tax basis of the assets of Big Foot in the hands of Midwest will be the same as the basis of such assets in the hands of Big Foot immediately prior to the transaction.

•	The holding period of the assets of Big Foot in the hands of Midwest will include the period during which such assets were held by Big Foot.

      Crowe Chizek’s opinion will be based upon the assumption that the merger will take place in the manner described in the Agreement and Plan of Reorganization and will also assume the truth and accuracy of certain factual representations that have been made by Midwest and Big Foot and which are customarily given in transactions of this nature.

     Withholding

      Cash payments in respect of Big Foot common stock or a fractional share of Midwest common stock may be subject to the information reporting requirements of the Internal Revenue Service and to a 30% backup withholding tax. Backup withholding will not apply to a payment made to you if you complete and sign the substitute Form W-9 that will be included as part of the transmittal letter and notice from Midwest’s exchange agent, or you otherwise prove to Midwest and its exchange agent that you are exempt from backup withholding.

     Reporting and Record Keeping

      If you exchange shares of Big Foot common stock in the merger for Midwest common stock, you are required to retain records of the transaction, and to attach to your federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include:

•	your tax basis in the Big Foot common stock surrendered; and

•	the amount of cash (if any) and the fair market value, as of the effective date of the merger, of the Midwest common stock received in exchange therefor.

     Federal Income Tax Treatment of Dissenters

      If you effectively dissent from the merger and receive cash for your shares, you will recognize a gain (or loss) for federal income tax purposes equal to the amount by which the cash received for those shares exceeds (or is less than) your federal income tax basis for the shares. The amount of that gain (or loss), if any, will be treated as ordinary income (or loss) or long-term or short-term capital gain (or loss) depending on:

•	the length of time you held the shares; and

•	whether you held the shares as a capital asset.

     Warning Regarding Federal Income Tax Opinions

      The opinion of Crowe Chizek is not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service were to successfully assert that the merger is not a reorganization within the meaning of Section 368 of the Code, then you would be required to recognize gain or loss equal to the difference between:

•	the fair market value of all Midwest common stock and cash received in the exchange; and

•	your federal income tax basis in the Big Foot common stock surrendered.

      In such an event, your total initial tax basis in the Midwest common stock received would be equal to its fair market value, and your holding period for the Midwest common stock would begin the day after the merger. The gain or loss would be a long-term capital gain or loss if your holding period for the Big Foot common stock was more than one year and the Big Foot common stock was a capital asset in your hands.

      The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular Big Foot shareholder. You are urged to consult with your own tax advisor regarding the specific tax consequences to you as a result of the merger, including the applicability and effect of foreign, state, local, and other tax laws.

Regulatory Approvals

Federal Reserve Board; OBRE

      The merger is subject to approval of an application, which Midwest submitted to the Federal Reserve Board on September      , 2002, requesting the Federal Reserve Board to approve the merger of Fairfield Savings Bank, FSB, or the Bank, with and into Midwest Bank and Trust Company. In reviewing the application, the Federal Reserve Board takes into consideration, among other things, competition, the financial and managerial resources and future prospects of the companies, and the convenience and needs of the communities to be served. Federal law prohibits the Federal Reserve Board from approving the merger if the merger would result in undue concentration of resources or decreased or unfair competition, unless the anti-competitive effects of the merger are clearly outweighed by the benefits to the public.

      The Federal Reserve Board has the authority to deny Midwest’s application if the Federal Reserve Board concludes that the combined organization would have an inadequate capital structure, taking into account, among other factors, the nature of the business and operations and plans for expansion. Furthermore, the Federal Reserve Board must also evaluate the record of Midwest in meeting the credit needs of its local communities, including low-and moderate-income neighborhoods, consistent with safe and sound operation. All of Midwest’s banking subsidiaries have “satisfactory” Community Reinvestment Act evaluations.

      In addition, the Federal Reserve Bank of Chicago must confirm that prior approval of the Federal Reserve Board of the merger of Big Foot with and into Midwest is not required under the Bank Holding Company Act of 1956. A request for the confirmation has been filed.

      The merger is also subject to the approval by the OBRE of the bank merger. Midwest submitted its application for OBRE approval on September      , 2002.

      Midwest will not be obligated to accept any regulatory approval if such approval contains non-standard conditions or restrictions which Midwest reasonably determines would have a material adverse effect on Big Foot or would be materially burdensome to Midwest.

     Statutory Waiting Period

      Under federal banking laws, a 30-day waiting period must expire following the Federal Reserve Board’s approval of the merger. Within that 30-day waiting period, the Department of Justice may file objections to the merger under federal antitrust laws. The Federal Reserve Board may reduce the waiting period to 15 days with the concurrence of the Department of Justice. The Department of Justice could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser can be made. If the Department of Justice commences an action challenging the merger on antitrust grounds during either the 30-day or 15-day waiting periods, commencement of that action would stay the effectiveness of the regulatory approval, unless a court of competent jurisdiction specifically orders otherwise.

      The merger cannot proceed in the absence of these regulatory approvals and the expiration of the statutory waiting period. Midwest and Big Foot are not aware of any reasons why these regulatory approvals will not be received. Midwest and Big Foot have agreed to use their reasonable best efforts to obtain all necessary regulatory approvals. However, there can be no assurance that approvals will be obtained, nor can there be assurance as to the date of any approval. There also can be no assurance that any approvals will not contain non-standard conditions or restrictions.

Representations and Warranties

      In the Agreement and Plan of Reorganization, Midwest and Big Foot have made numerous representations and warranties to each other relating to, among other things, the following:

•	incorporation, good standing, corporate power and similar corporate matters;

•	authorization, execution, delivery and performance and the enforceability of the Agreement and Plan of Reorganization and the absence of violations;

•	capitalization;

•	litigation;

•	conflicts under charter documents, required consents or approvals, and violations of agreements or law;

•	employee benefit plans;

•	insurance;

•	absence of certain material adverse events, changes, effects, defaults, or undisclosed liabilities;

•	allowance for loan losses;

•	compliance with laws, including environmental laws;

•	ownership of property;

•	the absence of material changes since March 31, 2002;

•	the accuracy of documents filed with the SEC and other regulatory agencies; and

•	financial statements.

      In addition, Big Foot made additional representations and warranties to Midwest relating to, among other things:

•	loan portfolio;

•	investment securities;

•	corporate records; and

•	indemnification obligations.

      The foregoing is an outline of the types of representations and warranties made by Midwest and Big Foot contained in the Agreement and Plan of Reorganization at Annex A. You should carefully review the entire agreement and in particular Articles II and III, containing the detailed representations and warranties of the parties.

Conduct of Business Pending the Merger and Certain Covenants

      Prior to the effective time of the merger, except as expressly contemplated or permitted by the Agreement and Plan of Reorganization, Big Foot and Midwest have agreed to, and to cause their subsidiaries to:

     General

•	carry on their respective businesses in, and only in, the usual, regular and ordinary course consistent with safe and sound banking and business practices, maintain their respective books in accordance with past practices, conduct and use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them;

•	comply promptly with all federal or state law requirements with respect to the merger and promptly cooperate with and furnish information to each other, in connection with any requirements imposed upon either party in connection with the merger;

•	obtain any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the merger;

•	not knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under the Agreement and Plan of Reorganization;

•	use their reasonable best efforts to have the registration statement, of which this proxy statement/ prospectus forms a part, declared effective as promptly as practicable under the Securities Act of 1933;

•	cooperate with each other and use their reasonable best efforts to prepare and file promptly all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to complete the merger and to comply with the terms and conditions of the permits, consents, approvals and authorizations of those governmental entities; and

•	promptly advise the other party of any event or series of events which has resulted in or is reasonably likely to result in a Material Adverse Effect (as defined in the Agreement and Plan of Reorganization) to Midwest or Big Foot or which may adversely affect the satisfaction of any conditions to the consummation of the merger.

      Furthermore, prior to the effective time, except as expressly contemplated by the Agreement and Plan of Reorganization or specified in a schedule to the Agreement and Plan of Reorganization, Big Foot has agreed that, without the consent of Midwest, it and the Bank (Big Foot’s wholly owned subsidiary) will not, among other things:

     Dividends; Stock Repurchases; Capital Stock

•	declare or pay any dividends on or make other distributions in respect of its capital stock, except for the regular quarterly cash dividend of $0.06 per share, and not repurchase any shares of its capital stock; and

•	issue, sell, authorize or propose the issuance of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of the capital stock of any class of Big Foot or the Bank or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend or change in par or stated value.

     Assets

•	sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of Big Foot;

•	acquire any business or any corporation, partnership, association or other business organization or division thereof;

•	enter into any material lease or license with respect to any property or any other contract, agreement or commitment for goods or services which has a term of six months and involves the payment of more than $50,000 in the aggregate; and

•	fail to use its reasonable best efforts: (a) to maintain its properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted; and (b) to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC.

     Indebtedness

•	incur any indebtedness for money borrowed or issue or sell any debt securities other than in the ordinary course of business or consistent with past practices as to inter-company borrowings or permit or suffer the imposition on any shares of stock held by Big Foot or by the Bank of any lien, charge or encumbrance.

     Directors; Officers and Employees

•	grant to any director, officer or employee any increase in compensation (except in accordance with existing plans or agreements), or pay any bonus (except in accordance with existing plans or agreements) or increase in any severance or termination pay, or enter into or amend any employment or severance agreement with any such person;

•	adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, whether written or oral; and

•	enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of Big Foot or the Bank, any 5% shareholder of Big Foot, or any entity controlled, directly or indirectly, by any of those individuals or engage in any such transaction with any of the foregoing prohibited by certain federal statutes.

     Loans; Investments

•	enter into, renew or increase any loan or credit commitment (including letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment except as provided in the Agreement and Plan of Reorganization;

•	materially restructure or change its investment securities portfolio or the manner in which the portfolio is classified or reported, or execute individual investment transactions of greater than $1,000,000 for U.S. Treasury Securities, mortgage backed securities all other investment instruments; and

•	enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

     Miscellaneous

•	fail to take any requisite action pursuant to its directors’ and officers’ liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters known by Big Foot which could reasonably give rise to a claim prior to the closing date; and

•	amend its Articles of Incorporation, Charter or by-laws.

     Access

      Until the effective time of the merger, Big Foot will give to Midwest reasonable access to its properties, books, contracts, commitments and records and will permit Midwest to discuss such information directly with Big Foot’s officers, directors, employees, attorneys and accountants and permit Midwest to perform various accounting procedures, testing or analysis as Midwest deems reasonably appropriate. Big Foot will allow a representative of Midwest to attend as an observer all meetings of the Board of Directors of Big Foot and the Bank. Midwest’s representative will not have any voting rights with respect to matters discussed at these meetings.

      The foregoing is a summary of some of the negative and affirmative covenants of the Agreement and Plan of Reorganization. You are encouraged to carefully read the terms of the Agreement and Plan of Reorganization at Annex A, including the specific covenants contained in Articles IV and V.

Takeover Proposals; Termination Fee

      Under the terms of the Agreement and Plan of Reorganization, neither Big Foot nor any of its representatives (i) may solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or the making of any proposal relating to a Takeover Proposal or a potential Takeover Proposal with respect to Big Foot or the Bank or (ii) may (A) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (B) enter into any agreement, arrangement, or understanding (whether written or oral), regarding any proposal or transaction providing for or requiring Big Foot to abandon, terminate or fail to consummate the merger, or compensating Big Foot or the Bank under any of the instances described above. A “Takeover Proposal” is a proposal relating to the disposition of all or a significant portion of Big Foot’s or the Bank’s business or assets or the acquisition of 9.9% or more of Big Foot’s common stock or a merger, consolidation or similar business combination transaction involving Big Foot or the Bank with a party other than Midwest.

      Big Foot is allowed to provide information at the request of or enter into negotiations with a third party with respect to an unsolicited Takeover Proposal if the board of directors of Big Foot determines, in good faith, that the exercise of its fiduciary duties to its shareholders with a party other than Midwest under applicable law, as advised by counsel, requires it to take such action. Big Foot may not provide to such third party any information which it has not provided to Midwest.

      If the Agreement and Plan of Reorganization is terminated by Midwest because Big Foot solicits a Takeover Proposal or due to the decision of Big Foot’s Board of Directors to provide information at the request of or enter into negotiations with a third party with respect to an unsolicited Takeover Proposal or to pursue a Takeover Proposal made by a third party and prior thereto or within 18 months after termination:

•	Big Foot shall have entered into an agreement amounting to a Takeover Proposal or arising in connection with a Takeover Proposal, or a Takeover Proposal shall have occurred, or

•	The Board of Directors of Big Foot shall have authorized or approved a Takeover Proposal or shall have publicly announced an intention to authorize or approve or shall have recommended that the shareholders of Big Foot approve or accept any Takeover Proposal, then Big Foot shall promptly pay Midwest a termination fee equal to $1,750,000.

      The foregoing is a summary of the provisions of the Agreement and Plan of Reorganization regarding discussions with third parties. You are encouraged to read the terms of the Agreement and Plan of Reorganization at Annex A, including the specific provisions contained in Sections 4.04 and 7.03 of the Agreement and Plan of Reorganization.

Conditions to Completion of the Merger

      Each party’s obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

•	approval of the Agreement and Plan of Reorganization by Big Foot shareholders;

•	authorization for listing on the Nasdaq Stock Market of the shares of Midwest common stock that are to be issued to Big Foot shareholders upon completion of the merger;

•	receipt of all regulatory approvals required to complete the merger and all those approvals remaining in effect and all statutory waiting periods with respect to those approvals having expired;

•	neither Big Foot nor Midwest shall have suffered a material adverse effect since July 19, 2002;

•	no preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the merger shall have been issued or remain in effect;

•	the registration statement (of which this proxy statement/prospectus is a part) shall have been declared effective under the Securities Act and shall continue to be effective as of the effective time of the merger.

•	receipt by Midwest and Big Foot of the opinion of Crowe Chizek, in form and substance reasonably satisfactory to Midwest and Big Foot, as the case may be, dated as of the closing date, concluding that, among other things, the merger will be treated as a reorganization for federal income tax purposes;

•	the representations and warranties of each party will be true and correct in all material respects as of July 19, 2002 and as of the closing date of the merger; and

•	each party will have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants to be performed or complied with by it prior to or at the closing date.

      In addition, Midwest’s obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

•	there shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit Midwest’s ownership or operation of all or a material portion of Big Foot’s business or assets, or would compel Midwest to dispose of or hold separate all or a material portion of Big Foot’s business or assets or which would render Midwest or Big Foot unable to consummate the transactions contemplated by the merger; and

•	if, as of the effective time of the merger, Big Foot or the Bank is a party to any agreement with, or directive or order issues by, the FDIC, the OTS or any other bank regulatory authority, which imposes any material restrictions or requirements with respect to the conduct of Big Foot or the Bank’s business, Midwest shall have received written confirmation from each bank regulatory authority which has entered into such an agreement with Big Foot or the Bank or which has issued such a directive or order, in form and substance satisfactory to Midwest, to the effect that such agreement, directive or order will not be binding on or in any way to Big Foot, the Bank, Midwest or any subsidiary of Midwest following the effective time.

      We cannot assure you if, or when, we will obtain the required regulatory approvals necessary to consummate the merger, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before March 31, 2003 (or April 30, 2003 in certain circumstances), either Midwest or Big Foot may terminate the Agreement and Plan of Reorganization, provided the terminating party is not in material breach of any representation, warrant, covenant or other agreement.

      The foregoing is a summary of the conditions of the Agreement and Plan of Reorganization. You are encouraged to read the terms of the Agreement and Plan of Reorganization at Annex A, including the specific provisions contained in Articles VI of the Agreement and Plan of Reorganization.

Termination; Amendment; Waiver

      The parties may terminate the Agreement and Plan of Reorganization and abandon the merger at any time prior to the effective time, whether before or after approval by the holders of Big Foot common stock:

•	by written agreement of Midwest and Big Foot, with Board of Directors’ approval;

•	by Midwest or Big Foot if there has been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of the Agreement and Plan of Reorganization is illegal, invalid or unenforceable (unless waived by the affected party) or denying any regulatory application the approval of which is a condition precedent to any party’s obligations hereunder;

•	by Midwest or Big Foot in the event that any of the conditions precedent to the obligations of the other to the merger are rendered impossible to be satisfied or fulfilled by the closing date (other than by reason of a breach by the party seeking to terminate);

•	by Midwest or Big Foot, in the event of a material breach by the other of any representation, warranty, covenant or agreement contained in the Agreement and Plan of Reorganization or in any schedule or document delivered pursuant thereto, which breach would result in the failure to satisfy a closing condition and which breach cannot be or is not cured within 30 days after written notice of such breach is given by the non-breaching party to the party committing such breach;

•	by Big Foot pursuant to written notice given if Midwest’s average per share closing price is less than $17.12 for a specified period and Midwest fails to increase the merger consideration (see “THE MERGER — Merger Consideration” for additional information (page ); or

•	by either Midwest or Big Foot on or after March 31, 2003 (or April 30, 2003 under certain circumstances).

      Subject to compliance with applicable law, Midwest and Big Foot may amend the Agreement and Plan of Reorganization by action taken or authorized by their respective Boards of Directors at any time before or after approval of the Agreement and Plan of Reorganization by Big Foot shareholders.

      At any time prior to the effective time, Midwest and Big Foot, by action taken or authorized by their respective Boards of Directors, may, if legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the Agreement and Plan of Reorganization or in any document delivered pursuant to the Agreement and Plan of Reorganization; and

•	waive compliance with any of the agreements or conditions contained in the Agreement and Plan of Reorganization.

      However, after any approval of the Agreement and Plan of Reorganization by the shareholders of Big Foot, there may not be, without further approval of those shareholders, any amendment to the Agreement and Plan of Reorganization which reduces the amount or changes the form of the consideration to be delivered to the holders of Big Foot common stock under the Agreement and Plan of Reorganization. By approving the Agreement and Plan of Reorganization, the Big Foot shareholders will be permitting the Board of Directors of Big Foot to determine, in the exercise of its fiduciary duties, to terminate the Agreement and Plan of Reorganization, or to proceed with the merger, even though the average closing price of Midwest common stock during the above-described 20 day trading period is less than $17.12.

      The foregoing is a summary of the termination, amendment and waiver provisions of the Agreement and Plan of Reorganization. You are encouraged to read terms of the Agreement and Plan of Reorganization at Annex A, including the specific provisions contained in Sections 7.01 (Termination), 7.05 (Amendment) and 7.06 (Waiver) of the Agreement and Plan of Reorganization.

Affiliate Agreement

      All of the directors and executive officers of Big Foot have entered into Affiliate Agreements with Midwest. These individuals own, as of                     , 2002, in the aggregate shares representing approximately           % of Big Foot’s issued and outstanding common stock, including 38,830 shares held for their benefit by the ESOP and       shares beneficially held in the Fairfield Savings Bank Profit Sharing and Savings Plan, in each case over which they have voting power as plan participants. The Affiliate Agreements require these individuals to vote their shares of Big Foot common stock in favor of the Agreement and Plan of Reorganization at the annual meeting. In addition, each individual agreed not to sell or transfer any of his shares of Big Foot common stock and agreed not to be involved in a Takeover Proposal with a third party.

      The Affiliate Agreements bind the actions of these individuals only in their capacity as Big Foot shareholders. Those individuals who serve as directors of Big Foot are not and could not be contractually bound to abrogate their fiduciary duties as directors of Big Foot. Accordingly, while each director is contractually bound to vote as a Big Foot shareholder in favor of the merger, his fiduciary duties as a director nevertheless require him to act in his capacity as a director in the best interest of Big Foot when considering the merger. Also, the directors will continue to be bound by their fiduciary duties as Big Foot’s directors with respect to any further decisions they make in connection with the merger.

Interests of Certain Persons in the Merger and Effect of the Merger on Employee Benefit Plans

      As of           , 2002, directors and officers of Big Foot beneficially owned, in the aggregate,                      shares of Big Foot common stock, representing approximately           % of the outstanding shares of Big Foot common stock, of which 38,830 shares are beneficially held, in the ESOP and                      shares are beneficially held in the Fairfield Savings Bank Profit Sharing and Savings Plan, in each case over which they have voting power as plan participants. None of Midwest or its directors, officers or affiliates holds any shares of Big Foot common stock.

      Some members of Big Foot management and Board of Directors have interests in the merger that are in addition to their interests as Big Foot shareholders generally. As described below, these individuals have entered into agreements that will, effective upon the completion of the merger, provide for certain benefits.

     Stock Options

      Directors and certain officers of Big Foot hold stock options granted pursuant to Big Foot’s 1997 Stock Option Plan. Under the Agreement and Plan of Reorganization, each holder of stock options under the Stock Option Plan has entered into a cancellation agreement under which each holder’s options will be cancelled at the time of the merger in return for a cash payment equal to the difference between the value of 1.104 shares of Midwest common stock (as determined at the close of trading on the effective date of the merger) and the exercise price per share of Big Foot common stock for each share of Big Foot common stock covered by the cancelled stock option. Set forth below is certain information with respect to the amount of the cash payment to be made to each director and officer who holds stock options in connection with the cancellation of the stock options. The amount set forth below is based on a value of $                     per share of Midwest common stock, the closing price per share on                     , 2002.

	Big Foot Shares
Non-Employee Directors	Covered by Stock Options	Estimated Cash Payment

Eugene W. Pilawski	10,051
Walter E. Powers, M.D.	10,051
Stephen E. Nelson	6,868
George M. Briody	55,280
Joseph J. Nimrod	10,051
F. Gregory Opelka	37,693

Executive Officers
Timothy L. McCue	37,691
Michael Cahill	30,153
Robert A. Jones	25,127
Jerome A. Maher	15,076

     ESOP

      Big Foot’s ESOP, is a “leveraged ESOP”, covering all of its full-time employees. Under the ESOP, certain shares of Big Foot common stock are allocated to participant accounts and other shares are held in a suspense account to secure a loan made to the ESOP by Big Foot to acquire the shares. Under the Agreement and Plan of Reorganization, and the terms of the ESOP, following approval of the Agreement and Plan of Reorganization by the Big Foot shareholders, the ESOP Trustee will sell such number of shares from the suspense account as is necessary to pay off the loan. The ESOP Trustee may sell such shares to Big Foot. Based on the closing price of Big Foot common stock of $                    on           , 2002, approximately                      shares will be sold. The shares remaining in the suspense account, approximately                      shares, will then be allocated to the participants’ accounts. Upon approval of the Agreement and Plan of Reorganization by the Big Foot Shareholders, all participant accounts will be fully vested. Upon the closing of the merger, the Big Foot shares held in the ESOP will be converted into shares of Midwest common stock, the ESOP will be terminated, and all participant accounts will be distributed. Prior to the effective time of the merger, Big Foot and the Bank may make contributions to the ESOP for purpose of making prepayments on the ESOP loan, provided such prepayments are fully deductible by Big Foot or the Bank under the Code.

      Set forth below are the number of estimated shares of Big Foot common stock (including the allocation of ESOP suspense shares at an estimated price of $20 per share of Big Foot Stock) and corresponding number of estimated shares of Midwest common stock anticipated to be distributable from the ESOP to the executive officers (and two directors who are former executive officers) of Big Foot:

	Number of Estimated Shares of	Number of Estimated Shares of
	Big Foot Common Stock	Midwest Common Stock

Timothy L. McCue	12,301	13,580
Michael Cahill	8,767	9,679
Robert A. Jones	7,131	7,873
Jerome A. Maher	8,199	9,052
George M. Briody	12,194	13,462
F. Gregory Opelka	8,135	8,981

     Employment Agreements

      Big Foot and the Bank entered into Employment Agreements with each of Messrs. McCue, Cahill and Jones effective December 19, 1996, and with Mr. Maher effective October 20, 1998, or the Senior Executives. These Employment Agreements establish the respective duties and compensation of the Senior Executives and are intended to ensure that Big Foot and the Bank will be able to maintain a stable and competent management base. The Employment Agreements provide for certain payments and benefits to a Senior Executive in the event of the termination of his employment in certain cases following a change in control of Big Foot, or a Qualifying Termination. In general, for purposes of the Employment Agreements and the incentive and employee benefit plans maintained by Big Foot or the Bank, a “change of control” will generally be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security of Big Foot or the Bank, upon shareholder approval of a merger or consolidation or a change of the majority of the Board of Directors of Big Foot or the Bank or upon liquidation or sale of substantially all the assets of Big Foot or the Bank. Accordingly, approval of the Agreement and Plan of Reorganization by the shareholders will be a “change of control” under such agreements and plans.

      In the event of a Qualifying Termination, the Senior Executive would be entitled to a lump sum cash payment in an amount equal to the present value of the remaining cash compensation due to the Senior Executive and the additional contributions or benefits that would have been earned under any employee benefit plans of Big Foot or the Bank during the unexpired term of his Employment Agreement and payments that would have been made under any incentive compensation plan during the unexpired term of his Employment Agreement. Under the Employment Agreements, Big Foot and the Bank also would continue the Senior Executives’ life, health and any disability insurance or other benefit plan coverage for specified periods, and thereafter continue health benefits for life provided that the Senior Executive received or is eligible to receive a pension benefit from Big Foot or the Bank, and would pay to the Senior Executive a “gross-up” payment in the event the payments and benefits are subject to excise tax as excess parachute payments.

      In connection with the execution of the Agreement and Plan of Reorganization, Midwest requested that the Senior Executives amend their Employment Agreements to provide for a deemed Qualifying Termination and payment of the foregoing amounts and benefits upon the consummation of the merger, and to reduce the obligation to provide lifetime health benefits, and requested that Big Foot agree to accelerate the payment of certain compensation and benefits into 2002 in order to minimize or eliminate the imposition of any excise tax on the amounts payable under the Employment Agreements. Pursuant to the Employment Agreements, and the amendments thereto, Messrs. McCue, Cahill, Jones and Maher will receive Qualifying Termination payments of approximately $                    , $                    , $                 and $                    respectively.

     Retention Agreements

      Big Foot entered into retention agreements with Janet Birkeland, Barbara J. Urban and Bonnie L. Symon as of December 19, 1996. The agreements provide for certain payments and benefits to the above-mentioned employees in the event of a change in control of Big Foot. In connection with the execution of the Agreement and Plan of Reorganization, Janet Birkeland, Barbara J. Urban and Bonnie L. Symon have agreed to amend their retention agreements to provide that the merger is a deemed a Qualifying Termination and payment of the foregoing amount, and benefits upon consummation of the merger. Ms. Birkeland, Urban and Symon, respectively, will receive payments of approximately $150,000, $160,000 and $95,000.

     Severance Plan

      The Bank maintains a Severance Pay Plan covering all full-time employees, other than employees who are parties to employment agreements or retention agreements. Any full-time employee with one year of service who incurs an involuntary termination of employment (defined to include resignation due to a significant reduction in base salary or increase in commuting distance) within 12 months following a change of control is eligible for severance pay under the plan. The amount of severance pay is subject to a minimum period of four weeks and a maximum period of 52 weeks. The employees are also entitled to continue coverage under certain benefit plans during the severance pay period and to receive outplacement assistance.

     Consulting Agreements

      Big Foot entered into consulting agreements with Directors Briody and Opelka as of March 31, 2001, the effective date of Messrs. Briody’s and Opelka’s retirement from their positions as executive officers of Big Foot and the Bank. The agreements provide for a five year term and a monthly retainer to be paid to Directors Briody and Opelka in the amount of $9,267 and $6,240, respectively. In the event of a change of control while each is performing services as a non-employee director, Big Foot is to provide continued health insurance coverage for the lives of each of Messrs. Briody and Opelka, and Mr. Opelka’s spouse, on terms no less favorable than those in effect prior to the change of control.

     Hovde Financial LLC

      Hovde has previously received fees totaling $85,000, which are not contingent upon completion of the merger, and will receive a fee of 1.25% of the value of the merger consideration, or approximately $ based upon the closing price of Midwest common stock on                     , 2002, which is contingent upon the completion of the merger, for advising Big Foot regarding the merger, including delivery of the fairness opinion and financial advisory services provided to Big Foot. Stephen E. Nelson, a Board member of Big Foot and the Bank, serves as Senior Vice President and Partner of Hovde.

     Continued Indemnification and D&O Insurance

      The Agreement and Plan of Reorganization provides that for a period of not less than three years after the closing of the merger, Midwest will maintain all rights of indemnification currently provided by Big Foot and the Bank in favor of the current and former employees, directors, officers and agents on terms no less favorable than those provided in the chartering documents of Big Foot, or as otherwise required by Illinois law. Midwest also has agreed that before the consummation of the merger, Big Foot may secure prior acts and omissions coverage under its directors’ and officers’ liability insurance for current and former employees, officers, directors and agents of Big Foot and the Bank for a period of at least three years following the closing of the merger. This insurance will contain at least the same coverage and amounts, and contain terms and conditions not less advantageous as that coverage currently provided by Big Foot and the Bank. In addition, Big Foot may purchase an additional two years of insurance coverage prior to the closing of the merger, but may not spend more than $50,000 to obtain this insurance. In the event Big Foot does not obtain the above-mentioned additional two years of insurance, Midwest will use its reasonable best efforts to secure such insurance coverage, provided that Midwest shall not be obligated to purchase this coverage if the cost exceeds $50,000.

     Retirement Plan; Supplemental Pension Plan

      As of the effective time of the merger, the Fairfield Savings Bank Retirement Plan will be terminated and the accrued benefits of participants thereunder will become fully vested in accordance with its terms. The benefits shall be distributed to participants and their beneficiaries, including a choice of a qualified joint and survivor annuity, the actuarial equivalent of a participant’s accrued benefit in a lump sum or other optional form.

      As of the effective time of the merger, the Supplemental Pension Plan of Big Foot shall be terminated and benefits paid to participants thereunder in accordance with its terms.

      Big Foot Board of Directors knew about and considered these interests in approving the Agreement and Plan of Reorganization.

     Employee Benefit Plans in General

      From and after the effective time of the merger Midwest will:

•	become the sponsoring employer under those Big Foot benefit plans with respect to which Big Foot or the Bank is a sponsoring employer immediately prior to the effective time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in Big Foot or the Bank with respect to each such plan;

•	provide to each employee of Big Foot and the Bank as of the effective time, or Big Foot Employees, the opportunity to participate in each employee benefit plan and program maintained by Midwest or its subsidiaries for similarly-situated employees, or the Midwest Benefit Plans, provided that with respect to such Midwest Benefit Plans, Big Foot Employees shall be given credit for service with Big Foot or the Bank in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual;

•	not apply any waiting periods or pre-existing condition exclusions under the Midwest Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the Big Foot benefit plans;

•	to the extent that the initial period of coverage for Big Foot Employees under any Midwest Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Big Foot Employees shall be given credit under the applicable Midwest Benefit Plans for any deductibles and co- insurance payments made by such Big Foot Employees under the Big Foot Benefit Plans during the balance of such 12-month period of coverage; and

•	honor (i) the Recognition and Retention Plan and Trusts, (ii) the employment agreements, (iii) the employee retention agreements, (iv) the consulting agreements, (v) the severance pay plan, and (vi) all other written agreements with Big Foot Employees according to their terms.

ELECTION OF DIRECTORS

      References to “we,” “us” and “our” in this section, means Big Foot.

      Big Foot’s articles of incorporation provide that the Board of Directors shall be divided into three classes with respect to term of office, with each class being as nearly equal in number as possible with the terms of one class expiring at each annual meeting. At each annual meeting of shareholders, the successors to the class of directors whose term expires are elected by the shareholders to serve for a term of three years. Big Foot’s board of directors currently consists of seven members. Each of our directors also serves as a director of Fairfield Savings Bank, F.S.B., or the Bank. The Board of Directors, acting on the recommendation of the nominating committee, met on July 16, 2002 to select the nominees for election as directors at the annual meeting.

      If you elect Messrs. Stephen E. Nelson and Timothy L. McCue, each will hold office until the merger is consummated or, if the merger is not consummated, until the annual meeting in 2005, and until his successor has been duly elected and qualified. Directors of the remaining two classes will continue to hold office until the merger is consummated or, if the merger is not consummated, until the expiration of their respective terms and until their successors are elected and qualified. Messrs. Nelson and McCue have consented to being named in this proxy statement and to serve if elected. We know of no reason why either of the nominees may be unable to serve as a director. However, if either nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. If for any reason either nominee is unable or unwilling to stand for election, the Board of Directors will nominate an alternate or reduce the size of the Board of Directors to eliminate the vacancy. The Board of Directors must notify the Secretary of Big Foot in writing of the alternate proposed nominee no fewer than five (5) days prior to the date of the annual meeting.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE TWO NOMINEES FOR ELECTION AS DIRECTORS.

Principal Shareholders of Big Foot

      The following table shows certain information for persons who, to Big Foot’s knowledge, “beneficially owned” 5% or more of the common stock of Big Foot as of                     , 2002. In general, beneficial ownership includes those shares over which a person has voting or investment power. In this proxy statement/prospectus, “voting power” is the power to vote or direct the voting of shares, and “investment power” includes the power to dispose or direct the disposition of shares. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days (such as through the exercise of stock options) after                     , 2002. We obtained the information provided in the following table from filings with the SEC and Big Foot’s records.

		Amount and
		Nature of		Percent of
		Beneficial		Common Stock
Title of Class	Name and Address of Beneficial Owner	Ownership		Outstanding(1)

Common Stock, par value $.01 per share	Big Foot Financial Corp. Employee Stock Ownership Plan (“ESOP”) Trust 1190 RFD Long Grove, Illinois 60047	191,501	(2)	10.84%
Common Stock, par value $.01 per share	George M. Briody, Chairman and Director c/o Big Foot Financial Corp. 1190 RFD Long Grove, Illinois 60047	117,778	(3)	6.66%

(1)	The total number of shares of common stock outstanding, inclusive of 258,143 shares of vested stock options, on , 2002 was 1,767,311.

(2)	A Plan Administrator, who is an employee of Big Foot appointed by the Board of Directors, administers the ESOP. Under the terms of the ESOP, the Trustee votes the shares held by the ESOP Trust based upon directions received from the participants in the ESOP. As of , 2002, 101,042 shares had been allocated to current participants, and 90,459 shares were unallocated. Under the terms of the ESOP, each participant may direct the voting of the shares allocated to such participant. The unallocated shares are voted in the same manner and proportion as the voted allocated shares, so long as such vote is in accordance with the provisions of ERISA.

(3)	See footnotes (4) - (7) under “Security Ownership of Management.”

Security Ownership of Management

      The following table shows the number of shares of Big Foot common stock beneficially owned by each director and named executive officer identified in the Summary Compensation Table included elsewhere in this proxy statement/prospectus, and all directors and executive officers of Big Foot as a group, as of                     , 2002. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock owned by such person or group.

		Amount and
		Nature of		Percent of
		Beneficial		Common Stock
Name	Title(1)	Ownership(2)		Outstanding(3)

George M. Briody	Chairman and Director	117,778(4)(5)	(6)(7)	6.66%
F. Gregory Opelka	Director	87,018(5)(6)	(7)(8)	4.92%
Eugene W. Pilawski	Director	34,721(5)(7)	(9)	1.96%
Stephen E. Nelson	Director	13,773(5)(7)		*
Joseph J. Nimrod	Director	52,599(5)(7)	(10)	2.98%
Walter E. Powers, M.D.	Director	24,134(5)(7)	(11)	1.37%
Timothy L. McCue	President, Chief Executive Officer and Director	73,726(5)(6)	(7)(12)	4.17%
Michael J. Cahill	Senior Vice President and Chief Financial Officer	51,967(5)(6)	(7)(13)	2.94%
Jerome A. Maher	Vice President and Chief Lending Officer	25,893(5)(6)	(7)(13)	1.47%
All directors and executive officers as a group (10 persons)		627,990(5)(6)	(7)(14)	35.53%

*	Less than 1.0% of outstanding common stock.

(1)	Titles are for both Big Foot and the Bank.

(2)	See “Principal Shareholders of Big Foot” for the definition of “beneficial ownership.”

(3)	Percentages with respect to each person or group of persons have been calculated on the basis of 1,767,311 shares of common stock, the total number of shares of common stock of Big Foot outstanding as of , 2002, plus shares of Big Foot common stock which such person or group has the right to acquire within 60 days after , 2002, by the exercise of stock options.

(4)	Includes 1,255 shares held in a spousal IRA.

(5)	Includes unvested restricted stock awards of 402 shares of common stock made to each of Messrs. Nelson, Pilawski, Nimrod and Powers under the Big Foot Financial Corp. 1997 Recognition and Retention Plan, or the RRP. Also includes unvested restricted stock awards of 1,924, 1,574, 1,574, 1,273 and 647 shares of common stock made to Messrs. Briody, Opelka, McCue, Cahill and Maher, respectively, under the RRP. Each recipient of an RRP restricted share award has sole voting power but no investment power over the shares of common stock covered by the award.

(6)	The figures shown above include shares held in trust pursuant to the ESOP that have been allocated to individual accounts as follows: Mr. Briody, 8,954 shares; Mr. Opelka, 5,973 shares; Mr. McCue, 8,071 shares; Mr. Cahill, 5,691 shares; Mr. Maher, 5,429 shares; and directors and executive officers as a group, 38,380 shares. Such persons have voting power (subject to the legal duties of the ESOP Trustee) but no investment power, except in limited circumstances, over such shares.

(7)	Includes 10,050 shares of common stock that may be acquired by each of Messrs. Pilawski, Nimrod and Powers, and 6,868 shares of common stock that may be acquired by Mr. Nelson, pursuant to vested options granted to each outside director under the Big Foot Financial Corp. 1997 Stock Option Plan, or the Stock Option Plan. The figures above also include 55,280, 37,693, 37,690, 30,153 and 15,076 shares of common stock that may be acquired by Messrs. Briody, Opelka, McCue, Cahill and Maher, respectively, under the Stock Option Plan.

(8)	Includes 6,000 shares held by Mr. Opelka’s spouse and 6,617 shares held by his son. Mr. Opelka disclaims beneficial ownership of the shares held by his spouse and his son.

(9)	Includes 5,650 shares held by Mr. Pilawski’s spouse of which Mr. Pilawski disclaims beneficial ownership.

(10)	Includes 17,200 shares held by a corporation of which Mr. Nimrod is a controlling shareholder and 4,300 shares held by his spouse. Mr. Nimrod disclaims beneficial ownership of the 4,300 shares held by his spouse.

(11)	Includes 2,899 shares held by Dr. Powers’ spouse of which Dr. Powers disclaims beneficial ownership.

(12)	Includes 15,118 shares held in the 401(k) Plan and 3,770 shares held by Mr. McCue’s spouse. Mr. McCue disclaims beneficial ownership of the shares held by his spouse.

(13)	Includes 6,801 and 691 shares held by Mr. Cahill and Mr. Maher, respectively, in the 401(k) Plan.

(14)	The amount of shares for all directors and executive officers as a group includes 90,459 shares held by the ESOP Trust, over which certain directors and executive officers may be deemed to have shared investment power, that had not been allocated to the individual accounts of the participants as of July 31, 2002. The individual participants in the ESOP have shared voting power with the ESOP Trustee. The amount of shares for all directors and executive officers as a group also includes 10,366 shares held by the RRP trust, over which certain executive officers may be deemed to have shared voting power.

Information as to Nominees and Continuing Directors

			Director	Term
Nominees	Age(1)	Positions Held With Big Foot	Since(2)	Expires

Stephen E. Nelson	33	Director	1999	2005
Timothy L. McCue	56	Director, President and Chief Executive Officer	2001	2005

Continuing Directors

George M. Briody	75	Chairman and Director	1951	2003
Joseph J. Nimrod	73	Director	1978	2003
F. Gregory Opelka	74	Director	1972	2003
Eugene W. Pilawski	79	Director	1990	2004
Walter E. Powers	74	Director	1977	2004

(1)	At June 30, 2002.

(2)	Includes terms as a director of the Bank

      The principal occupation and business experience of the nominees for election as Director and each Continuing Director is set forth below. Positions held by a director or executive officer have been held for at least the past five years unless stated otherwise.

     Nominees For Election as Directors

      Timothy L. McCue, has served as the President and Chief Executive Officer of Big Foot and the Bank since March, 2001. Prior to that time, Mr. McCue served as the Bank’s Senior Vice President and Chief

Financial Officer from 1999 to 2001, and as Vice President and Chief Financial Officer since December, 1984. He is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society. Mr. McCue is past Chairman for the Financial Managers’ Society, trustee for the Village of Hawthorn Woods Police Pension Fund and a member of the Finance Committee for the Village of Hawthorn Woods. He has also served as Treasurer and Director for the Lawyers’ Committee for Better Housing.

      Stephen E. Nelson has served as a director of Big Foot and the Bank since February, 1999. Mr. Nelson has been employed by Hovde for the past eight years. Mr. Nelson is a Senior Vice President and Partner of Hovde and specializes in advising Midwestern financial institutions on their respective strategic and financial needs. In this capacity, he is actively involved in structuring and negotiating mergers and acquisitions on their behalf, advising on branch acquisitions and divestitures and recommending capital raising alternatives to tailor specific strategic and financial needs. Mr. Nelson, as an employee of Hovde was also involved in Big Foot’s conversion to stock form in December, 1996.

     Continuing Directors

      George M. Briody serves as the Chairman of the Board and a director of Big Foot and the Bank. Mr. Briody has been involved in the financial institutions industry for more than 50 years and served as President and Chief Executive Officer of Big Foot since its inception and served as President of the Bank from 1966 until the spring of 2001, at which time he retired and became a consultant to Big Foot. He has also served as a director of the Bank since 1951. He has served as a director of the Chicago Area Council, the Illinois Savings and Loan League, the Federal Home Loan Bank of Chicago, the U.S. League of Savings Institutions, Inc. and Electronic Funds Transfer Corporations I and II. Mr. Briody is currently a member of the Central Savings and Loan Group. He is also a member of the Illinois and Chicago Bar Associations. He is a past president of the Central Savings and Loan Group and the Illinois Savings and Loan League. Mr. Briody and Mr. Opelka are brothers-in-law.

      Joseph J. Nimrod serves as a director of Big Foot and the Bank and has been a director of the Bank since 1978. Mr. Nimrod is the owner of Joseph Nimrod Decorating Inc., a painting and paperhanging business. He also served as a former officer and a director of the Painters and Decorators Contractors Association and is Chairman of the Washburn Apprentice School of Painting. Mr. Nimrod also serves as a trustee of the Painting Industry Fund and is a general partner in Nimrod Limited Real Estate Partnership.

      F. Gregory Opelka joined the Bank in 1954, served as Executive Vice President until his retirement on March 31, 2001, and became a director as of 1972 and continues as a director. Mr. Opelka is also a consultant for Big Foot. Mr. Opelka is a General Certified appraiser in the State of Illinois, is a member of the Appraisal Institute and holds the MAI (Member), Senior Real Estate Analyst and Senior Residential Appraiser designations. Mr. Opelka and Mr. Briody are brothers-in-law.

      Eugene W. Pilawski joined the Bank in 1949 and has served as a director of the Bank since 1990. Now retired, he had served as Senior Vice President of the Bank from 1987 to 1992. Mr. Pilawski also served as Vice President and Senior Loan Officer of the Bank. Mr. Pilawski is a member of the Chicago Bar Association. Mr. Pilawski and Dr. Powers are brothers.

      Walter E. Powers, M.D., serves as a director of Big Foot and the Bank and has served as a director of the Bank since 1977. Dr. Powers, now retired, was a radiologist-flight surgeon for United Airlines, Inc. from 1973 to 1985. He is a member of the American Medical Association, Illinois State Medical Society, Chicago Medical Society, American College of Radiology, Radiology Society of North America and Illinois Radiology Society. Dr. Powers and Mr. Pilawski are brothers.

Committees and Meetings of the Board of Directors

      The Board of Directors of Big Foot oversees the business and monitors the performance of Big Foot management. In accordance with corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of Big Foot, which are overseen by the executive officers and management. Directors attend regular meetings of the Board of Directors which are generally held on a monthly basis.

Directors also discuss matters relating to the business of Big Foot and the Bank with the President and Chief Executive Officer, other key executives, and principal external advisers (legal counsel, independent public accountants, financial advisors and other consultants).

      The Board of Directors of Big Foot held twelve (12) regular meetings during the fiscal year ended June 30, 2002. Each incumbent director attended at least seventy-five percent (75%) of the meetings of the Board of Directors and meetings of the committees on which that particular director served during this period.

      Big Foot and the Bank have established the following committees of each of their respective Boards of Directors:

     Management Salary Compensation Committee

      The committee reviews and makes recommendations to their respective Board of Directors regarding the compensation of executive officers of Big Foot and the Bank.

      Directors Powers, Pilawski and Nimrod serve as members of the committee.

      The Compensation Committee met once in the fiscal year ending June 30, 2002.

     Audit Committee

      The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	Monitor compliance with legal and regulatory requirements;

•	Monitor the independence and performance of Big Foot’s independent public accountants and internal auditing function; and

•	Provide an avenue of communication among the independent public accountants, management, the internal auditing staff and the Board of Directors.

      Directors Nimrod, Pilawski and Powers serve as members of the committee. Each member of the Audit Committee is independent (as defined in Rule 4200 (a)(14) of the National Association of Securities Dealers’ listing standards). The Audit Committee operates under a written charter adopted by the Board.

      The Audit Committee met twice in the fiscal year ending June 30, 2002.

      Set forth below is the report of the Audit Committee.

Audit Committee Report

      The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed “soliciting material,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

      Big Foot’s Audit Committee has reviewed and discussed the audited consolidated financial statements of Big Foot for the fiscal year ended June 30, 2002 with management of Big Foot and KPMG LLP, the independent public accountants for Big Foot. The Audit Committee has discussed the matters required by Statement on Auditing Standards No. 61 (“Communication with Audit Committee”) with KPMG LLP.

      The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (entitled “Independence Discussions with Audit Committees”), has discussed the independence of KPMG LLP and considered whether the provision of non- audit services provided by KPMG LLP are compatible with maintaining the auditor’s independence.

      Based on the review and discussions noted above, the Audit Committee has recommended to the Board of Directors that Big Foot’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2002 for filing with the SEC.

AUDIT COMMITTEE OF BIG FOOT FINANCIAL CORP.

Eugene W. Pilawski, Chairman
Joseph J. Nimrod, Member
Walter E. Powers, M.D., Member

Executive Officers

      The following individuals are executive officers of Big Foot and the Bank and hold the offices set forth below opposite their names.

Name	Position Held With Big Foot and the Bank

Timothy L. McCue	President and Chief Executive Officer
Michael J. Cahill	Senior Vice President and Chief Financial Officer
Robert A. Jones	Vice President and Chief Savings Officer
Jerome A. Maher	Vice President and Chief Lending Officer

      The Board of Directors elects the executive officers of Big Foot annually. The elected officers hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors. Big Foot and the Bank have entered into Employment Agreements with its executive officers which set forth the terms of their employment. See “— Employment Agreements.”

      Biographical information of executive officers who are not directors is set forth below.

      Michael J. Cahill, age 48, has served as Senior Vice President and Chief Financial Officer since March 2001 and prior to that time served as Vice President and Controller of the Bank since 1986.

      Robert A. Jones, age 59, has served as the Bank’s Vice President and Chief Savings Officer since April 1987.

      Jerome A. Maher, age 67, joined the Bank in June, 1996 and has served as Vice President and Chief Lending Officer since February, 1997.

Compensation of Directors and Executive Officers

Management Salary Compensation Committee Report on Executive Compensation

      The following Report of Big Foot’s Management Salary Compensation Committee is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this Report shall not be deemed “soliciting material,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of section 18 of the Exchange Act.

      Big Foot was formed in 1996 for the purpose of becoming the holding company for the Bank in a stock conversion that took effect in December 1996. For the fiscal year ended June 30, 2002, substantially all of the business of Big Foot was conducted through the Bank.

      During the fiscal year ended June 30, 2002, the chief executive officer and other executive officers of Big Foot served as the chief executive officer and executive officers, respectively, of the Bank and performed substantially all of their services in connection with the management and operation of the Bank. As a result, substantially all compensation of the chief executive officer and all other executive officers for such period was paid by the Bank and determined by the Board of Directors of the Bank on the recommendation of its Management Salary Compensation Committee (the “Bank Management Salary Compensation Committee”). The Board of Directors of the Bank accepted without modification all of the Bank Management Salary Compensation Committee’s recommendations on executive compensation for the fiscal year ended June 30, 2002. The composition of the Bank Management Salary Compensation Committee is the same as that of the Management Salary Compensation Committee for Big Foot.

      It is the policy of Big Foot to cause its executive officers to be compensated, either directly or through its affiliates, using a combination of cash compensation (consisting of base salary and discretionary cash bonuses) and fringe and stock benefit plans. These elements are intended to provide an overall compensation package that is commensurate with Big Foot’s financial resources, appropriate to assure the retention of experienced management personnel and align their financial interests with those of the shareholders of Big Foot, and responsive to the immediate and long-term needs of executive officers and their families. The compensation practices of other savings and community banks in the geographic area are considered, using information obtained through trade groups and commercial salary surveys, in establishing the overall level of compensation and the components of the compensation package; although salaries are not determined by formula, it has been a general goal to set salaries at levels designed to achieve a ranking at or around the average for thrift institutions of similar asset size operating in urban areas in the Midwest.

      For the fiscal year ended June 30, 2002, base salaries of all executive officers were set at levels determined, in the subjective judgment of the Bank Management Salary Compensation Committee, to be commensurate with the executive officers’ customary respective duties and responsibilities and to enable them to maintain appropriate standards of living within their communities. Annual salary rates were, on average, increased approximately 11% over the prior year’s salary rates; this increase includes adjustments for promotions. Fringe benefit plans, consisting of a pension plan, a profit sharing 401(k) plan providing for employer matching contributions and group insurance coverage, are designed to provide for the health and welfare of the executives and their families as well as for their long-term financial needs. In addition, Big Foot maintains an ESOP, and all executive officers participated in this program for the fiscal year ended June 30, 2002 and received allocations of common stock for this past fiscal year. Each executive officer has an individual account within the ESOP Trust, which invests in shares of Big Foot common stock with the result that a portion of each executive officer’s long-term retirement savings is tied to the performance of Big Foot and the Bank.

      The determination of the compensation of Mr. McCue, Big Foot’s Chief Executive Officer, for the fiscal year ended June 30, 2002 was based on the same general principles applied to other executive officers and resulted in a $30,000 increase in base salary, which represents normal salary and promotional increases. Mr. McCue was also selected by the Board of Directors to participate in Big Foot’s Supplemental Pension Plan. Mr. McCue was also awarded a discretionary cash bonus as set forth in the Summary Compensation Table below.

      The Bank Management Salary Compensation Committee recognizes that successfully managing and operating a public company entails additional ongoing duties and responsibilities for each executive officer. However, no additional cash compensation has been awarded on this basis. It is the Bank Management Salary Compensation Committee’s current judgment that compensation for such duties should take the form of stock-based compensation under stock benefit plans of Big Foot which encourage and reward performance that enhances shareholder value. In this connection, Big Foot implemented its 1997 Stock Option Plan and its 1997 Recognition and Retention Plan. These important stock-based incentive compensation plans assist Big

Foot and the Bank in attracting and retaining senior executive personnel of outstanding caliber who will contribute to the success of Big Foot.

MANAGEMENT SALARY COMPENSATION COMMITTEE OF BIG FOOT FINANCIAL CORP.

Joseph J. Nimrod, Chairman
Eugene W. Pilawski, Member
Walter E. Powers, M.D., Member

Compensation Committee Interlocks and Insider Participation

      During the fiscal year ended June 30, 2002, the Management Salary Compensation Committee consisted of Messrs. Powers, Pilawski and Nimrod. During the 2002 fiscal year there were no interlocks, as defined under the rules and regulations of the SEC, between members of the Management Salary Compensation Committee or executive officers of Big Foot and corporations with respect to which such persons are affiliated, or otherwise.

Performance Graph

      The following graph compares Big Foot’s total cumulative shareholder return from June 30, 1997 to June 30, 2002, to the total return for the Nasdaq Stock Market and the total return for the Nasdaq Bank Index.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG BIG FOOT FINANCIAL CORP.,
THE NASDAQ STOCK MARKET INDEX
AND THE NASDAQ BANK INDEX

*	$100 invested on 6/30/97 in stock or index — including reinvestment of dividends. Fiscal year ending June 30.

	6/30/97	6/30/98	6/30/99	6/30/2000	6/30/2001	6/30/2002

Big Foot Financial Corp.	$100	$111.63	$94.57	$70.06	$96.90	$111.25
Nasdaq Stock Market	100	131.62	189.31	279.93	151.75	103.32
Nasdaq Bank Index	100	138.70	137.00	112.33	155.82	175.20

*	Assumes $100 invested on June 30, 1997. Assumes dividends reinvested.

      THERE CAN BE NO ASSURANCE THAT STOCK PERFORMANCE WILL CONTINUE INTO THE FUTURE WITH THE SAME OR SIMILAR TRENDS DEPICTED IN THE GRAPH ABOVE.

Directors’ Compensation

      Fee Arrangements. Currently, each director of the Bank receives a monthly fee of $1,100. The total amount of fees paid to the directors by the Bank for the fiscal year ended June 30, 2002 was approximately $89,100. No additional fees are paid for attendance at Board committee meetings, and directors of both Big Foot and the Bank are not separately compensated for their services on the Board of Big Foot. Subsequent to September 30, 2001, Mr. McCue, an inside director, did not receive director’s fees. Directors have also been granted stock options under Big Foot’s Stock Option Plan and restricted stock awards under Big Foot’s RRP. For descriptions of these plans and awards granted under such plans, see “— Benefits — Stock Option Plan” below and “— Benefits — Recognition and Retention Plan” below.

      Consulting Agreements. Big Foot entered into consulting agreements with Directors Briody and Opelka as of March 31, 2001, the effective date of Messrs. Briody’s and Opelka’s retirement from their positions as executive officers of Big Foot and the Bank. The agreements provide for a five year term and a monthly retainer to be paid to Directors Briody and Opelka in the amount of $9,267 and $6,240, respectively. Under the terms of the agreements, Messrs. Briody and Opelka shall be entitled to participate in all compensation and benefit programs in effect for non-employee directors of Big Foot and the Bank, shall be entitled to reimbursement for reasonable expenses in accordance with the policies for reimbursement of Big Foot’s professional advisors, and, for so long as each performs services for Big Foot and the Bank, each shall be treated as not having terminated service for purposes of vesting under Big Foot’s Stock Option Plan and RRP. The consulting agreements also provide for certain death and disability benefits. In addition, for so long as Messrs. Briody and Opelka are non-employee directors of Big Foot, they shall be reimbursed for the premium costs of insurance coverage for themselves and their spouses under the group health plan maintained by Big Foot or the Bank for the benefit of non-employee directors. In the event of a change of control while each is performing services as a non-employee director, Big Foot shall provide continued health insurance coverage for the lives of each of Messrs. Briody and Opelka, and Mr. Opelka’s spouse, on terms no less favorable than those in effect prior to the change of control. For a description of the circumstances constituting a “change of control,” see “— Employment Agreements.”

Executive Compensation

      Compensation Decisions. The Bank pays substantially all of the compensation of the executive officers of Big Foot and the Bank. The Bank’s Board of Directors makes decisions regarding executive compensation based on recommendations of the Bank Management Salary Compensation Committee.

      Cash Compensation. The following table sets forth the compensation paid by the Bank for services rendered in all capacities during the fiscal year ended June 30, 2002, to all individuals holding the title of chief executive officer during the year and all executive officers who received annual compensation in excess of $100,000, or the Named Executive Officers.

Summary Compensation Table

					Long Term Compensation

					Awards		Payouts
		Annual Compensation(1)
						Securities
				Other Annual	Restricted	Underlying	LTIP
Name and Principal				Compensation	Stock	Options/SARs	Payouts	All Other
Positions	Year	Salary	Bonus	($)	Awards	(#)	($)	Compensation(2)

Timothy L. McCue President and Chief Executive Officer	2002	$152,980	$23,187	$28,482	—	—	—	$34,711
	2001	122,980	10,380	—	—	—	—	23,622
	2000	109,551	14,678	—	—	—	—	15,450
Michael J. Cahill Senior Vice President and Chief Financial Officer	2002	$119,650	$18,288	—	—	—	—	$28,977
	2001	93,593	7,087	—	—	—	—	17,301
	2000	77,434	9,952	—	—	—	—	10,301
Jerome A. Maher Vice President and Chief Lending Officer	2002	$95,290	$14,334	—	—	—	—	$21,340
	2001	88,740	7,209	—	—	—	—	16,453
	2000	70,743	10,126	—	—	—	—	10,484

(1)	Under Annual Compensation, the column titled “Salary” includes base salary, director’s and/or management fees and payroll deductions for health insurance under the Bank’s health insurance plan for the fiscal years ended June 30, 2002, 2001 and 2000, and “Other Annual Compensation” includes club membership fees of $21,980, an automobile allowance of $5,068 and life insurance premiums of $1,434 for the year in which total perquisites exceeded the lesser of 10% of the executive officer’s compensation or $50,000.

(2)	Includes (a) employer contributions to the 401(k) Plan for 2002, 2001 and 2000 as follows: Mr. McCue, $2,246, $1,647 and $1,445; Mr. Cahill, $1,745, $1,206, and $964; and Mr. Maher, $1,381, $1,333 and $981, and (b) allocations of common stock of Big Foot under the ESOP (valued using a price per share of $16.90, $15.00 and $11.0625, the closing sales price for shares of common stock on The Nasdaq Stock Market on June 30, 2002, 2001 and 2000, respectively) for 2002, 2001 and 2000 as follows: Mr. McCue, $32,465, $21,975 and $14,005; Mr. Cahill, $25,232, $16,095, and $9,337; and Mr. Maher, $19,959, $15,120 and $9,503.

     Employment Agreements

      Each of Big Foot and the Bank entered into separate employment agreements with each of Messrs. McCue, Jones and Cahill effective December 19, 1996, and with Mr. Maher effective October 20, 1998, or the Senior Executives. These employment agreements establish the respective duties and compensation of the Senior Executives and are intended to ensure that Big Foot and the Bank will be able to maintain a stable and competent management base. The continued success of Big Foot and the Bank depends to a significant degree on the skills and competence of the Senior Executives.

      The employment agreements provide for three-year terms. The Bank’s employment agreements provide that, commencing on the first anniversary date and continuing on each anniversary date of the employment agreement, the Board of Directors, after conducting a performance evaluation of the Senior Executive, may, with the Senior Executive’s concurrence, extend the employment agreements for an additional year, so that the remaining terms shall be three years. Big Foot’s employment agreements provide for automatic daily extensions such that the remaining terms of the employment agreements shall be three years unless written notice of non-renewal is given by the Board of Directors or the Senior Executive. The employment agreements provide that the Senior Executive’s base salary will be reviewed annually. This review will be performed by the Management Salary Compensation Committee, and the Senior Executive’s base salary may be increased on the basis of such officer’s job performance and the overall performance of the Bank. The employment agreements also provide for, among other things, ability to participate in stock, retirement and welfare benefit plans and eligibility for fringe benefits applicable to executive personnel, such as a company car and fees for club and organization memberships deemed appropriate by Big Foot or the Bank and each Senior Executive. The employment agreements provide for termination by Big Foot or the Bank at any time for cause as defined in the employment agreements.

      In the event Big Foot or the Bank chooses to terminate the Senior Executive’s employment for reasons other than for cause, or in the event of the Senior Executive’s resignation from Big Foot and the Bank for certain reasons specified in the employment agreements, the Senior Executive would be entitled to a lump sum cash payment in an amount equal to the present value of the remaining cash compensation due to the Senior Executive and the additional contributions or benefits that would have been earned under any employee benefit plans of Big Foot or the Bank during the remaining term of the employment agreement and payments that would have been made under any incentive compensation plan during the remaining term of the employment agreements. Big Foot and the Bank would also continue the Senior Executive’s life, health and any disability insurance or other benefit plan coverage for specified periods. Reasons specified as grounds for resignation for purposes of the employment agreements are: failure to elect or re-elect the Senior Executive; failure to vest in the Senior Executive the functions, duties or authority associated with such offices; any material breach of contract by Big Foot or the Bank which is not cured within 30 days after written notice of the breach; and, following a change of control (as that term is defined in the employment agreements), demotion, loss of title, office or significant authority or responsibility, any reduction in any element of compensation or benefits, or any adverse change of location of the principal place of employment or working conditions. In general, for purposes of the employment agreements and the plans maintained by Big Foot or the Bank, a “change of control” will generally be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of twenty-five (25%) or more of any class of equity security of Big Foot or the Bank, upon shareholder approval of a merger or consolidation or a change of the majority of the Board of Directors of Big Foot or the Bank or upon liquidation or sale of substantially all the assets of Big Foot or the Bank.

      Payments to the Senior Executives under the Bank’s employment agreements will be guaranteed by Big Foot in the event that payments or benefits are not paid by the Bank. Payment under Big Foot’s employment agreements are made by Big Foot. To the extent that payments under Big Foot’s employment agreements and the Bank’s employment agreements are duplicative, payments due under Big Foot’s employment agreements would be offset by amounts actually paid by the Bank. Senior Executives are entitled to reimbursement of certain costs incurred in interpreting or enforcing the employment agreements.

      Cash and benefits paid to a Senior Executive under the employment agreements, together with payments under other benefit plans following a “change of control” of Big Foot or the Bank, may constitute an “excess parachute” payment under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to Big Foot and the Bank. Big Foot’s employment agreements include a provision indemnifying each Senior Executive on an after-tax basis for any “golden parachute” excise taxes.

      In connection with the execution of the Agreement and Plan of Reorganization, Midwest requested that the Senior Executives amend their employment agreement, which will provide for accelerated payments of certain compensation, a modification of their rights to continued health benefits and minimizing or eliminating the amount of after-tax indemnification for “golden parachute” excise taxes. See “THE MERGER — Interest of Certain Persons in the Merger and Effect of Merger on Employee Benefit Plans — Employment Agreements.”

     Benefits

      Pension Plan. The Bank maintains the Fairfield Savings Bank Retirement Plan, a noncontributory, tax-qualified defined benefit pension plan, or the Pension Plan, for eligible employees. All employees with more than 1,000 hours of service per year, except leased employees, who have attained age 21 and completed one year of service are eligible to participate in the Pension Plan. The Pension Plan provides a benefit for each participant, including executive officers named in the Summary Compensation Table above. The benefit is equal to an amount (A) minus (B) where (A) is an amount equal to (i) two percent (2%) of the participant’s final average compensation multiplied by the participant’s projected benefit service, reduced by (ii) the participant’s social security offset allowance, and such result multiplied by (iii) a fraction, the numerator of which equals the participant’s benefit service and the denominator of which is the participant’s projected benefit service, and (B) is the amount to which the participant is entitled under the Fairfield Savings and Loan Association Pension Plan (the predecessor of the Pension Plan). A participant’s social security offset allowance shall equal six tenths percent (0.6%) multiplied by the participant’s years of projected benefit service not in excess of thirty five (35) years, multiplied by the lesser of the participant’s (i) final average offset compensation or (ii) covered compensation, divided by twelve.

      Final average offset compensation is the monthly average of a participant’s compensation over sixty (60) consecutive months of employment out of the participant’s last one hundred twenty (120) month period of employment during which the participant’s compensation is the highest. A participant is fully vested in his or her pension after five years of service. The Pension Plan is funded by the Bank on an actuarial basis, and all assets are held in trust by the Pension Plan trustee.

      The following table illustrates the annual benefit payable upon normal retirement at age sixty-five (65) in the normal form of benefit under the Pension Plan (a straight life annuity) at various levels of annual compensation (twelve (12) times final average offset compensation) and years of service under the Pension Plan. The amounts in the table are subject to a social security benefit offset allowance and further reduction by the amount to which a participant is entitled it under the Fairfield Savings and Loan Association Pension Plan, a predecessor qualified plan.

	Years of Credited Service

Annual Average Compensation	15	20	25	30	35

$125,000	$37,500	$50,000	$62,500	$75,000	$87,500
150,000	45,000	60,000	75,000	90,000	105,000
175,000(1)	52,500	70,000	87,500	105,000	122,500
200,000(1)	60,000	80,000	100,000	120,000	140,000	(2)

(1)	For the Pension Plan year ended July 31, 2002, the annual compensation for calculating benefits may not exceed $170,000 (as adjusted for subsequent years pursuant to Code provisions).

(2)	For the Pension Plan year ended July 31, 2002, the maximum annual benefit under the Pension Plan may not exceed $140,000. The maximum annual benefit will be adjusted in subsequent years pursuant to Code provisions.

      The following table sets forth the years of credited service and the final average compensation (monthly average of a participant’s compensation over sixty (60) consecutive months of employment out of the participant’s last one hundred twenty (120) month period of employment during which the participant’s compensation is the highest) determined as of June 30, 2002, for each of the individuals named in the Summary Compensation Table.

	Years of
	Credited Service
			Final Average
	Years	Months	Compensation

Mr. McCue	17	6	$107,239
Mr. Cahill	21	9	76,034
Mr. Maher	6	0	71,666

      Supplemental Pension Plan. Big Foot maintains a Supplemental Pension Plan effective as of March 19, 2001. The Supplemental Pension Plan is designed to provide a retirement benefit to certain selected officers of Big Foot which, when combined with the tax-qualified Pension Plan maintained by the Bank, will assure the participant of a guaranteed retirement benefit consisting of a target percentage (as selected by the Management Salary Compensation Committee) of the participant’s highest average base salary to be paid in the form of a single life annuity beginning at age fifty-five (55). The benefit payable under the Supplemental Pension Plan is the difference between the target percentage of the participant’s highest average base salary and the benefit amount actually payable to the participant at age fifty-five (55) under the tax-qualified Pension Plan maintained by the Bank. Currently, Mr. McCue is the only participant in the Supplemental Pension Plan.

      Payments under the Supplemental Pension Plan may be made in any form available under the tax-qualified Pension Plan maintained by the Bank; provided, however, that if a lump sum payment is made, the amount of this payment will be equal to ninety (90%) of the amount owed to the participant under the Supplemental Pension Plan. Participants are immediately vested in the amounts owed under the Supplemental Pension Plan. The Supplemental Pension Plan also provides for certain death benefits to be provided to participants. The Supplemental Pension Plan is an unfunded plan, and the benefits payable thereunder will be paid from the general assets of Big Foot. Upon a change of control, there is a requirement for the establishment of a rabbi trust with contributions to be made to such trust in an amount sufficient to pay all benefits under the Supplemental Pension Plan.

      Employee Stock Ownership Plan and Trust. Big Foot has established, and the Bank has adopted for the benefit of eligible employees, an Employee Stock Ownership Plan and related trust, or ESOP, which became effective December 19, 1996. Substantially all employees of Big Foot or the Bank who have attained age twenty-one (21) and have completed one year of service may be eligible to become participants in the ESOP. The ESOP purchased eight percent (8%) of Big Foot’s common stock issued in our conversion to stock form with borrowed funds. The loan is for a term of ten (10) years, with interest at the rate of eight percent (8%) per annum. and level annual payments of principal plus accrued interest, designed to amortize the loan over its term. The loan also permits optional prepayments. Big Foot and the Bank may make additional annual contributions to the ESOP to the maximum extent deductible for federal income tax purposes.

      Shares purchased by the ESOP are initially pledged as collateral for the loan and will be held in a suspense account until released for allocation among participants in the ESOP as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will be allocated among the accounts of participants on the basis of the participants’ base taxable salary for the year of allocation.

      In connection with the establishment of the ESOP, a Plan Administrator was appointed to administer the ESOP, or the Plan Administrator. The Plan Administrator may instruct the ESOP Trustee regarding investment of funds contributed to the ESOP. The ESOP Trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares will be voted in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock as long as such vote is in accordance with the provisions of ERISA.

      The ESOP may purchase additional shares of Big Foot common stock in the future, in the open market or otherwise, and may do so either on a leveraged basis with borrowed funds or with cash dividends, periodic employer contributions or other cash flow.

      Stock Option Plan. Big Foot’s Board of Directors adopted the Stock Option Plan and Big Foot’s shareholders approved it at a special meeting on June 24, 1997. The purpose of the Stock Option Plan continues to be to promote the growth of Big Foot, the Bank and other affiliates by linking the incentive compensation for officers, key employees and directors with the profitability of Big Foot. The Stock Option Plan is not subject to ERISA and is not a tax-qualified plan. The maximum aggregate number of shares of common stock available for issuance upon the exercise of stock options granted under the Stock Option Plan is 258,143.

      The following table provides certain information with respect to the number of shares of common stock represented by outstanding stock options held by the Named Executive Officers on June 30, 2002.

Fiscal Year End Options/SAR Values

	Shares		Number of Securities	Value of Unexercised
	Acquired		Underlying-Unexercised	In-The-Money
	or	Value	Options/SARS at	Options/SARS at
	Exercised	Realized	Fiscal Year-End (#)	Fiscal Year-End ($)
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Timothy L. McCue	—	—	37,691/0	$48,056/NA
Michael J. Cahill	—	—	30,153/0	38,445/NA
Jerome A. Maher	—	—	15,076/0	19,222/NA

(1)	The closing price of Big Foot’s common stock at June 30, 2002 was $16.90.

      The shares reserved for issuance upon exercise of options may be authorized and unissued shares or shares previously issued and reacquired by Big Foot. Any shares subject to options under the Stock Option Plan which expire or are terminated, forfeited or canceled without having been exercised or vested in full, shall again be available to support additional grants under the Stock Option Plan.

      Recognition and Retention Plan. The Board of Directors of Big Foot adopted the Recognition and Retention Plan, or RRP, and it was approved by Big Foot’s shareholders at the 1997 Annual Meeting. Similar to the Stock Option Plan, the RRP functions as a long-term incentive compensation program for eligible officers, employees and outside directors of Big Foot, the Bank and other affiliates. The RRP is administered by the members of the Board’s Compensation Committee who are disinterested directors, or RRP Committee. All costs and expenses of administering the RRP are paid by Big Foot.

      As required by the terms of the RRP, Big Foot has established a trust, or Trust, and has contributed to the Trust, funds sufficient to purchase up to 110,245 shares of common stock, or Restricted Stock Award, that may be granted under the RRP. Shares of common stock subject to a Restricted Stock Award are held in the Trust until the Restricted Stock Award vests at which time the shares of common stock attributable to the portion of the Award that has vested are distributed to the Restricted Stock Award holder. A Restricted Stock Award recipient is entitled to exercise voting rights and receive cash dividends with respect to the shares of common stock subject to his Restricted Stock Award, whether or not the underlying shares have vested. If an individual award recipient terminates service prior to full vesting of the Restricted Stock Awards granted pursuant to the RRP, the shares subject to the award will be forfeited and returned to Big Foot.

      Restricted Stock Awards are granted under the RRP on a discretionary basis to eligible officers and executives selected by the RRP Committee and are awarded to outside directors pursuant to the terms of the RRP. All outstanding Restricted Stock Awards to eligible directors (with the exception of Mr. Nelson) and eligible employees vest and are distributable as follows: 10% at June 30, 1998, 20% at June 30, 1999, 2000, 2001, and 2002; and 10% at January 1, 2003, subject to automatic full vesting on the date of the Award holder’s death, disability or retirement while in service and after attaining age 65 or upon the effective date of a change in control of Big Foot. Mr. Nelson’s Restricted Stock Award vests as follows: 335 shares at June 30, 1999; 804 shares at June 30, 2000, 2001 and 2002; and 402 shares at June 30, 2003.

      Big Foot may amend or terminate the RRP, in whole or in part, at any time, subject to the requirements of all applicable laws.

Transactions with Certain Related Parties

      Under applicable federal law, all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank has made loans or extended credit to executive officers and directors and also to certain persons related to executive officers and directors. All such loans were made by the Bank in the ordinary course of business and were not made with more favorable terms nor did they involve more than the normal risk of collectibility or present unfavorable features.

      No transactions occurred during the fiscal year ended June 30, 2002 between Big Foot and its executives, directors or holders of 10% or more of the shares of any class of its common stock and affiliates thereof.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires that Big Foot’s directors and executive officers, and any person holding more than ten percent of Big Foot’s common stock, file with the SEC reports of ownership and changes in ownership, and that such individuals furnish Big Foot with copies of the reports.

      Based solely on our review of the copies of such reports that we have received, or written representations from certain reporting persons, we believe that all of our executive officers and directors complied with all Section 16(a) filing requirements applicable to them.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed KPMG LLP as our independent public accountants for Big Foot for the fiscal year ending June 30, 2003, if the merger is not consummated, or for any such shorter period as may be called for and deemed necessary by Big Foot, and we are asking shareholders to ratify the appointment. Representatives of KPMG LLP will attend the Annual Meeting and will be available to respond to appropriate questions. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify KPMG LLP’s appointment.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR BIG FOOT.

Audit Fees

      Audit Fees. The aggregate fees paid to KPMG LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended June 30, 2002, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for the fiscal year, were $101,200.

      Financial Information Systems Design and Implementation Fees. We did not engage KPMG LLP for any professional services related to financial information systems design and implementation during the fiscal year ended June 30, 2002.

      All Other Fees. The aggregate fees paid to KPMG LLP for services rendered to us, other than the services described above under “Audit Fees” for the fiscal year ended June 30, 2002 were $28,700. Such fees were paid with respect to certain tax return preparation and benefit plan review performed by KPMG LLP. The Audit Committee has considered whether the provision of the services by KPMG LLP is compatible with maintaining their independence.

Additional Information

     Information About Shareholder Proposals

      Under the proxy solicitation regulations of the SEC, if you wish to submit a proposal to be included in our proxy statement for the 2003 Annual Meeting, which is scheduled to be held on October 21, 2003 in the event the merger is not consummated, we must receive it by May 19, 2003. SEC rules contain standards as to whether shareholder proposals are required to be included in the proxy statement. Any such proposal will be subject to 17 C.F.R. ss. 240.14a-8 of the rules and regulations promulgated by the SEC.

      In addition, under Big Foot’s bylaws, if you wish to nominate a director or bring other business before an annual meeting (which is not included in the proxy statement for the 2003 Annual Meeting), you must be a shareholder of record and have given timely notice in writing to the Secretary of Big Foot, according to the procedures set forth in Big Foot’s bylaws. If Big Foot’s 2003 Annual Meeting is held on a day that is within thirty (30) days preceding the anniversary of this year’s meeting, Big Foot must receive your notice at least sixty (60) days in advance of the 2003 Annual Meeting. For example, if the 2003 Annual Meeting is held on                     , 2003, Big Foot must receive your notice by                     , 2003. If our 2003 Annual Meeting is held on or after                     , 2003, Big Foot must receive your notice at least ninety (90) days in advance of the 2003 Annual Meeting. Finally, if Big Foot’s 2003 Annual Meeting is held on a date which is outside the time periods set forth above, Big Foot must receive your notice by the close of business on the tenth (10th) day following the date on which notice of the 2003 Annual Meeting is first given to shareholders as provided in the bylaws.

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

      The following tables present financial data at and for the six months June 30, 2002 and for the year ended December 31, 2001 for Midwest after giving effect to the completion of:

•	the proposed acquisitions of Big Foot;

•	the pro forma financial data gives effect to the fact the merger will be accounted for as a purchase in accordance with accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the tangible and identified intangible assets and liabilities of Big Foot will be recorded at estimated fair values at the time the merger is consummated. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. The adjustments necessary to record tangible and identifiable intangible assets and liabilities at their fair value will be amortized to income and expense over the estimated remaining lives of the related assets and liabilities. Goodwill will not be amortized. Instead, goodwill will be reviewed for impairment at least annually. If the carrying amount of goodwill exceeds its estimated fair value, an impairment loss will be recognized in an amount equal to that excess.

•	the unaudited pro forma combined condensed consolidated financial statements combine the historical condensed consolidated financial statements of Midwest and Big Foot giving effect to the acquisition as if it had been effective on June 30, 2002 with respect to the unaudited pro forma combined condensed consolidated balance sheet, and as of the beginning of the periods indicated with respect to the unaudited pro forma combined condensed consolidated statements of operations.

      The fiscal years of Big Foot and Midwest are different. Upon consummation of the merger, the fiscal year end of Midwest will be the fiscal year end of the combined entity. The information for the year ended December 31, 2001 is derived from:

•	Big Foot’s unaudited consolidated financial statements as of and for the twelve months ended December 31, 2001 were prepared by management using the unaudited consolidated financial statements of Big Foot; and

•	Midwest’s audited consolidated financial statements as of and for the twelve months ended December 31, 2001, including the related notes, are incorporated by reference in this proxy statement/ prospectus.

      You should read Midwest’s unaudited pro forma combined condensed consolidated statement of earnings for the year ended December 31, 2001 in conjunction with the historical consolidated financial statements, and related notes thereto, described above that have been incorporated by reference into this proxy statement/ prospectus.

      The information as of and for the six months ended June 30, 2002 is derived from:

•	Midwest’s unaudited consolidated financial statements as of and for the six months ended June 30, 2002, including the related notes, are incorporated by reference in this proxy statement/ prospectus; and

•	Big Foot’s unaudited consolidated financial statements as of and for the six months ended June 30, 2002 were prepared by management using the unaudited consolidated financial statements of Big Foot.

      You should read Midwest’s unaudited pro forma combined condensed consolidated financial statements as of and for the six months ended June 30, 2002 in conjunction with the historical financial statements, and related notes thereto, described above that have been incorporated by reference into this proxy statement/prospectus.

      The effect of the estimated merger and reorganization costs expected to be incurred in connection with the proposed acquisition of Big Foot have been reflected in the unaudited pro forma combined condensed consolidated balance sheet. Midwest also anticipates that the acquisition will provide the combined company with certain future financial benefits that include reduced operating expenses and opportunities to earn more revenue. However, Midwest does not reflect any of these anticipated cost savings or benefits in the pro forma financial information. Therefore, the pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma financial information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout the periods presented. Midwest has included in the pro forma consolidated condensed financial statements all the adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the historical periods.

      Given the information regarding the proposed acquisitions of Big Foot, the actual consolidated condensed financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because, among other reasons:

•	assumptions used in preparing the pro forma financial data may be revised in the future due to changes in values of assets, including finalization of the calculation of a core deposit intangible, appraisal of property and equipment, and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the respective acquisition takes place; and

•	adjustments may need to be made to the unaudited historical financial data upon which such pro forma data are based.

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED BALANCE SHEET
As of June 30, 2002

	Midwest Banc		Pro Forma	Midwest with
	Holdings, Inc.	Big Foot Financial Corp.	Big Foot	Big Foot
	Historical	Historical	Adjustments	Pro Forma

	(In thousands, except per share data)
Assets:
Cash and due from banks	$91,782	$12,959	$(1,477)	$103,264
Securities available for sale	624,612	23,894	—	648,506
Securities held-to-maturity	20,505	7,590	151	28,246
Loans	1,086,499	174,041	1,600	1,262,140
Allowance for loan losses	(11,210)	(300)	—	(11,510)

Net loans	1,075,289	173,741	1,600	1,250,630
Cash value of life insurance	20,022	—	—	20,022
Premises and equipment (net)	19,012	3,843	7,000	29,855
Other real estate	246	—	—	246
Goodwill and core deposit	4,467	—	5,860	10,327
Other assets	20,650	5,355	—	26,005
Total Assets	$1,876,585	$227,382	$13,134	$2,117,101

Liabilities and Stockholders’ Equity:
Liabilities:
Non-interest bearing deposits	$129,697	$7,048	$—	$136,745
Interest bearing deposits	1,206,220	125,034	333	1,331,587

Total deposits	1,335,917	132,082	333	1,468,332
Securities sold under agreements to repurchase	142,952	—	—	142,952
Advances from Federal Home Loan Bank	237,500	61,000	862	299,362
Junior subordinated debt	20,000	—	—	20,000
Note payable	8,800	—	—	8,800
Other liabilities	19,903	5,067	9,292	34,262
Total liabilities	$1,765,072	$198,149	$10,487	$1,973,708
Stockholders’ Equity:
Preferred stock	—	—	—	—
Common Stock	$114	$25	$(9)	$130
Surplus	29,509	24,512	7,352	61,373
Retained earnings	86,730	18,270	(18,270)	86,730
Unearned ESOP and RRP shares	—	(1,238)	1,238	—
Accumulated other comprehensive income:	3,865	843	(843)	3,865
Treasury stock, at cost	(8,705)	(13,179)	13,179	(8,705)

Total Stockholders’ Equity	$111,513	$29,233	$2,647	$143,393

Total Liabilities and Stockholders’ Equity	$1,876,585	$227,382	$13,134	$2,117,101

Shares outstanding	16,156	1,509	—	17,811

Book value per share	$6.90	$19.37	$—	$8.05

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED STATEMENT OF EARNINGS
For the Six Months Ended June 30, 2002

		Big Foot
	Midwest Banc	Financial	Pro Forma	Midwest with
	Holdings, Inc.	Corp.	Big Foot	Big Foot
	Historical	Historical	Adjustments	Pro Forma

	(In thousands, except per share data)
Interest income
Loans	$36,540	$5,968	$(160)	$42,348
Securities:
Taxable	19,382	876	(19)	20,239
Exempt from federal income taxes	991			991
Federal funds sold and other short-term investments	73	72	—	145

Total interest income	56,986	6,916	(179)	63,723

Interest Expense
Deposits	17,113	1,881	(167)	18,827
Advances from the Federal Home Loan Bank	6,593	1,398	(86)	7,905
Notes payable	104	—	—	104
Federal funds purchased and securities sold under agreements to repurchase	2,097	—	—	2,097
Junior subordinated debt	748	—	—	748

Total interest expense	26,655	3,279	(253)	29,681

Net Interest income	30,331	3,637	74	34,042
Provision for loan losses	1,477	—	—	1,477

Net interest income after provision for loan losses	28,854	3,637	74	32,565
Other income
Service charge on deposits	2,709	141	—	2,850
Net gains on securities transactions	1,295	(99)	—	1,196
Net trading account profits	348	—	—	348
Option income	654	—	—	654
Mortgage banking fees	231	—	—	231
Insurance and brokerage commissions	540	—	—	540
Trust income	295	—	—	295
Increase in cash surrender value of life insurance	468	—	—	468
Other income	343	30	—	373
Total other income	6,883	72	—	6,955

Other Expenses
Salaries and employee benefits	10,242	1,608	—	11,850
Occupancy and equipment	2,385	551	50	2,986
Professional services	1,276	295	—	1,571
Marketing	466	—	—	466
Other expenses	2,293	378	197	2,868

Total other expenses	16,662	2,832	247	19,741

Income before income taxes	19,075	877	(173)	19,779
Provision for income taxes	6,374	$319	$(69)	$6,624

Net income	$12,701	$558	$(104)	$13,155

Basic earnings per share	$0.79	$0.39	$—	$0.74

Diluted earnings per share	$0.77	$0.39	$—	$0.73

Average Shares Outstanding
Basic	16,102	1,412	—	17,661

Diluted	16,494	1,415	—	18,056

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

STATEMENT OF EARNINGS
For the Year Ended December 31, 2001

	Midwest Banc	Big Foot	Pro Forma	Midwest with
	Holdings, Inc.	Financial Corp.	Big Foot	Big Foot Pro
	Historical	Historical	Adjustments	Forma

	(In thousands, except per share data)
Interest income

Loans	$76,429	$11,993	$(320)	$88,102
Securities:
Taxable	34,920	2,189	(38)	37,071
Exempt from federal income taxes	1,508	—	—	1,508
Trading account securities	25	—	—	25
Federal funds sold and other short-term investments	250	253	—	503

Total interest income	113,132	14,435	(355)	127,209

Interest Expense
Deposits	47,519	4,918	(333)	52,104
Advances from the Federal Home Loan Bank	13,528	3,234	(172)	16,590
Notes payable and other borrowings	397	—	—	397
Federal funds purchased and securities sold under agreements to repurchase	2,221	—	—	2,221
Junior subordinated debt	2,000	—	—	2,000

Total interest expense	65,665	8,152	(505)	73,312

Net Interest Income	47,467	6,283	147	53,897
Provision for loan losses	2,220	—	—	2,220

Net interest income after provision for loan losses	45,247	6,283	147	51,677
Other income
Service charge on deposits	5,013	298	—	5,311
Net gains on securities transactions	2,761	181	—	2,942
Net trading account profits (losses)	899	—	—	899
Option Income	508	—	—	508
Litigation Settlement		523	—	523
Mortgage loan origination fees	605	—	—	605
Insurance and brokerage commissions	795	—	—	795
Trust income	628	—	—	628
Increase in cash surrender value of life insurance	937	—	—	937
Other income	656	53	—	709
Total other income	12,802	1,055	—	13,857

Other Expenses
Salaries and employee benefits	18,770	2,948	—	21,718
Occupancy and equipment	5,067	1,109	100	6,276
Professional services	2,144	980	—	3,124
Marketing	848			848
Other expenses	4,634	757	393	5,784

Total other expenses	31,463	5,794	493	37,750

Income before income taxes	26,586	1,544	(346)	27,784
Provision for income taxes	8,704	476	(137)	9,043

Net income	$17,882	$1,068	$(209)	$18,741

Basic earnings per share	$1.11	$0.72	$—	$1.06

Diluted earnings per share	$1.09	$0.72	$—	$1.04

Average Shares Outstanding
Basic	16,102	1,477	—	17,735

Diluted	16,330	1,478	—	17,962

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

Note 1:     Basis of Presentation of Big Foot Acquisition

      The unaudited pro forma combined condensed consolidated financial information has been prepared assuming the merger will be accounted for under the purchase method of accounting. The unaudited pro forma combined condensed consolidated statements of earnings for the six months ended June 30, 2002 and for the year ended December 31, 2001 are presented as if the Big Foot acquisition occurred at the beginning of the respective periods. The unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2002 is presented as if the Big Foot acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the Big Foot acquisition actually occurred on those dates.

      Certain historical data of Big Foot have been reclassified on a pro forma basis to conform to Midwest’s classifications and period ends.

Note 2:     Purchase Price and Funding of Big Foot

      Pursuant to the Agreement and Plan of Reorganization, each Big Foot shareholder will have the right to receive for each share of Big Foot common stock issued and outstanding immediately prior to the merger 1.104 share of Midwest common stock. These shares are expected to be newly issued.

      Based on a share price of $19.27 for Midwest’s common stock on July 19, 2002, the estimated total consideration to be paid in connection with the Big Foot acquisition is $33.4 million — which will be in the form of Midwest Stock and cash.

Note 3:     Allocation of Purchase Price of Big Foot

      Under purchase accounting, Big Foot’s assets and liabilities and any identifiable intangible assets are required to be adjusted to their estimated fair values. The estimated fair values have been determined by Midwest based upon available information. Midwest cannot be sure that such estimated values represent the fair value that would ultimately be determined as of the acquisition date. The following are the pro forma adjustments made to record the transaction and to adjust Big Foots’ assets and liabilities to their estimated fair values at June 30, 2002.

Purchase Price of Big Foot:
Market value (as of market close on July 19, 2002) of Midwest common stock to be issued	$31,880
Cash issued in exchange for stock options	1,477
Cost of acquisition incurred by Midwest	355

$33,712

Historical net assets of Big Foot	$29,233
Accrual of Big Foot, after tax merger related charges	(4,209)

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL INFORMATION — (Continued)

Fair market value adjustments as of June 30, 2002:

Securities	$151
Loans	1,600
Premises and equipment	7,000
Goodwill	2,715
Core deposit intangible	3,145
Deposits	(333)
Federal Home Loan Bank Advances	(862)
Liability for underfunded defined benefit plan	(800)
Deferred taxes on purchase accounting adjustments	(3,928)

$33,712

      All of the other asset and liability categories are either variable rate or short-term in nature and fair market value adjustments were considered to be immaterial to the financial presentation.

      The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes. For pro forma presentation purposes only, Midwest has included an estimated core deposit intangible calculated as 4.5% percent of deposits. In accordance with Statement of Financial Accounting Standards No 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 30, 2001; therefore, no goodwill amortization is presented in the pro forma financial statements. However, the core deposit intangible will be amortized over its estimated useful life and recorded as a charge to operations.

Note 4:     Merger Costs of Big Foot

      The table below reflects Midwest’s current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $5,047 (net $2,603 of taxes, computed using the combined federal and state tax rate of 39.67%) expected to be incurred in connection with the acquisition. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined costs, primarily comprised of anticipated cash charges, include the following (in thousands):

Employee costs (severance and retention costs)	$4,160
Conversion costs	400
Liability for underfunded defined benefit plan	800
Other costs	1,200

Deductible merger costs	6,560
Tax benefits	2,603

Deductible merger costs, net of tax benefits	3,957
Investment banking and other professional fees	1,090

Total merger costs, net of tax benefits	$5,047

      Midwest’s cost estimates are forward-looking. While the costs represent Midwest’s current estimate of merger costs associated with the acquisition that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the merger. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL INFORMATION — (Continued)

the Big Foot acquisition will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. For additional factors that may cause actual results to differ, please see “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page      .

Note 5:     Pro Forma Condensed Combined Statement of Income Adjustments

      For purposes of determining the pro forma effect of the Big Foot acquisition on the statement of income, the following pro forma adjustments have been made as if the acquisition occurred as of January 1 with respect to each period:

	Six months Ended	Year Ended
	June 30, 2002	December 31, 2001

Yield adjustment for income on securities held to maturity	$(19)	$(38)
Yield adjustment for interest income on loans	(160)	(320)
Amortization of core deposit intangible	(197)	(393)
Amortization of premises and equipment	(50)	(100)
Yield adjustment for interest expense on deposits	167	333
Yield adjustment for interest expense on advances	86	172
	(173)	(346)

Tax benefits of pro forma adjustments	69	137

	$(104)	$(209)

      The following assumptions were used for purposes of determining the pro forma effect of the Big Foot acquisition on the statement of income. In accordance with Financial Accounting Standards No. 142, goodwill and Other Intangible Assets, goodwill will not be amortized, but will be reviewed for impairment at least annually.

	Weighted Average	Method of
	Remaining Term/	Amortization, Accretion
	Useful Life	or Depreciation

Securities held to maturity	4 years	Straight Line
Loans	5 years	Straight Line
Core deposit	8 years	Straight Line
Premises	30 years	Straight Line
Deposits	1 year	Straight Line
Advances	5 years	Straight Line

MIDWEST BANC HOLDINGS, INC.

Description of Business

      Midwest is a community-based bank holding company headquartered in Melrose Park, Illinois. Midwest, a Delaware corporation, was founded in 1983 as a bank holding company, for Midwest Bank and Trust Company. Midwest, through its wholly-owned banking subsidiaries, provides a wide range of services, including traditional banking services, personal and corporate trust services, residential mortgage services, insurance brokerage and retail securities brokerage services. Midwest’s principal operating subsidiaries are two Illinois community banks: Midwest Bank and Trust Company and Midwest Bank of Western Illinois, or the Midwest Banks. Each of the Midwest Banks is chartered as an Illinois state bank.

      The Midwest Banks are community-oriented, full-service commercial banks, providing traditional banking services to individuals, small-to-medium-sized businesses, government and public entities and not-for-profit organizations. The Midwest Banks operate out of 18 locations, with 12 banking centers in the greater Chicago metropolitan area and 6 banking centers in Western Illinois. Porter Insurance Agency, Inc., a subsidiary of Midwest Bank of Western Illinois, acts as an insurance agency for individuals and corporations. Midwest Financial and Investment Services, Inc., a subsidiary of Midwest, provides securities brokerage services to customers of each of the Midwest Banks.

      At June 30, 2002, Midwest had consolidated total assets of approximately $1.9 billion, consolidated total deposits of approximately $1.3 billion and consolidated total shareholders’ equity of approximately $111.5 million.

      Midwest is a corporate entity legally separate and distinct from its subsidiaries. The principal source of Midwest’s income is dividends from its subsidiaries. There are certain regulatory restrictions as to the extent to which the subsidiaries can pay dividends or otherwise supply funds to Midwest. See “DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF SHAREHOLDERS — Dividends.”

Recent Developments

     Repurchase Plan

      On October 4 and December, 2001, Midwest announced its plan to repurchase up to 1% of its issued and outstanding common stock (150,000 shares). The repurchase program began on October 4, 2001, and as of                     , 2002, Midwest had repurchased approximately            shares of its common stock at an aggregate costs of $                    .

     Charter Consolidation

      On August 19, 2002, Midwest completed a reorganization of its subsidiaries. Midwest Bank of Hinsdale and Midwest Bank of McHenry County were merged with and into Midwest Bank and Trust Company. In addition, the common stock of First Midwest Data Corp., which provides data processing services to the insured subsidiaries of Midwest, was contributed by Midwest to Midwest Bank and Trust Company. First Midwest Data Corp. was then liquidated, and its assets and liabilities distributed to Midwest Bank and Trust Company.

Additional Information

      For more detailed information about Midwest, reference is made to the Midwest Annual Report on Form 10-K for the year ended December 31, 2001, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, and Current Reports on Form 8-K filed with the SEC on January 17, April 17, June 4, July 17 and July 22, 2002, which are incorporated into this document by reference. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page      .

BIG FOOT FINANCIAL CORP.

Description of Business

      Big Foot Financial is a non-diversified, unitary savings and loan holding company headquartered in Long Grove, Illinois. Its only subsidiary is the Bank. Big Foot’s principal business consists of gathering savings deposits from the general public within its market area and investing those savings deposits primarily in one- to four-family residential mortgage loans, mortgage-backed securities and obligations of the U.S. Government. To a lesser extent, Big Foot originates multifamily residential loans, commercial real estate loans, land, construction and development loans, consumer loans (including loans secured by savings deposits) and commercial lines of credit. Big Foot’s revenues are derived principally from interest on mortgage loans and mortgage-backed securities. Big Foot’s primary sources of funds are savings deposits, proceeds from principal and interest payments on loans, mortgage-backed and investment securities and Federal Home Loan Bank advances.

      Big Foot is a community-oriented financial institution which provides a variety of financial services to meet the needs of the communities which it serves. Big Foot serves three distinct geographic markets: the Chicago branch at 1601 North Milwaukee Avenue serves the near northwest side of the City of Chicago, the Norridge branch at 8301 West Lawrence serves Chicago’s near northwestern suburbs and the Long Grove branch at Old McHenry Road and Route 83 serves northern Cook and southern Lake counties.

      As of June 30, 2002, Big Foot had, on a consolidated basis, assets of approximately $227.4 million, deposits of approximately $132.1 million, and shareholders’ equity of approximately $29.2 million.

Additional Information

      For more detailed information about Big Foot, reference is made to the Big Foot Annual Report to Stockholders for the year ended June 30, 2002, a copy of which is being mailed to shareholders with this proxy statement/ prospectus. You are also referred to Big Foot’s Annual Report on Form 10-K filed with the SEC on September 20, 2002, and a Current Report on Form 8-K filed with the SEC on July 22, 2001 which are incorporated into this document by reference. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page      .

DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF SHAREHOLDERS

General

      Midwest is a corporation organized under the laws of the State of Delaware. Its corporate practices are governed by the Delaware General Corporation Law, or the DGCL, and its restated certificate of incorporation, or the Certificate, and its amended and restated bylaws, or the Bylaws. Big Foot is a corporation organized under the laws of the State of Illinois. Its corporate practices are governed by the Illinois Business Corporation Act of 1983, or the IBCA, and its articles of incorporation and bylaws.

      As a Big Foot shareholder, your rights are currently governed by Big Foot’s articles of incorporation and bylaws and by the IBCA. If you receive Midwest common stock in exchange for your Big Foot common stock, you will become a Midwest shareholder. Consequently, your rights as a Midwest shareholder will be governed by Midwest’s Certificate and Bylaws and by the DGCL. The rights of Midwest shareholders differ from the rights of Big Foot shareholders in certain respects.

Capitalization

      Midwest is authorized to issue 24,000,000 shares of Midwest common stock, $.01 par value, and 1,000,000 shares of preferred stock, $.01 par value. As of September      , 2002, Midwest had outstanding                      shares of Midwest common stock and no shares of Midwest preferred stock. Pursuant to Section 4 of Midwest’s Certificate, the board of directors of Midwest has the sole power to determine the terms of any one or more series of preferred stock, without further action of the shareholders, and pursuant thereto may:

(1) divide into one or more new series the authorized shares of Midwest preferred stock, (2) fix the number of shares constituting any new series, (3) fix the voting rights, and (4) fix the dividend rates, payment dates, whether dividend rights shall be cumulative or non-cumulative, conversion rights, redemption rights (including sinking fund provisions) and liquidation preferences.

      Big Foot is authorized to issue 8,000,000 shares of Big Foot common stock, $.01 par value per share, 7,200,000 shares of Big Foot excess common stock, $.01 par value, and 2,000,000 shares of Big Foot preferred stock, $.01 par value, none of which are issued and outstanding. As of September      , 2002, Big Foot had outstanding 1,509,168 shares of Big Foot common stock. Pursuant to Article IV of Big Foot’s articles of incorporation, the board of directors of Big Foot has the sole power to determine the terms of any one or more series of preferred stock, without further action from the shareholders, and pursuant thereto may (1) divide into one or more new series the authorized shares of Big Foot preferred stock, (2) fix the number of shares constituting any new series, (3) fix the voting rights, and (4) fix the dividend rates, payment dates, whether dividends rights should be cumulative or non-cumulative, redemption rights, liquidation rights, conversion or exchange rights.

      Set forth below is a comparison of the rights of holders of Midwest common stock and Big Foot common stock. This description and analysis are brief summaries of relevant provisions of the Certificate and Bylaws of Midwest and the DGCL and of the articles of incorporation and bylaws of Big Foot and the IBCA and are qualified in their entirety by reference to those documents and statutes.

Voting Rights

      Holders of both Midwest common stock and Big Foot common stock are generally entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors.

      As stated above, Midwest is authorized to issue 1,000,000 shares of Midwest preferred stock, and its board of directors may designate various characteristics and rights of Midwest preferred stock, including conversion rights. Midwest’s board of directors may also authorize the conversion of shares of other classes of Midwest preferred stock into any number of shares of Midwest common stock and thus dilute the outstanding shares of Midwest common stock. Subject to the board’s fiduciary duties, Midwest could issue convertible preferred stock with the purpose or effect of deterring or preventing a takeover of Midwest.

      Big Foot’s articles of incorporation contain a similar provision that could be utilized with a similar purpose or effect. As stated above, Big Foot is authorized to issue 2,000,000 shares of Big Foot preferred stock, and its board of directors may designate various characteristics and rights of Big Foot preferred stock, including conversion rights. Accordingly, Big Foot’s board of directors may authorize the conversion of shares of Big Foot preferred stock into any number of shares of Big Foot common stock and thus dilute the outstanding shares of Big Foot common stock.

      The articles of incorporation of Big Foot provide that no person (other than Big Foot, any subsidiary or any benefit plan maintained by Big Foot) shall directly or indirectly acquire or hold the beneficial ownership of more than 10% of the issued and outstanding shares of voting stock of Big Foot. If a person becomes or attempts to become the beneficial owner of 10% or more of the issued and outstanding shares of voting stock, the number of shares in excess of 10% shall automatically be converted into shares of “Excess Common Stock,” each share of which shall entitle the holder to one one-hundredth of a vote on all matters on which shareholders of Big Foot have the right to vote.

      Midwest does not have a similar provision in its Certificate or Bylaws.

Classification of Board of Directors

      Midwest’s Bylaws provide for the division of its board of directors into three classes of approximately equal size. Midwest directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified board of directors expire each year. This classification of the board of Midwest may make it more difficult for a shareholder to acquire immediate control of Midwest and remove management by means of a hostile takeover. Since the terms of approximately one-third of the incumbent directors expire each year, at least two annual elections are necessary for the shareholders to replace a majority of directors, whereas a majority of the directors of a non-classified board of directors may be replaced in one annual meeting.

      The Big Foot board is also classified. The Big Foot board is divided into three classes, each to be as nearly equal in members as possible. Directors serve until the annual meeting of the shareholders held in the third year following their year of election. As a result of the classification of the Big Foot board, a minimum of two annual meetings of shareholders would be necessary for a majority of the members of the Big Foot board to stand for election.

Dividends

      Holders of Midwest common stock are entitled to dividends as and when declared by the Board of Directors of Midwest. Midwest has, in the past, declared and paid dividends on a quarterly basis, and intends to continue to do so in the immediate future in such amounts as the Board of Directors shall determine. The declaration of dividends by the Midwest Board of Directors is discretionary and depends on Midwest’s earnings and financial condition, regulatory limitations, tax considerations and other factors, including limitations imposed by the terms of Midwest’s outstanding junior subordinated debentures. Midwest issued $20,000,000 of these debentures in June of 2000 to MBHI Capital Trust, or the Trust, which issued $20,000,000 of preferred securities in June of 2000 to third-party investors in an underwritten public offering. The Trust is wholly owned by Midwest; the debentures are the only asset of the Trust. The debentures mature on June 7, 2030 (at which time the preferred securities must be redeemed) and can be redeemed anytime after June 7, 2005. The debentures and the preferred securities pay interest and dividends, respectively, quarterly. Under the terms of the debentures, Midwest may be prohibited, under certain circumstances, from paying dividends on shares of its common stock. None of these circumstances currently exist.

      Holders of Big Foot common stock have a right to dividends on the shares of common stock as and only when and as determined by the board of directors out of funds legally available for the payment of dividends.

      Most of the revenues of Midwest and Big Foot available for payment of dividends derive from amounts paid to each corporation by its respective subsidiaries. Under applicable banking law, the total dividends declared in any calendar year by a state-chartered bank (such as Midwest’s subsidiary banks) may not, without the approval of the Federal Reserve Board, or the FDIC, as the case may be, exceed the aggregate of the bank’s net profits and retained net profits for the preceding two years. Midwest’s subsidiary banks are also subject to limits on dividends under the Illinois Banking Act. See “REGULATION AND SUPERVISION — Capital Requirements” beginning on page      .

      No affiliate of Midwest has ever been prohibited from declaring dividends or restricted in paying any dividends declared.

      Under capital distribution regulations of the Office of Thrift Supervision, or OTS, certain savings associations are permitted to pay capital distributions during a calendar year that do not exceed the association’s net income for that year plus its retained net income for the prior two years, without notice to, or the approval of, the OTS. However, a savings association subsidiary of a savings and loan holding company, such as the Bank, is required to file a notice unless the specific capital distribution requires an application. In addition, the OTS can prohibit a proposed capital distribution, otherwise permissible under the regulation, if the OTS has determined that the association is in need of more than normal supervision or if it determines that a proposed distribution by an association would constitute an unsafe or unsound practice. Furthermore, under the OTS prompt corrective action regulations, the Bank would be prohibited from making any capital distribution if, after the distribution, the Bank failed to meet its minimum capital requirements. See “REGULATION AND SUPERVISION — Capital Requirements” beginning on page      .

      No affiliate of Big Foot has been prohibited from declaring dividends or restricted in paying any dividends declared in recent history.

      If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction (such as the Banks and the Bank) is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), the authority may require, after notice and hearing, that the bank cease and desist from the practice. The Federal Reserve Board has similar authority with respect to bank holding companies, such as Midwest, and the OTS has similar authority over unitary savings bank holding companies, such as Big Foot. In addition, the Federal Reserve Board, the FDIC and the OTS have issued policy statements which provide that insured banks and bank holding companies and insured savings banks and their parent companies should generally only pay dividends out of current operating earnings. Finally, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company or savings bank a savings bank holding company under their jurisdiction. Compliance with the standards set forth in these guidelines could limit the amount of dividends which Midwest and Big Foot, and their respective subsidiaries, may pay in the future.

Preemptive Rights

      Neither the shareholders of Midwest nor the shareholders of Big Foot have preemptive rights.

Rights Upon Liquidation

      In the event of any liquidation, dissolution or winding up of Midwest, so long as it has not issued preferred stock, the holders of Midwest common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Midwest (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of Midwest available for distribution. If shares of Midwest preferred stock are issued, the holders of such shares of preferred stock may also have priority over the holders of Midwest common stock in the event of liquidation or dissolution.

      In the event of any liquidation, dissolution or winding up of Big Foot, so long as it has not issued preferred stock, the holders of Big Foot common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Big Foot (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of Big Foot available for distribution. If shares of Big Foot shares preferred stock are issued, the holders of such preferred stock may have priority over the holders of Big Foot common stock in the event of liquidation or dissolution.

Directors and Officers and Indemnification

      As permitted by the DGCL, the Certificate of Midwest provides that no director of Midwest will be personally liable to Midwest or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that directors will have liability (i) for any breach of a director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. While this provision of the Certificate protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. The limitations in this provision have no effect on claims arising under the federal securities laws.

      As permitted by the IBCA, the articles of incorporation of Big Foot contain a similar provision.

      The Certificate and Bylaws provide that Midwest shall indemnify, to the full extent permitted under the DGCL, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of Midwest, or is or was serving at Midwest’s request as a director, officer, employee or agent of another corporation or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by Midwest in advance of a final disposition in accordance with the DGCL.

      The indemnification and advancement of expenses provided by the Bylaws of Midwest are not to be deemed exclusive of any other rights to which any person indemnified may be entitled under any bylaw, statute, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

      Midwest may purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Midwest would have the power to indemnify him against such liability under the Bylaws. The provisions of the Bylaws are deemed a contract between Midwest and each director, officer, employee and agent who serves in any such capacity at any time while the Bylaws and relevant provisions of the DGCL, or other applicable law, if any, are in effect, and any repeal or modification oaf any such law or of the Bylaws will not affect any right or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

      As permitted by the IBCA, the articles of incorporation of Big Foot contain a similar provision.

Shareholders’ Meetings; Quorum

      The Certificate and Bylaws of Midwest provide that any action required or permitted to be taken by the shareholders must be effected at an annual or special meeting and may not be effected by written consent in lieu of a meeting. The Bylaws also provide that special meetings of the shareholders may only be called by the chairman or the president of Midwest or a majority of the board of directors.

      The articles of incorporation of Big Foot provide that special meetings of shareholders of Big Foot may be called only by at least three-fourths of the board of directors, the chairman of the Board of Directors or by the president of Big Foot. The articles of incorporation also provide that any action required or permitted to be taken by the shareholders of Big Foot may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting.

      The presence in person or by proxy of the holders of a majority of the outstanding shares of stock entitled to vote at a meeting on every matter that is to be voted on constitutes a quorum under Midwest’s Bylaws. Big Foot’s bylaws provide that holders of record of a majority of the votes eligible to be cast in the election of directors generally by the holders of the outstanding shares of Big Foot stock entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.

Qualification of Directors

      The Bylaws of Midwest provide that, unless otherwise provided in the resolution electing a person as director, each person, in order to be eligible to serve as a director, must own, of record or beneficially, at least 120,000 shares of Midwest common stock. The bylaws of Big Foot do not contain a similar provision.

Removal of Directors; Vacancies

      Under the DGCL, members of a classified Board of Directors may only be removed for cause unless the Certificate provides otherwise. The Certificate of Midwest does not provide for removal of directors without cause. The Bylaws of Midwest provide that a vacancy occurring on the Board of Directors, including a vacancy created by an increase in the number of the directors, shall be filled by a majority of the directors then in office.

      The articles of incorporation of Big Foot provide that a director may be removed from the Board of Directors prior to the expiration of such director’s term only for cause, upon the vote of the holders of a majority of the outstanding shares of voting stock of Big Foot. The bylaws of Big Foot provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled until the next meeting of shareholders by a majority vote of the directors then in office.

      Big Foot’s articles of incorporation further provide that “cause” for removal of a director shall include, but not limited to, (a) conduct as a director which involves willful material misconduct, breach of fiduciary duty involving personal pecuniary gain or gross negligence in the performance of duties, (b) conduct, whether or not as a director, which involves dishonesty or a breach of fiduciary duty and is punishable by imprisonment for a term exceeding one year under state or federal law or (c) removal of such person from the Board of Directors of the Bank, if such person is so serving in accordance with the Charter or Bylaws of the Bank.

      Midwest’s Certificate does not contain a similar provision.

Business Combinations

      The articles of incorporation of Big Foot require the approval of the holders of at least 80% of Big Foot’s outstanding shares of voting stock, together with the affirmative vote of at least 50% of Big Foot’s outstanding shares of voting stock not beneficially owned by an “interested shareholder” (a person who owns at least 10% of Big Foot’s common stock) to approve certain “business combinations” (e.g., merger, consolidation, sale of assets) and related transactions.

      Under the articles of incorporation, at least 80% approval of shareholders is required tin connection with any transaction involving an interested shareholder except (i) in cases where the propose transaction has been approved in advance by a majority of those members of Big Foot’s board of directors who are unaffiliated with the interested shareholder and were directors prior to the time when the interested shareholder became an interested shareholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares in which case, if a shareholder vote is required, approval of holders of the outstanding shares of voting stock required by law would be sufficient.

      The Certificate of Midwest does not contain a similar provision.

Evaluation of Proposals

      As permitted by Section 8.85 of the IBCA, the articles of incorporation of Big Foot further provide that the Board of Directors of Big Foot, when evaluating any offer to Big Foot from another party to (i) make a tender or exchange offer for any outstanding equity security of Big Foot, (ii) merge or consolidate Big Foot with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of Big Foot, shall, in connection with the exercise of its judgment in determining what is in the best interest of Big Foot and the shareholders of Big Foot, give due consideration to the extent permitted by law to all relevant factors, including, without limitation, the financial and managerial resources and future prospects of the other party, the possible effects on the business of Big Foot and its subsidiaries and on the employees, customers, suppliers and creditors of Big Foot and its subsidiaries, and the effects on the communities in which Big Foot’s and its subsidiaries’ facilities are located.

      The Certificate of Midwest does not contain a similar provision.

Amendment of Charter Documents

      The Certificate of Midwest provides that the affirmative vote of the holders of at least 66 2/3% of the voting stock, voting together as a single class, is required to amend provisions of the Certificate of incorporation prohibiting shareholder action without a meeting or specifying the vote required to amend such provision. The Bylaws of Midwest may be amended by the board of directors. The Bylaws may also be amended by the shareholders by holders of shares of common stock constituting a majority of the shares voting on the amendment. However, Bylaw provisions relating to the calling of special meetings of shareholders, shareholder action without a meeting, the classified board of directors, filling of board vacancies or the amendment of the Bylaws by shareholders, must be approved by the holders of at least 66 2/3% of the voting stock, voting together as a single class.

      The articles of incorporation of Big Foot provide that certain provision of the articles of incorporation may not be altered, amended, repealed or rescinded without the affirmative vote of either (1) not less than a majority of the authorized number of directors and, if one or more Interested Shareholders exist, by not less than a majority of the Disinterested Directors (as defined in the articles of incorporation) or (2) the holders of not less than eighty percent (80%) of the total votes eligible to be cast by the holders of all outstanding shares of the capital stock of Big Foot entitled to vote thereon and, if the alteration, amendment, repeal, or rescission is proposed by or on behalf of an “interested shareholder” (a shareholder who owns more than 10% of Big Foot’s common stock) or a director who is an affiliate or associate of an interested shareholder, by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares entitled to vote thereon not beneficially owned by an interested shareholder of an affiliate or associate thereof. Amendment of the provision in the articles of incorporation relating to business combinations must also be approved by either (i) a majority of the Disinterested Directors, or (ii) the affirmative vote of not less that eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the voting stock, voting together as a single class, if the change is proposed by or on behalf of an interested shareholder or a director who is an affiliate of an interested shareholder, by the affirmative voter of not less that fifty percent (50%) of the total number of voted eligible to be cast by the holders of all outstanding shares of the voting stock entitled to vote thereon not beneficially owned by an interested shareholder of affiliate or associate thereof, voting together as a single class. Furthermore, Big Foot’s articles of incorporation provide that provisions of the bylaws that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without a vote of the board or holders of capital stock entitled to vote thereon that is not less than the supermajority specified in such provision. Provisions of the bylaws without supermajority voting requirements may be amended by the board.

Advance Notice Requirements for New Business and Nominations of Directors at Meetings of Shareholders

      The Bylaws of Midwest require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at an annual shareholder meeting, to provide advance notice of at least 120 days to Midwest. The notice provision requires a shareholder who desires to raise new business at an annual shareholder meeting to provide certain information to Midwest concerning the nature of the new business, the shareholder and such shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Midwest with certain information concerning the nominee and such proposing shareholder.

      The bylaws of Big Foot require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a shareholder meeting to give approximately 60 days advance noticed to the Secretary of Big Foot. The notice provision requires a shareholder who desires to raise new business to provide certain information to Big Foot concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Big Foot with certain information concerning the nominee and the proposing shareholder.

      Under Midwest’s Bylaws, the only business which may be conducted at an annual meeting of shareholders is that business brought before the meeting by the Board of Directors or by any shareholder who is entitled to vote and who complied with the notice procedures set forth in Midwest’s Bylaws. For business to be brought before an annual meeting by a shareholder, the shareholder must be a shareholder of record and must have given timely notice in writing to the President of Midwest. To be timely, a shareholder’s notice must be delivered or mailed to and received at the offices of the President of Midwest not less than 120 days prior to the date of the meeting; provided, however, that, in the event that less than 130 days notice or prior public disclosure of the meeting date is given or made to shareholders, such notice by the shareholder to be timely must be so delivered not later than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting.

      A shareholder’s notice to the President must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	a brief description of the matter the shareholder desires to present,

•	the name and record address of the shareholder who proposed such matter,

•	the class and number of shares of Midwest’s capital stock that are beneficially owned by the shareholder, and

•	any material interest of such shareholder in such business.

      Midwest’s Bylaws provide that nominations for election to the Midwest Board of Directors may be made only by the board of directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures set forth in Midwest’s Bylaws described above.

      In addition to the information described above, the shareholder’s notice must set forth, as to each person the shareholder proposes to nominate for election or re-election as a director, his or her name and qualifications.

      Big Foot’s procedures for shareholders to bring business before an annual meeting of shareholders and for the election of directors are similar.

Delaware and Illinois Law Affecting Business Combinations

      The DGCL prohibits Midwest from engaging in a business combination (as defined by the DGCL) with an interested stockholder (a person who owns, directly or indirectly, 15% or more of Midwest’s voting stock) for a three year period from the date, or the Acquisition Date, the person became an Interested Stockholder unless: (a) prior to the Acquisition Date, the Midwest Board approved the business combination or the transaction which resulted in the shareholder becoming an interested stockholder; (b) upon consummation of the transaction in which the shareholder becomes an interested stockholder, the shareholder owns at least 85% of Midwest’s voting stock (that is, a non-interested shareholder must acquire at least 85% of the voting stock in one transaction), excluding stock held by officers and directors and employee stock plans in which participants do not have the right to determine confidentially whether shares held by the plan will be tendered in an exchange offer or a tender offer; or (c) on or after the Acquisition Date, the business combination is approved: (i) by the Midwest Board, and (ii) by the Midwest shareholders, at a meeting duly called, provided that shareholders owning at least two-thirds of the Midwest voting stock approve the business combination. When determining whether the two-thirds vote requirement has been satisfied, voting stock held by the interested stockholder is not included.

      The IBCA provides that certain business combinations (as defined therein) with an interested shareholder (a shareholder owning 10% or more of the outstanding voting shares of Big Foot) require the approval of the holders of at least 80% of the Big Foot Voting Stock and a majority of the shares of Big Foot common stock other than those held by the interested shareholder and its affiliates. The higher voting requirements of this provision are not applicable to a business combination with an interested shareholder if either two-thirds of the disinterested directors (as defined in the IBCA) approve the business combination or certain fair price and procedural requirements are met.

Change-of-Control Provisions

      The restated certificate of incorporation and bylaws of Midwest contain various provisions which could make more difficult a change-of-control of Midwest or discourage a tender offer or other plan to restructure Midwest. The ability of Midwest to issue shares of Midwest preferred stock may have the effect of delaying, deferring or preventing a change-of-control of Midwest. Midwest’s classified Board of Directors may also make it more difficult for a shareholder to acquire immediate control of Midwest. Additionally, Delaware law contains provisions which would also make more difficult a change-of-control of Midwest or discourage a tender offer or other plan to restructure Midwest.

REGULATION AND SUPERVISION

      The following is a discussion of some of the regulatory requirements applicable to bank holding companies, banks, savings bank holding companies and savings banks. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. In addition to being governed by federal and state laws specifically governing bank holding companies, banks, savings bank holding companies and savings banks, Midwest, and each of its depository subsidiaries that are chartered under Illinois law are also governed by the corporate law of Illinois (to the extent these laws do not conflict with the laws specifically governing bank holding companies and banks) and the banking laws of Illinois.

Holding Company Regulation

     Bank Holding Companies In General.

      As a bank holding company, Midwest is registered with and subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board also may make examinations of a holding company and each of its subsidiaries.

      The Bank Holding Company Act also restricts the types of businesses and operations in which a bank holding company and its subsidiaries (other than bank subsidiaries) may engage. Generally, permissible activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

     Savings Association Holding Companies

      Big Foot is a non-diversified unitary savings bank holding company within the meaning of the Home Owner’s Loan Act, or HOLA. As such, Big Foot is subject to OTS regulations, examinations, supervision and reporting requirements. In addition, OTS has enforcement authority over Big Foot and its non-savings association subsidiaries, if any. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness, or stability of a subsidiary savings institution.

Depository Institutions

      Midwest’s subsidiary banks are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services which may be offered. Various consumer laws and regulations also affect the operations of these subsidiary depository institutions. These subsidiary banks are also subject to regulation by the Office of the Commissioner of Banks and Real Estate of the State of Illinois.

      The Bank is subject to extensive regulation, examination, and supervision by the OTS, as its chartering agency, and the FDIC, as its deposit insurer. The Bank’s deposit accounts are insured up to applicable limits by the SAIF administered by the FDIC, and the Bank is a member of the Federal Home Loan Bank of Chicago. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, and it must obtain regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions. The OTS and the FDIC conduct periodic examinations to assess the Bank’s compliance with various regulatory requirements.

Financial Holding Companies

      The Gramm-Leach-Bliley Act, which became law on November 12, 1999, establishes a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company system, such as Midwest, to engage in a full range of financial activities through a new entity known as a financial holding company. Neither Midwest nor Big Foot have elected to become financial holding companies. “Financial activities” are broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature as well as activities that the Federal Reserve Board determines are complimentary thereto. In sum, the Gramm-Leach-Bliley Act is intended to permit bank holding companies that qualify and elect to be treated as a financial holding company to engage in a significantly broader range of activities described above that are not so treated.

      In order to elect to become a financial holding company and engage in the new activities, a bank holding company must meet certain tests and file an election form with the Federal Reserve Board. To qualify, all of a bank holding company’s subsidiary banks must be well-capitalized and well-managed, as measured by regulatory guidelines. In addition, to engage in the new activities each of the bank holding company’s banks must have been rated “satisfactory” or better in its most recent Federal Community Reinvestment Act evaluation. Furthermore a bank holding company that elects to be treated as a financial holding company may face significant consequences if its banks fail to maintain the required capital and management ratings including entering into an agreement with the Federal Reserve Board which imposes limitations on its operations and may even require divestitures.

Capital Requirements

      The Federal Reserve Board, the FDIC and the OTS maintain guidelines to implement risk-based capital requirements for bank holding companies, state member banks, national banks and state non-member banks, respectively.

      Under the guidelines, “well capitalized” bank holding companies are required to have total capital equivalent to 10% of assets, weighted by risk. One half of this capital must be Tier 1 capital, which consists of core capital elements including common shareholders’ equity, retained earnings and perpetual preferred stock, to risk weighted assets. The other half of required capital (Tier 2) can include, among other supplementary capital elements, limited-life preferred stock and subordinated debt and loan loss reserves up to certain limits. The banking regulatory authorities also require “well capitalized” bank holding companies to have a Tier 1 capital to risk-based assets ratio of 6%. “Well capitalized” state member banks are required to have a total capital to risk-based assets ratio of 10%, a Tier 1 capital to risk-based assets ratio of 6% and a leverage ratio of 5%.

      Under Federal Reserve Board policy, a holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of its subsidiaries. This support may be required at times when the holding company may not find itself able to provide it.

      Midwest and each of its subsidiary depository institutions are in compliance with all applicable standards for well capitalized banking organizations. As of June 30, 2002, Midwest had a leverage ratio of 6.99%, its Tier 1 risk-based capital ratio was 10.59% and its total risk-based capital ratio was 11.76%.

      Big Foot and the Bank are in compliance with all applicable standards for well capitalized banking organizations. As of June 30, 2002, Big Foot had a leverage ratio of 12.48%, its Tier 1 risk-based capital ratio was 25.96% and its total risk-based capital ratio was 26.23%.

USA Patriot Act

      On October 26, 2001, the President signed into law comprehensive anti-terrorism legislation known as the USA Patriot Act. Title III of the USA Patriot Act requires financial institutions, including the banks, to help prevent, detect and prosecute international money laundering and the financing of terrorism. Midwest’s banks and Big Foot and the Bank have augmented their systems and procedures to accomplish this. The Secretary of the Treasury has proposed additional requirements to further implement Title III. Although we cannot predict when and in what form these regulations will be adopted, each of Midwest and Big Foot believe that the cost of compliance with Title III of the USA Patriot Act is not likely to be material to Midwest or Big Foot, respectively.

Federal Deposit Insurance

      Because of favorable loss experience and a healthy reserve ratio in the Bank Insurance Fund, or BIF, of the FDIC, well-capitalized and well-managed banks, including Midwest’s subsidiary banks have in recent years paid minimal premiums for FDIC insurance. A number of factors suggest that as early as the first half of 2003, even well-capitalized and well-managed banks will be required to pay premiums for deposit insurance. The amount of any such premiums will depend on the outcome of legislative and regulatory initiatives as well as the growth of insured deposits, the BIF loss experience and other factors, none of which we are in position to predict at this time.

LEGAL MATTERS

      Hinshaw & Culbertson has rendered its opinion that the shares of Midwest common stock to be issued to the shareholders of Big Foot in connection with the merger have been duly authorized and, if issued pursuant to the Agreement and Plan of Reorganization, will be validly issued, fully paid and non-assessable under the current laws of the State of Delaware. Crowe Chizek & Company, LLP will render its opinion to Midwest and Big Foot with respect to certain federal income tax consequences of the merger.

EXPERTS

      The consolidated financial statements incorporated in this document by reference from Midwest’s Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Crowe Chizek and Company, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Big Foot Financial Corp. and subsidiary as of June 30, 2002 and 2001, and for each of the years in the three-year period ended June 30, 2002, have been incorporated by reference into this document and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      Midwest and Big Foot file annual, quarterly and current reports, proxy statements and other information with the SEC. Shareholders may read and copy reports, proxy statements and other information filed by Midwest and Big Foot at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; The Woolworth Building, 233 Broadway, New York, New York 100279; or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Midwest’s and Big Foot’s reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC’s website located at http://www.sec.gov. You can also inspect reports, proxy and information statements, and other information about Midwest and Big Foot at the offices of the Nasdaq Stock Market, 1735 K Street, NW, Washington, D.C. 20006.

      Midwest has filed a registration statement on Form S-4 to register with the SEC the shares of Midwest common stock to be issued to Big Foot’s shareholders in the merger. This document is part of that registration statement and constitutes a prospectus of Midwest and a proxy statement of Big Foot for the Big Foot annual meeting.

      As allowed by SEC rules, this document does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement.

      The SEC allows Midwest and Big Foot to “incorporate by reference” information into this document, which means that they can disclose important information to shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document, or which is incorporated by reference from a subsequently filed document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

      This document incorporates by reference the documents set forth below:

     Midwest SEC Filings:

•	Midwest’s Annual Report on Form 10-K for the year ended December 31, 2001;

•	Midwest’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2002;

•	Midwest’s Current Reports on Form 8-K filed with the SEC on January 17, April 17, June 4, July 17 and July 22, 2002; and

•	Midwest’s Proxy Statement dated June 3, 2002.

     Big Foot SEC Filings:

•	Big Foot’s Current Report on Form 8-K filed with the SEC July 22, 2002;

•	Big Foot’s Annual Report on Form 10-K for the year ended June 30, 2002; and

•	Big Foot’s Annual Report to Stockholders for the year ended June 30, 2002 (filed as Exhibit 13.1 to Big Foot’s Annual Report on Form 10-K for the year ended June 30, 2002); provided that portions of the Annual Report to Stockholders under the caption “Letter to Shareholders” are not incorporated by reference into this document.

      Additional documents that Midwest and Big Foot may file with the SEC between the date of this document and the date of the annual meeting of Big Foot’s shareholders are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      Copies of any of the documents incorporated by reference into this document (excluding exhibits unless the exhibits are specifically incorporated into this document) are available without charge upon written or oral request from Daniel R. Kadolph, Chief Financial Officer, Midwest Banc Holdings, Inc., 501 West North Avenue, Melrose Park, Illinois 60160 (telephone number: (708) 865-1053), as relates to Midwest, and from Timothy L. McCue, President and Chief Executive Officer, of Big Foot, 1190 RFD, Long Grove, Illinois 60047-7304 (telephone number: (847) 634-2100), as relates to Big Foot.

      IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE ANNUAL MEETING, ANY REQUEST SHOULD BE MADE BY           , 2002

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

BETWEEN
MIDWEST BANC HOLDINGS, INC.
AND
BIG FOOT FINANCIAL CORP.
DATED AS OF JULY 19, 2002

A-i

A-ii

A-iii

LIST OF EXHIBITS

1.06(g)	Attorney’s Opinion for Midwest
1.07(j)	Attorney’s Opinion for BFFC
4.05	Affiliate Agreement
5.05	Affiliates Letter

LIST OF SCHEDULES — MIDWEST

2.03	Conflicts
2.07	Midwest Subsidiaries
2.10	Compliance with Laws
2.12	Undisclosed Liabilities
2.14	Midwest Benefit Plans
2.16	Compliance with Environmental Laws

LIST OF SCHEDULES — BFFC

3.03	Conflicts
3.07	Bank
3.10	Compliance with Laws
3.13	Taxes
3.15	Loans; Investments
3.17	BFFC Benefit Plans
3.18	Compliance with Environmental Laws
3.19	Disclosure Schedule of BFFC
3.21	Materiality
3.22	Operations Since March 31, 2002
3.24	Undisclosed Liabilities
3.25	Assets
3.26	Indemnification
5.11	Employees

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

      This AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) being made and entered into as of the 19th day of July, 2002, by and between Midwest Banc Holdings, Inc., a Delaware corporation (“Midwest”), and Big Foot Financial Corp., an Illinois corporation (“BFFC”).

WITNESSETH THAT:

      WHEREAS, Midwest is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC”) and BFFC is a registered savings and loan holding company under the Home Owners’ Loan Act, as amended (“HOLA”); and

      WHEREAS, BFFC owns 100% of the issued and outstanding common stock of Fairfield Savings Bank, F.S.B., a federal savings bank (hereinafter the “Bank”); and

      WHEREAS, Midwest desires to acquire BFFC by causing BFFC to merge with and into, and under the charter of, Midwest (the “Merger”) with Midwest being the surviving corporation and the stockholders of BFFC (the “Stockholders”) receiving shares of Midwest common stock, par value $ 0.01 per share (the “Midwest Common Stock”), for their shares of BFFC Common Stock as provided herein; and

      WHEREAS, in connection with the Merger, Midwest and BFFC intend that the Bank shall merge (the “Bank Merger”) with and into Midwest Bank and Trust Company, a wholly-owned subsidiary of Midwest; and

      WHEREAS, Midwest and BFFC intend the Merger to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and

      WHEREAS, Midwest and BFFC desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also desire to set forth various conditions precedent to the Merger.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

I.     THE MERGER

          1.01     Effects of the Merger.

           (a) Surviving Corporation. Subject to the terms and conditions of this Agreement, BFFC shall be merged with and into, and under the charter of, Midwest at the Effective Time (as defined below) in accordance with the Delaware General Corporation Law, as amended (“DGCL”), and the Illinois Business Corporation Act of 1983, as amended (“IBCA”), with Midwest being the continuing and surviving corporation (sometimes referred to hereinafter as the “Surviving Corporation”), and the separate existence of BFFC shall cease.

           (b) Effective Time. The Merger shall become effective upon the later to occur of (i) the acceptance of the Certificate of Merger for filing by the Secretary of State of the State of Delaware and (ii) the issuance of a Certificate of Merger by the Secretary of State of Illinois (the “Effective Time”). The parties shall execute and, acknowledge, in accordance with Section 252 of the DGCL, and Section 11.05 of the IBCA, the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and the Articles of Merger to be filed with the Secretary of State of the State of Illinois upon the satisfaction of all conditions precedent to the consummation of the transactions contemplated by this Agreement and shall file the Certificate of Merger and the Articles of Merger, respectively, with the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois, on the Closing Date (as defined in Section 1.05(a) hereof).

           (c) Rights and Liabilities. The Surviving Corporation shall be called “Midwest Banc Holdings, Inc.,” and shall possess all of the properties, privileges, immunities, powers, franchises and rights of a public as well as a private nature and be subject to all of the liabilities, restrictions and duties of Midwest and BFFC and shall be governed by the laws of the State of Delaware.

           (d) Certificate of Incorporation. The Certificate of Incorporation of Midwest shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

           (e) By-laws. The By-laws of Midwest in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until altered, amended or repealed as provided therein, or in the Certificate of Incorporation of the Surviving Corporation or the DGCL.

           (f) Directors and Officers. The directors of the Surviving Corporation shall be the persons who were directors of Midwest immediately prior to the Effective Time. The officers of the Surviving Corporation shall be the persons who were officers of Midwest immediately prior to the Effective Time.

      1.02     Midwest Common Stock. At the Effective Time, each share of Midwest Common Stock which is issued immediately prior thereto (whether then outstanding or held in the treasury of Midwest) shall continue to be issued without any change therein and shall continue as one share of Common Stock of the Surviving Corporation.

      1.03     BFFC Common Stock. The conversion of each issued and outstanding share of BFFC Common Stock into the right to receive Midwest Common Stock shall be governed by the provisions of this Section.

           (a) Exchange Ratio. Each share of BFFC Common Stock which is issued and outstanding immediately prior to the Effective Time (other than shares of BFFC Common Stock held in the treasury of BFFC or held by Midwest, which shares shall be cancelled, and shares held by persons seeking appraisal rights under the provisions of Sections 11.65 and 11.70 of the IBCA) shall be converted into and represent the right to receive 1.104 shares of Midwest Common Stock (the “Exchange Ratio”). Notwithstanding anything provided herein, for purposes of calculating the Exchange Ratio, except as provided below, if the average (i.e., the arithmetic mean) per share closing price of Midwest Common Stock on The Nasdaq Stock Market (“Nasdaq”) for the twenty (20) consecutive trading days ending five (5) trading days preceding but not including the Closing Date (the “Midwest Reference Stock Price”) as referenced in The Wall Street Journal, Midwest Edition, is less than $17.12, then at any time prior to the close of business on the second business day after establishment of the Midwest Reference Stock Price, BFFC shall have the option of terminating this Agreement pursuant to Section 7.01(e); provided, however, termination pursuant to Section 7.01(e) shall not be given effect if within two (2) business days after receipt of such notice Midwest has agreed either (i) to modify the Exchange Ratio to equal $18.90 divided by the Midwest Reference Stock Price as calculated pursuant to this Section 1.03(a) or (ii) to utilize an Exchange Ratio of 1.104 and provide an additional amount of cash which, when added to the dollar value of 1.104 shares of Midwest Common Stock based on the Midwest Reference Stock Price as calculated pursuant to this Section 1.03(a) will equal $18.90.

           (b) After the Effective Time, no holder of BFFC Common Stock which is issued and outstanding immediately prior to the Effective Time will have any rights in respect of such BFFC Common Stock except to receive shares of Midwest Common Stock (and the cash payment pursuant to Section 1.08(d)) for the shares of BFFC Common Stock converted as provided in this Section, or to receive payment for such shares of BFFC Common Stock in the manner and to the extent provided in Sections 11.65 and 11.70 of the Illinois BCA.

      1.04     Adjustments. The Exchange Ratio and related amounts and related computations described in Section 1.03 shall be adjusted in the manner provided in this Section upon the occurrence of any of the following events.

           (a) If Midwest declares a stock dividend, stock split or other general distribution of Midwest Common Stock to holders of Midwest Common Stock and the ex-dividend or ex-distribution date for such stock dividend, stock split or distribution occurs at any time after the date of this Agreement and prior to the

Closing, then the Exchange Ratio shall be adjusted by multiplying it by that ratio (i) the numerator of which shall be the total number of shares of Midwest Common Stock outstanding immediately after such dividend, split or distribution, and (ii) the denominator of which shall be the total number of shares of Midwest Common Stock outstanding immediately prior to such dividend, split, or distribution, and the Midwest Reference Stock Price shall be adjusted by dividing it by the quotient achieved when (i) the total number of shares of Midwest Common Stock outstanding immediately after such dividend, split or distribution, is divided by (ii) the total number of shares of Midwest Common Stock outstanding immediately prior to such dividend, split, or distribution.

           (b) Notwithstanding the foregoing, no adjustment shall be made to the Exchange Ratio in the event of the issuance of additional shares of Midwest Common Stock pursuant to the grant or sale of shares to, or for the account of, employees of Midwest pursuant to Midwest’s stock option.

           (c) Notwithstanding the other provisions of this Section 1.04, no adjustment shall be made to the Exchange Ratio in the event of the issuance of additional shares of Midwest Common Stock or other securities pursuant to a public offering, private placement, or an acquisition of one or more banks, corporations, or business assets for consideration which the Board of Directors, or a duly authorized committee of the Board of Directors, of Midwest in its reasonable business judgment determines to be fair and reasonable.

           (d) Subject only to making any adjustment to the Exchange Ratio prescribed by this Section 1.04, nothing contained in this Agreement is intended to preclude Midwest from amending its Certificate of Incorporation to change its capital structure or from issuing additional shares of Midwest Common Stock, preferred stock, shares of other capital stock or securities which are convertible into shares of capital stock.

           (e) In the event that the number of shares of BFFC Common Stock outstanding is greater than 1,498,802 for any reason whatsoever (whether such increase constitutes a breach of this Agreement), then the Exchange Ratio shall be adjusted to that ratio determined by multiplying the Exchange Ratio by a fraction (i) the numerator of which shall be 1,498,802 (the total number of shares of BFFC Common Stock outstanding as of the date of this Agreement after the cancellation of 10,366 shares held by the BFFC Recognition and Retention Plan and Trusts), and (ii) the denominator of which shall be the total number of shares of BFFC Common Stock outstanding as of the Effective Time of the Merger.

     1.05     Time and Place of Closing.

           (a) Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) will be held on a date mutually agreed upon by Midwest and BFFC (the “Closing Date”). In the absence of such agreement, the Closing shall be held within ten (10) business days after the last to occur of: (i) the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods; and (ii) the requisite approval of the Merger by the Stockholders of BFFC; provided, however, that the Closing shall not occur prior to January 1, 2003.

           (b) Closing Location. The Closing shall take place at the offices of Hinshaw & Culbertson, 222 N. LaSalle Street, Suite 300, Chicago, Illinois, or such other place as Midwest and BFFC may mutually agree prior to the Closing Date.

      1.06     Midwest’s Deliveries at Closing. At the Closing, Midwest shall deliver the following items to BFFC:

           (a) evidence of the delivery by Midwest or its agents to the Exchange Agent (as defined below) of:

(i) certificates representing the number of shares of Midwest Common Stock to be issued in exchange for the shares of BFFC Common Stock pursuant to the terms of this Agreement; and

(ii) an aggregate amount of cash equal to the value of the total fractional shares of Midwest Common Stock which former holders of BFFC Common Stock would be entitled to receive pursuant to

Section 1.08(d) and equal to the value of the BFFC Stock Options as calculated pursuant to Section 4.02 hereof;

           (b) a good standing certificate for Midwest issued by each of the Secretary of State of the States of Delaware and Illinois, and dated in each case not more than ten (10) business days prior to the Closing Date;

           (c) a copy of the Certificate of Incorporation of Midwest certified not more than ten (10) business days prior to the Closing Date by the Secretary of State of the State of Delaware;

           (d) a certificate of the Secretary or any Assistant Secretary of Midwest dated the Closing Date certifying a copy of the bylaws of Midwest;

           (e) copies of resolutions of the board of directors of Midwest authorizing and approving this Agreement and the consummation of the Merger, certified as of the Closing Date by the Secretary or any Assistant Secretary of Midwest;

           (f) a certificate executed by the President and Chief Executive Officer of Midwest dated the Closing Date stating that: (i) all of the representations and warranties of Midwest set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date and giving full effect to any supplements that were delivered by Midwest to BFFC prior to the Closing Date in accordance with Section 5.09 hereof; and (ii) Midwest has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by Midwest under the terms of this Agreement on or prior to the Closing Date;

           (g) a legal opinion of Midwest’s counsel dated the Closing Date to the effect set forth in Exhibit 1.06(g) attached hereto; and

           (h) such other documents as BFFC may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to BFFC and its counsel.

      1.07     BFFC’s Deliveries at Closing. At the Closing, BFFC shall deliver the following items to Midwest:

           (a) a good standing certificate for BFFC issued by the Secretary of State of the State of Illinois and dated not more than ten (10) business days prior to the Closing Date;

           (b) a copy of the Articles of Incorporation of BFFC certified not more than ten (10) business days prior to the Closing Date by the Secretary of State of the State of Illinois;

           (c) a certificate of the Secretary or any Assistant Secretary of BFFC dated the Closing Date certifying a copy of the bylaws of BFFC;

           (d) copies of resolutions of the board of directors of BFFC and the Stockholders authorizing and approving this Agreement and the consummation of the Merger, certified as of the Closing Date by the Secretary or any Assistant Secretary of BFFC;

           (e) a good standing certificate for the Bank issued by the Office of Thrift Supervision (the “OTS”) dated not more than ten (10) business days prior to the Closing Date;

           (f) a copy of the Charter of the Bank certified by the OTS not more than ten (10) business days prior to the Closing Date;

           (g) a certificate of the Secretary or Assistant Secretary of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the Charter of the Bank delivered pursuant to subsection (f) of this Section;

           (h) a certificate executed by the President and Chief Executive Officer of BFFC stating that: (i) all of the representations and warranties of BFFC set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct and as of such earlier date and giving full effect to any supplements that were delivered by BFFC to Midwest prior to the Closing Date in accordance with Section 5.09 hereof; and (ii) BFFC has performed and complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date;

           (i) a list of the Stockholders as of three (3) business days prior to the Closing Date certified by the Secretary or any Assistant Secretary of BFFC;

           (j) a legal opinion of BFFC’s counsel dated the Closing Date and to the effect set forth in Exhibit 1.07(j); and

           (k) such other documents as Midwest may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Midwest and its counsel.

     1.08     Exchange of BFFC Common Stock.

           (a) Exchange Procedures: At the Effective Time, the exchange agent, who shall be appointed by Midwest (the “Exchange Agent”), shall, as soon as practicable after the Effective Time but in no event later than three (3) business days following the Effective Time, mail to each holder of record (other than BFFC, any subsidiary of BFFC, or Midwest) of a certificate or certificates which as of the Effective Time represented outstanding shares of BFFC Common Stock (the “Certificates”), pursuant to documentation reasonably acceptable to Midwest and BFFC: (i) a form letter or transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Midwest Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent), together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive (as provided in Section 1.03(a) hereof) in exchange therefore Midwest Common Stock representing the number of shares of Midwest Common Stock into which the shares of BFFC Common Stock, theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of this Article I, plus an amount of cash for any fractional share of Midwest Common Stock which such holder would be entitled to receive pursuant to Section 1.08(d) hereof and the Certificate so surrendered shall forthwith be delivered to Midwest for cancellation. Midwest shall direct the Exchange Agent to make such deliveries within three (3) business days of receipt of all required documentation. In the event of a transfer of ownership of BFFC Common Stock which is not registered in the transfer records of BFFC, Midwest Common Stock may be issued to a transferee if the Certificate representing such BFFC Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by any applicable stock transfer taxes.

           (b) Failure to Exchange BFFC Common Stock. No dividends or other distributions declared after the Effective Time with respect to Midwest Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Midwest Common Stock represented thereby until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the holder thereof shall be entitled to receive any such dividends or distributions without interest thereon, which theretofore became payable with respect to the Midwest Common Stock represented by such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to the Midwest Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for Midwest Common Stock pursuant to this Section 1.08 shall be paid or delivered by Midwest to the Exchange Agent, in trust, for the benefit of such holders. All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed at the end of one (1) year from the Effective Time shall be repaid or redelivered by the Exchange Agent to Midwest after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to Midwest for payment or delivery of such dividends or distributions, as the case may be. Any shares of Midwest Common Stock delivered or made available to the Exchange Agent pursuant to this Section 1.08 and not exchanged for Certificates within one (1) year after the Effective Time pursuant to this Section 1.08 shall be returned by the Exchange Agent to Midwest which shall thereafter act as Exchange Agent subject to the rights of holders of unsurrendered Certificates under this Article I.

           (c) Full Payment. All shares of Midwest Common Stock (or cash, in the case of fractional shares) issued upon the surrender for exchange of BFFC Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of BFFC Common Stock. The shares of Midwest Common Stock for which the shares of BFFC Common Stock shall be exchanged shall thereupon be validly issued and outstanding, fully paid and non-assessable, and shall not be liable to any further call, nor shall the holder thereof be liable for any further payments with respect thereto.

           (d) Fractional Shares. No certificates or scrip representing fractional shares of Midwest Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Midwest shall relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or any rights of a stockholder of Midwest. In lieu of any fractional share, the Exchange Agent or Midwest as the case may be, shall pay to each holder of shares of BFFC Common Stock who otherwise would be entitled to receive a fractional share of Midwest Common Stock, an amount of cash (without interest) equal to the product achieved when such fraction is multiplied by the price equal to the closing sale price of Midwest Common Stock as quoted on Nasdaq at the close of business on the Closing Date.

           (e) List of BFFC Stockholders. At the Effective Time, BFFC shall deliver a certified copy of a list of its stockholders to the Exchange Agent (as of three (3) business days prior to the Effective Time), after which there shall be no further registrations or transfers on the stock transfer books of BFFC of the shares of BFFC Common Stock that were outstanding immediately prior thereto. If, after the Effective Time, Certificates representing such shares are presented to BFFC, they shall be canceled and exchanged as provided in this Article I.

           (f) Escheat. Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of BFFC Common Stock for any cash or securities delivered to a public official pursuant to applicable escheat or abandoned property laws.

      1.09     Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to the Stockholders pursuant to the IBCA, any shares held by a person who objects to the Merger, whose shares either were not entitled to vote or were not voted in favor of the Merger and who complies with all of the provisions of the IBCA concerning the rights of such person to dissent from the Merger and to require appraisal of such person’s shares and who has not withdrawn such objection or waived such rights prior to the Closing Date (“Dissenting Shares”) shall not be converted pursuant to Section 1.03 hereof but shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the IBCA; provided, however, that each Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the IBCA, shall be deemed to be converted, as of the Effective Time, into the right to receive Midwest Common Stock as provided in this Article I.

      1.10     Merger of the Bank. The parties understand that it is the present intention of Midwest to merge the Bank, at or after the Effective Time into Midwest Bank. BFFC shall take all such actions as are reasonably requested by Midwest so that Midwest may accomplish the Bank Merger as aforesaid; provided, however, that: (a) the Bank Merger will be effective no earlier than the Effective Time; (b) none of Midwest’s actions in connection with the Bank Merger will unreasonably interfere with any of the operations of BFFC or the Bank prior to the Effective Time; (c) neither BFFC nor the Bank will be required to take any irrevocable action prior to the Closing in connection with the Bank Merger; and (d) no action taken or caused to be taken by BFFC or the Bank pursuant to this Section 1.10 will result in any unreimbursed cost or expense to BFFC or the Bank. Nothing contained in this Section 1.10 is intended to impose an obligation on BFFC or the Bank to alter the manner in which they conduct their respective businesses; provided further, that nothing in this Section 1.10 shall result in any change to the Exchange Ratio.

II.     REPRESENTATIONS AND WARRANTIES OF MIDWEST

      Midwest represents and warrants to BFFC that:

          2.01     Organization.

           (a) Midwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Midwest is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect (as herein defined) on Midwest. Midwest has all requisite corporate power and authority to enter into this Agreement and, upon the approval of all requisite state and federal regulatory agencies, to consummate the transactions contemplated hereby and thereby. Midwest is duly registered as a bank holding company under the BHC.

           (b) As used in this Agreement, the term “Material Adverse Effect” with respect to Midwest means any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse effect on the (i) condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations, of Midwest on a consolidated basis; or (ii) an impairment in any material respect of the ability of Midwest to timely perform its obligations under this Agreement; it being understood that a Material Adverse Effect with respect to Midwest shall not include: (1) a change with respect to, or effect on, Midwest and the Midwest Subsidiaries (as defined in Section 2.06 hereof) resulting from a change in law, rule, regulation, generally accepted accounting principles accepted in the United States (“GAAP”) or regulatory accounting principles, as such would apply to the financial statements of Midwest on a consolidated basis; (2) a change with respect to, or effect on, Midwest and the Midwest Subsidiaries resulting from expenses (such as legal, accounting and investment bankers fees) incurred in connection with the transactions contemplated by this Agreement; (3) a change with respect to, or effect on, Midwest and the Midwest Subsidiaries resulting from any other matter affecting depository institutions generally (including, without limitation, financial institutions and their holding companies) including, without limitation, changes in general economic conditions and changes in prevailing interest and deposit rates; and (4) actions or omissions taken by Midwest as required hereunder.

      2.02     Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by Midwest’s Board of Directors, and all necessary corporate action on the part of Midwest has been taken. This Agreement has been duly executed and delivered by Midwest and, subject to the approval of all requisite state and federal regulatory agencies, constitutes the valid and binding obligation of Midwest (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines).

      2.03     Conflicts. Subject to the second sentence of this Section 2.03, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby, will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of the Certificate of Incorporation or By-laws of Midwest or similar documents of any Midwest Subsidiary or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Midwest or any Midwest Subsidiary or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a Material Adverse

Effect on Midwest, (ii) will be cured or waived prior to the Closing Date or (iii) except as disclosed in Schedule 2.03 of the Disclosure Schedule of Midwest (which was delivered by Midwest to BFFC prior to the execution of this Agreement). No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Midwest in connection with the execution and delivery of this Agreement or the consummation by Midwest of the transactions contemplated hereby the absence of which would have a Material Adverse Effect upon Midwest and except for: (a) the filing by Midwest of an application on Form Y-4 with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC for prior approval of the transactions contemplated by this Agreement; (b) the filing by Midwest of a notice with the Office of Thrift Supervision (“OTS”) regarding the transactions contemplated by this Agreement; (c) the filing by Midwest of the Registration Statement relating to the Midwest Common Stock to be issued pursuant to this Agreement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and various blue sky authorities, which Registration Statement shall include the proxy statement for use in connection with the meeting of the stockholders of BFFC (the “Proxy Statement”) to be called pursuant to Section 5.04 hereof; (d) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of the State of the State of Illinois; (e) the filing by Midwest of applications with the appropriate bank regulatory authorities in order to consummate the transactions described in Section 1.10 hereof; (f) any filings, approvals or no-action letters with or from state securities authorities; and (g) any anti-trust filings, consents, waivers or approvals.

     2.04     Capitalization.

           (a) As of the date hereof, the authorized capital stock of Midwest consists of (i) 24,000,000 shares of Midwest Common Stock, $.01 par value per share, of which no more than 17,069,063 shares are issued and outstanding and 912,654 shares are held as treasury shares and (ii) 1,000,000 shares of preferred stock, $.01 par value, of which none are issued and outstanding. All of the issued and outstanding shares of Midwest Common Stock have been, and all of the shares of the Surviving Corporation common stock to be issued in the Merger will be, at the Effective Time, duly and validly authorized and issued, and are or will be, as the case may be, fully paid and non-assessable. None of the outstanding shares of Midwest Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Midwest and none of the outstanding shares of Midwest Common Stock is or will be entitled to any preemptive rights in respect of the Merger or any of the other transactions contemplated by Schedule 2.05 of the Disclosure Schedule of Midwest. All shares of Midwest Common Stock have been issued in compliance with all federal and state securities laws.

           (b) As of June 30, 2002, Midwest had reserved 1,725,000 shares of Midwest Common Stock for issuance under stock option plans for the benefit of the employees of Midwest, pursuant to which options covering 763,895 shares of Midwest Common Stock were outstanding as of June 30, 2002 (the “Midwest Stock Option Plans”). Except as set forth in this Section 2.04(b), there are no shares of capital stock or other equity securities of Midwest outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Midwest, or contracts, commitments, understandings, or arrangements by which Midwest is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

      2.05     Litigation. Except as set forth in Schedule 2.05 of the Disclosure Schedule of Midwest, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best of the knowledge of Midwest, threatened against or affecting Midwest or any Midwest Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would materially affect the ability of Midwest to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Midwest or any Midwest Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

     2.06     Midwest Subsidiaries.

           (a) All of the Midwest Subsidiaries as of the date of this Agreement are listed on Schedule 2.06 of the Disclosure Schedule of Midwest. Midwest owns directly or indirectly all of the issued and outstanding shares of capital stock of the Midwest Subsidiaries. Schedule 2.06 of the Disclosure Schedule of Midwest accurately identifies the number of shares of authorized and outstanding capital stock of the Midwest Subsidiaries. Except as set forth in Schedule 2.06 of the Disclosure Schedule of Midwest, neither Midwest nor the Midwest Subsidiaries owns directly or indirectly any debt or equity securities, or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business. No capital stock of any of the Midwest Subsidiaries is or may become required to be issued (other than to Midwest) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Midwest Subsidiary. There are no contracts commitments, understandings or arrangements relating to the rights of Midwest to vote or to dispose of shares of the capital stock of any Midwest Subsidiary. All of the shares of capital stock of each Midwest Subsidiary held by Midwest or a Midwest Subsidiary are fully paid and non-assessable and are owned by Midwest free and clear of any claim, lien or encumbrance, except as disclosed on Schedule 2.06 of the Disclosure Schedule of Midwest.

           (b) Each Midwest Subsidiary is either a state bank or a corporation and is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to so qualify, either individually or in the aggregate, would not have a Material Adverse Effect on Midwest. Each Midwest Subsidiary has the corporate power and authority necessary for it to own, operate or lease its assets, properties and businesses and to carry on its business as they have been and are now being conducted.

           (c) For purposes of this Agreement, “Midwest Subsidiaries” shall mean all those corporations, banks, associations, and other entities of which Midwest owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity, through a small business investment corporation, or otherwise as an investment by an entity that invests in unaffiliated companies in the ordinary course of business.

           (d) Each of the Midwest Subsidiaries that is a bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits of which are insured by the FDIC through the Bank Insurance Fund to the full extent permitted under applicable law.

      2.07     Midwest Financial Statements; Material Changes. Midwest has heretofore delivered to BFFC its audited, consolidated financial statements for the years ended December 31, 2001, December 31, 2000, and December 31, 1999 and its unaudited, consolidated financial statements for the three (3) months ended March 31, 2002 (the “Midwest Financial Statements”). The Midwest Financial Statements (x) are true and complete in all material respects; (y) have been prepared in accordance with GAAP and comply in all material respect with applicable accounting requirements and with the published rules and regulations of the SEC; and (z) fairly present the consolidated financial position of Midwest as of the dates thereof and the consolidated results of its operations, stockholders’ equity and changes in financial position for the periods then ended, except as may be indicated in the notes thereto and subject to normal year-end non-material audit adjustments in amounts consistent with past experience in the case of the unaudited Midwest Financial Statements. Since March 31, 2002, to the date hereof, Midwest has not undergone or suffered any changes in its respective condition (financial or otherwise), properties, assets, liabilities, business or operations which have been, in any case or in the aggregate, materially adverse to Midwest on a consolidated basis. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that Midwest will suffer or experience a Material Adverse Effect.

      2.08     Midwest Filings. Midwest has previously made available, or will make available prior to the Effective Time, to BFFC true and complete copies of its (i) proxy statements relating to all meetings of stockholders (whether special or annual) during the calendar years 1999, 2000, 2001 and 2002 and (ii) all other reports, as amended, or filings, as amended, required to be filed under the Securities and Exchange Act of 1934, as amended (the “Securities Exchange Act”), by Midwest with the SEC since January 1, 1999, including without limitation, on Forms 10-K, Forms 10-Q and Forms 8-K.

      2.09     Midwest Reports. Since January 1, 1997, Midwest and the Midwest Subsidiaries has each filed, and will continue to file through the Closing Date, all reports and statements, together with any amendment required to be made with respect thereto, that it was, or will be, required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K, and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Illinois Commissioner of Banks and Real Estate (the “Commissioner”), (v) the National Association of Securities Dealers (the “NASD”), and (vi) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the Internal Revenue Service, state and local taxing authorities, the Federal Reserve Board, the Commissioner or the FDIC in the regular course of the business of Midwest or any Midwest Subsidiary, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of Midwest, investigation into the business or operations of Midwest or the Bank within the past five (5) years. There is no unresolved violation, criticism or exception by the Federal Reserve Board, the Commissioner, the FDIC or other agency, commission or entity with respect to any report or statement referred to herein that has or is expected to have a Material Adverse Effect on Midwest.

     2.10     Compliance With Laws.

           (a) Except as disclosed in Schedule 2.10 of the Disclosure Schedule of Midwest, the businesses of Midwest and the Midwest Subsidiary are not being conducted in violation of any law, ordinance or regulation of any governmental entity, including, without limitation, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by Midwest or the Midwest Subsidiaries, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on Midwest. The business and affairs of the Midwest Subsidiaries have been managed in accordance with prudent banking practices.

           (b) No investigation or review by the Federal Reserve Board, the FDIC or the Commissioner with respect to Midwest or the Midwest Subsidiaries is pending or, to the best of the knowledge of Midwest, threatened, nor has any governmental entity indicated to Midwest an intention to conduct the same, other than normal bank regulatory examinations and those the outcome of which will not have a Materially Adverse Effect on Midwest.

           (c) Each of Midwest and the Midwest Subsidiaries, where applicable, is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder. As of the date of this Agreement, Midwest has not been advised of the existence of any act or circumstance or set of facts or circumstances which, if true, would cause Midwest or the Midwest Subsidiaries to fail to be in substantial compliance with such provisions. The Midwest Subsidiaries, where applicable, have not received a rating from the applicable regulatory authority which is less than “satisfactory” since January 1, 1997.

      2.11     Defaults. There has not been any material default in any obligation to be performed by Midwest or any Midwest Subsidiary under any material contract or commitment, which would have a Material Adverse Effect on Midwest and neither Midwest nor any such Subsidiary has waived, and will not waive prior to the Closing Date, any material right under any material contract or commitment which would have a Material Adverse Effect on Midwest. To the best of the knowledge of Midwest, no other party to any material contract or commitment is in material default in any material obligation to be performed by such party which would have a Material Adverse Effect upon Midwest.

      2.12     Undisclosed Liabilities. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring (individually a “Liability” collectively the “Liabilities”) have, in the case of Midwest and the Midwest Subsidiaries, been reflected, disclosed or reserved against in the Midwest Financial Statement (or the footnotes thereto), dated as of March 31, 2002, in accordance with GAAP, and Midwest and the Midwest Subsidiaries have no other Liabilities except (a) Liabilities incurred since March 31, 2002 in the ordinary course of business or (b) as disclosed in Schedule 2.12 of the Disclosure Schedule of Midwest.

      2.13     Allowance for Possible Loan Losses. The allowance for possible loan losses shown on the Midwest Financial Statement, dated as of March 31, 2002 (and as shown on any financial statements to be delivered by Midwest to BFFC pursuant to Section 5.06 hereof), to the best of the knowledge of Midwest, as of such date was (and will be as of such subsequent financial statement dates) adequate based upon its past business practices to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained (or will contain) an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable federal and/or state regulatory authorities to financial institutions.

      2.14     Midwest Benefit Plans. Set forth on Schedule 2.14 of the Disclosure Schedule of Midwest are any retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, bonus, group insurance, severance and other employee benefit plans which Midwest has in effect as of the date hereof, and true and correct copies (or detailed summaries) of each such plan are attached to and made a part of Schedule 2.14 of the Disclosure Schedule of Midwest.

      2.15     Insurance. In the reasonable judgment of management of Midwest, Midwest and each Midwest Subsidiary maintain insurance with an insurer which is sound and reputable on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured by prudent corporations engaged in the same or similar businesses.

     2.16     Compliance with Environmental Laws.

           (a) To the best knowledge of Midwest, and except as set forth in Schedule 2.16 of the Disclosure Schedule of Midwest: (i) the operations of Midwest and the Midwest Subsidiaries comply in all material respects with all applicable Environmental Laws; (ii) none of the operations of Midwest or the Midwest Subsidiaries, no assets presently or, formerly owned or leased by Midwest or the Midwest Subsidiaries and, no Mortgaged Premises or Participating Facility (as defined below) are subject to any judicial or administrative proceedings alleging the violation of any past or present Environmental Law, nor are they the subject of any claims alleging damages to health or property, pursuant to which Midwest, the Midwest Subsidiaries or any owner of a Mortgaged Premises or a Participating Facility would be liable in law or equity; (iii) none of the operations of Midwest or the Midwest Subsidiaries, no assets presently owned or formerly owned by Midwest or the Midwest Subsidiaries, and, no Mortgaged Premises or a Participating Facility are the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance, or any other substance into the environment, nor has Midwest or the Midwest Subsidiaries, or any owner of a Mortgaged Premises or a Participating Facility been directed to conduct such investigation, formally or informally, by any governmental agency, nor have any of them agreed with any governmental agency or private person to conduct any such investigation; and (iv) neither Midwest nor the Midwest Subsidiaries, nor any owner of a Mortgaged Premises or a Participating Facility has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.

           (b) To the best knowledge of Midwest, and except as set forth in Schedule 2.16 of the Disclosure Schedule of Midwest, with respect to (i) the real estate owned (other than OREO) or leased by Midwest or the Midwest Subsidiaries; (ii) OREO presently or formerly held by Midwest or the Midwest Subsidiaries; and (iii) any real estate formerly owned (other than OREO) or leased by Midwest or the Midwest Subsidiaries (the “Midwest Premises”): (x) no part of the Midwest Premises has been used for the generation, manufacture, handling, storage, or disposal of Hazardous Substances; (y) the Midwest Premises do not contain, and have never contained, an underground storage tank; and (z) the Midwest Premises do not contain and are not contaminated by any quantity of a Hazardous Substance from any source.

           (c) For purposes of this Agreement, “Hazardous Substance” has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A., ss.9601 et seq., and also includes any substance now or hereafter regulated by or subject to any Environmental Laws (as defined below) and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, fiberglass, radon, and polychlorinated biphenyls. For purposes of this Agreement, “Environmental Laws” means all laws (civil or common), ordinances, rules, regulations, guidelines, and orders that: (i) regulate air, water, soil, and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition, or management of any Hazardous Substance; (ii) regulate or prescribe requirements for air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance. For purposes of this Section, “Mortgaged Premises” shall mean each (i) real property interest (including without limitation any fee or leasehold interest) which is encumbered or affected by any mortgage, deed of trust, deed to secure debt or other similar document or instrument granting to either Midwest or the Midwest Subsidiaries or BFFC or the Bank (as applicable) a lien on or security interest in such real property interest and (ii) any other real property interest upon which is situated assets or other property affected or encumbered by any document or instrument granting to either Midwest or the Midwest Subsidiaries or BFFC or the Bank (as applicable) a lien thereon or security interest therein; provided, however, that the term “Mortgaged Premises” shall not include one to four unit single family residences. For purposes of this Section, “Participating Facility” means any property in which either Midwest or the Midwest Subsidiaries or BFFC or the Bank (as applicable) participates in the management of such property and, where the context requires, includes the owner or operator of such property.

     2.17     Assets.

           (a) Midwest and the Midwest Subsidiaries have good, sufficient and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned by Midwest or the Midwest Subsidiaries or in the Midwest Financial Statement, dated as of March 31, 2002, except for (i) assets and properties disposed of since such date in the ordinary course of business and (ii) Permitted Liens (as defined in Section 3.22(c) hereof). Substantially all of the buildings, structures, fixtures and appurtenances comprising part of the real properties of Midwest and the Midwest Subsidiaries (whether owned or leased by Midwest or the Midwest Subsidiaries) are in good operating condition and have been adequately maintained, reasonable wear and tear excepted. Midwest and Midwest Subsidiaries have title or other rights to all their other assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and, except for the Permitted Liens, free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities which are material to Midwest on a consolidated basis.

           (b) All leases pursuant to which Midwest or the Midwest Subsidiaries, as lessee, leases real or personal property which are material to the business of Midwest on a consolidated basis are, to the best of the knowledge of Midwest, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either Midwest or the Midwest Subsidiaries, or to the best knowledge of Midwest, the other party.

      2.18     Fees. Other than the financial advisory services performed for Midwest by Sandler O’Neill, neither Midwest or any of the Midwest Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for Midwest or any Midwest Subsidiary in connection with this Agreement or the transactions contemplated hereby.

      2.19     Governmental Approvals. No fact or condition exists with respect to Midwest or any Midwest Subsidiary which Midwest has reason to believe may prevent it from obtaining timely approval of the Merger or any other transaction contemplated by this Agreement by any governmental authority.

      2.20     Disclosure. None of the information supplied by Midwest for inclusion in the Proxy Statement (as defined in Section 2.03 hereof) to be delivered to the Stockholders as required by Section 5.04 hereof will at the time of the meeting of the Stockholders to be held in connection with the Merger as required by Section 5.04 hereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      2.21     No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article II, Midwest has not made any other representation or warranty (express or implied, oral or written).

III.     REPRESENTATIONS AND WARRANTIES OF BFFC

      BFFC represents and warrants to Midwest that:

      3.01     Organization.

           (a) BFFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite power and authority, corporate, or otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. BFFC is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect on BFFC (as defined below). BFFC has all requisite corporate power and authority to enter into this Agreement and, upon the receipt of the approval of the Stockholders of the Merger and the approval of all requisite state and federal regulatory agencies, to consummate the transactions contemplated hereby. BFFC is duly registered as a savings and loan holding company under the HOLA.

           (b) As used in this Agreement, the term “Material Adverse Effect” with respect to BFFC means any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse effect on the (i) condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations, of BFFC on a consolidated basis; or (ii) the ability of BFFC to timely complete the transactions contemplated hereby; it being understood that a Material Adverse Effect with respect to BFFC shall not include: (1) a change with respect to, or effect on, BFFC and its consolidated subsidiaries resulting from a change in law, rule, regulation, GAAP or regulatory accounting principles, as such would apply to the financial statements of BFFC on a consolidated basis; (2) a change with respect to, or effect on, BFFC and its consolidated subsidiaries resulting from expenses (such as legal, accounting and investment bankers fees)

incurred in connection with the transactions contemplated by this Agreement; (3) the payment of any amounts due to, or the provision of any benefits to, any officer or employee under employment contracts or employee benefit plans, severance agreements, consulting agreements or other arrangements in existence as of the date hereof; (4) a change with respect to, or effect on, BFFC and its consolidated subsidiaries resulting from any other matter affecting depository institutions generally (including, without limitation, financial institutions and their holding companies) including, without limitation, changes in general economic conditions and changes in prevailing interest and deposit rates; or (5) actions or omissions by BFFC taken with the prior written consent of Midwest in contemplation of the transactions contemplated hereby or as required hereunder.

      3.02     Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and unanimously approved and authorized by BFFC’s Board of Directors, and all necessary corporate action on the part of BFFC has been taken, other than the receipt of the approval of the Stockholders of the Merger. This Agreement has been duly executed and delivered by BFFC and, subject to the approval of the Stockholders of the Merger and the approval of all requisite state and federal regulatory agencies, constitutes the valid and binding obligation of BFFC (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines).

      3.03     Conflicts. Subject to the second sentence of this Section 3.03, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby, will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any property or assets under any provision of the Articles of Incorporation or By-laws of BFFC or similar documents of the Bank, or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BFFC or the Bank or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a Material Adverse Effect on BFFC, (ii) will be cured or waived prior to the Closing Date or (iii) except as disclosed in Schedule 3.03 of the Disclosure Schedule of BFFC(which was delivered by BFFC to Midwest prior to the execution of this Agreement). No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to BFFC in connection with the execution and delivery of this Agreement or the consummation by BFFC of the transactions contemplated hereby the absence of which would not have a Material Adverse Effect upon BFFC except for: (a) the filing by Midwest of an application on Form Y-4 with the Federal Reserve Board under the BHC for prior approval of the transactions contemplated by this Agreement; (b) the filing by Midwest of a notice with the OTS regarding the transactions contemplated by this Agreement; (c) the filing by Midwest of the Registration Statement with the SEC under the Securities Act and various blue sky authorities, which Registration Statement shall include the Proxy Statement; (d) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Illinois; (e) the filing by Midwest of applications with the appropriate bank regulatory authorities in order to consummate the transactions described in Section 1.10 hereof; (f) any filings, approvals or no-action letters with or from state securities authorities; and (g) any anti-trust filings, consents, waivers or approvals.

      3.04     Antitakeover Provisions Inapplicable. This Agreement has been unanimously approved by the Board of Directors of BFFC. No “business combination,” “moratorium,” “control share” or other state antitakeover statute or regulation, (i) prohibits or restricts the ability of BFFC to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof, or (iii) would subject Midwest to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The provisions of Article VIII of the Articles of Incorporation of BFFC are not applicable to the Merger or any other transaction contemplated by this Agreement.

     3.05     Capitalization and Stockholders.

           (a) As of the date hereof, the authorized capital stock of BFFC consists of (i) 8,000,000 shares of BFFC Common Stock, $.01 par value per share, of which 1,509,168 shares are issued and outstanding and 1,003,582 shares are held as treasury shares; (ii) 7,200,000 shares of BFFC Excess Common Stock, $.01 par value per share, none of which are issued and outstanding; and (iii) 2,000,000 shares of preferred stock, $.01 par value per share, none of which are issued and outstanding. All of the issued and outstanding shares of BFFC Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of BFFC Common Stock are subject to any preemptive rights of the current or past stockholders of BFFC. All of the shares of BFFC Common Stock have been issued in material compliance with all federal and state securities laws.

           (b) As of June 30, 2002, BFFC had reserved 258,143 shares of BFFC Common Stock for issuance under a stock option plan for the benefit of the employees, directors, former employees and former directors of BFFC (the “BFFC Stock Option Plan”) pursuant to which options covering 258,143 shares of BFFC Common Stock (the “BFFC Stock Options”) were outstanding as of June 30, 2002 (the “BFFC Stock Option Plan”). As of June 30, 2002, 20,423 shares of BFFC Common Stock were outstanding under BFFC’s Recognition and Retention Plan and Trusts (10,366 shares of which will be cancelled prior to the Effective Time). Except as set forth in this Section 3.05(b), there are no shares of capital stock or other equity securities of BFFC outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of BFFC, or contracts, commitments, understandings, or arrangements by which BFFC is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

      3.06     BFFC Financial Statements; Material Changes. BFFC has heretofore delivered to Midwest its audited, consolidated financial statements for the years ended June 30, 2001, June 30, 2000 and June 30, 1999, and its unaudited, consolidated financial statements for the nine (9) months ended March 31, 2002 (the “BFFC Financial Statements”), and the Reports of Income and Reports of Condition for the Bank for the years ended December 31, 2001, December 31, 2000, and December 31, 1999, and for the three months ended March 31, 2002 (the “Bank Reports”). The BFFC Financial Statements (x) are true and complete in all material respects; (y) have been prepared in accordance with GAAP and comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC; and (z) fairly present the consolidated financial position of BFFC as of the dates thereof and the consolidated results of its operations, stockholders’ equity and changes in financial position for the periods then ended, except as may be indicated in the notes thereto and subject to normal year-end non-material adjustments in amounts consistent with past experience in the case of the unaudited BFFC Financial Statements. The Bank Reports (1) are true and complete in all material respects; (2) have been prepared in accordance with GAAP as modified by banking regulations; and (3) fairly represent the financial position of the Bank as of the dates thereof and the results of its operations, stockholder’s equity and changes in financial position for the periods then ended, subject to normal year-end adjustments in amounts consistent with past experience in the case of the Bank Report dated March 31, 2002. Since March 31, 2002 to the date hereof, BFFC, on a consolidated basis, has not undergone or suffered any changes in its condition (financial or otherwise), properties, assets, liabilities, business or operations which have been, in any case or in the aggregate, materially adverse to BFFC on a consolidated basis. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that BFFC will suffer or experience a Material Adverse Effect.

     3.07     Bank.

           (a) BFFC owns all of the issued and outstanding capital stock of the Bank, which is the only subsidiary of BFFC, and will own all of such shares as of the Closing Date. The capitalization of the Bank is set forth in Schedule 3.07 of the Disclosure Schedule of BFFC. Neither BFFC nor the Bank owns directly or indirectly any debt or equity securities, or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business. All of the issued and outstanding shares of Bank capital stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Bank Common Stock are subject to any preemptive rights of the current or past stockholders of the Bank. No capital stock of the Bank is or may become required to be issued (other than to BFFC) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Bank. There are no contracts, commitments, understandings or arrangements relating to the rights of BFFC to vote or to dispose of shares of the capital stock of the Bank. All of the shares of capital stock of the Bank held by BFFC are fully paid and non-assessable and are owned by BFFC free and clear of any claim, lien or encumbrance.

           (b) The Bank is a federal savings bank and is duly organized, validly existing and in good standing under the laws of the United States, and is duly qualified to do business and in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to so qualify, either individually or in the aggregate, would not have a Material Adverse Effect on BFFC. The Bank has the corporate power and authority necessary for it to own, operate or lease its assets, properties and business and to carry on its business substantially as they have been and are now being conducted.

           (c) The conversion of the Bank from mutual to stock form of organization and the concurrent holding company formation (the “Conversion”) was conducted and effectuated in accordance with all applicable laws, rules and regulations, and pursuant to all terms and conditions of regulatory approvals, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on BFFC. Neither BFFC nor the Bank incurred any federal or state tax liability as a result of the Conversion. Set forth on Schedule 3.07 of the Disclosure Schedule of BFFC is a true and correct copy of the tax opinion issued in connection with the Conversion. The Bank is a member in good standing of the Federal Home Loan Bank System. All eligible deposit accounts issued by the Bank are insured by the FDIC through the Savings Association Insurance Fund to the full extent permitted under applicable laws. The Bank is, and at all times since June 1, 1999 has been a “qualified thrift lender” (as that term is used in Section 10(m) of HOLA). The records of the Bank with respect to the liquidation account of the Bank are complete and accurate in all material respects, and such records permit the calculation of the liquidation account. None of the transactions contemplated by this Agreement would constitute a complete liquidation of the Bank so as to require the distribution of such liquidation account of the Bank to any existing or former savings or demand account holders of the Bank.

      3.08     BFFC Filings. BFFC has previously made available, or will make available prior to the Effective Time, to Midwest true and complete copies of its (i) proxy statements relating to all meetings of stockholders (whether special or annual) during the calendar years 1999, 2000, 2001 and 2002 and (ii) all other reports, as amended, or filings, as amended, required to be filed under the Securities Exchange Act, by BFFC with the SEC since January 1, 1999, including without limitation, on Forms 10-K, Forms 10-Q and Forms 8-K.

      3.09     BFFC Reports. Since January 1, 1997, each of BFFC and the Bank has filed, and will continue to file through the Closing Date, all reports and statements, together with any amendment required to be made with respect thereto, that it was, or will be, required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K, and proxy statements, (ii) the OTS, (iii) the NASD and (iv) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by the Internal Revenue Service, state and local taxing authorities, the OTS or the FDIC in the regular course of the business of BFFC or the Bank, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of BFFC, investigation into the business or operations of BFFC or the Bank within the past five (5) years. There is no unresolved violation, criticism or exception by the OTS, the FDIC or other agency, commission or entity with respect to any report or statement referred to herein that has or is expected to have a Material Adverse Effect on BFFC.

     3.10     Compliance With Laws.

           (a) Except as disclosed in the Schedule 3.10 of the Disclosure Schedule of BFFC, the businesses of BFFC and the Bank are not being conducted in violation of any law, ordinance or regulation of any governmental entity, including, without limitation, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by BFFC or the Bank, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on BFFC.

           (b) The policies, programs and practices of BFFC and the Bank relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable material laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to the best of the knowledge of BFFC, threatened, against BFFC or the Bank alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the best of the knowledge of BFFC, there is no basis for any valid claim or charge with regard to such matters.

           (c) Except as disclosed in Schedule 3.10 of the Disclosure Schedule of BFFC, no investigation or review by the FDIC or the OTS with respect to BFFC or the Bank is pending or, to the best of the knowledge of BFFC, threatened, nor has any governmental entity indicated to BFFC an intention to conduct the same, other than normal bank regulatory examinations and those the outcome of which will not have a Materially Adverse Effect on BFFC.

           (d) Each of BFFC and the Bank, where applicable, is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder. As of the date of this Agreement, BFFC has not been advised of the existence of any act or circumstance or set of facts or circumstances which, if true, would cause BFFC or the Bank to fail to be in substantial compliance with such provisions. The Bank has not received a rating from the applicable regulatory authority which is less than “satisfactory” since January 1, 1997.

      3.11     Litigation. Except as disclosed in Schedule 3.11 of the Disclosure Schedule of BFFC, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best of the knowledge of BFFC, threatened against BFFC or the Bank, or any of their respective officers, directors or employees, in their capacities as such, which is seeking damages against BFFC, the Bank, or any of their respective officers, directors or employees, in their capacities as such, or which would materially affect the ability of BFFC to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against BFFC or the Bank or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

      3.12     Licenses. BFFC and the Bank hold all licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or rights thereto, and adequate authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted and as presently proposed to be conducted (the “BFFC Licenses”), except for such BFFC Licenses the failure of which to hold will not have a Material Adverse Effect on BFFC.

          3.13     Taxes.

           (a) Except as disclosed in Schedule 3.13 of the Disclosure Schedule of BFFC, BFFC and the Bank have each timely filed all tax and information returns required to be filed (all such returns being true and complete in all material respects) and have paid (or BFFC has paid on behalf of the Bank), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes reflected on such returns in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither BFFC nor the Bank is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against BFFC or the Bank that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. The income tax returns of BFFC and the Bank have not been audited by either the Internal Revenue Service or the Illinois Department of Revenue for any of the last three (3) years. Neither BFFC nor the Bank is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of BFFC and the Bank have been accounted for in accordance with past practices. BFFC and the Bank have properly accrued for all real estate taxes.

           (b) BFFC has not filed any consolidated federal income tax return with an “affiliated group” (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”)), where BFFC was not the common parent of the group. Neither BFFC nor the Bank is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than BFFC or the Bank.

           (c) BFFC and the Bank have each withheld amounts from its employees, Stockholders or holders of public deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security and unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and notified all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local tax laws and has taken reasonable steps to insure that such employees, Stockholders and holders of public deposit accounts have filed all such forms, statements and reports with it.

      3.14     Insurance. BFFC and the Bank maintain insurance with an insurer which in the best judgment of management of BFFC is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. BFFC and the Bank maintain in effect all insurance required to be carried by law or by any agreement by which they are bound, except where the failure to so maintain would not have a Material Adverse Effect on BFFC. All material claims under all policies of insurance maintained by BFFC and the Bank have been filed in due and timely fashion. Neither BFFC nor the Bank has had an insurance policy canceled by the issuer of the policy within the past five (5) years. Schedule 3.14 of the Disclosure Schedule of BFFC contains a description of all material claims filed by BFFC or the Bank within the last five (5) years.

          3.15     Loans; Investments.

           (a) Except as otherwise disclosed in Schedule 3.15 of the Disclosure Schedule of BFFC, each material loan reflected as an asset on the BFFC Financial Statement, dated as of March 31, 2002, is evidenced by written documentation issued in the normal course of BFFC’s and the Bank’s business and constitutes, to the best of the knowledge of BFFC, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines; to the best of the knowledge of BFFC, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles or doctrines and no loan is subject to any defense, offset or counterclaim. All such loans originated by BFFC or the Bank, and to the best of the knowledge of BFFC, all such loans purchased by BFFC or the Bank, were made or purchased in accordance with customary lending standards of BFFC or the Bank and in the ordinary course of business of BFFC or the Bank. Except as set forth in the Schedule 3.15 of the Disclosure Schedule of BFFC, all such loans are, and at the Closing Date will be, free and clear of any security interest, lien, encumbrance or other charge, and BFFC and the Bank have complied, and at the Closing Date will have complied, in all material respects, with all material laws and regulations relating to such loans. As of June 30, 2002, there are no loans or other assets of BFFC or the Bank that have been classified by examiners or others as “Other Assets Specially Mentioned,” “Substandard,” “Doubtful” or “Loss.” Set forth on Schedule 3.15 of the Disclosure Schedule of BFFC is a complete list of the Bank’s OREO as of March 31, 2002.

           (b) All guarantees of indebtedness owed to BFFC or the Bank, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are, to the best of the knowledge of BFFC, valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines and except as would not be material to BFFC on a consolidated basis.

           (c) In originating, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for its own account or for the account of others, the Bank has complied in all material respects with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing, except where the failure to comply would not have a Material Adverse Effect on BFFC.

           (d) Except as set forth on Schedule 3.15 of the Disclosure Schedule of BFFC, neither BFFC nor the Bank is a party to any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements.

           (e) Except as set forth in Schedule 3.15 of the Disclosure Schedule of BFFC and except for pledges to secure public and trust deposits, none of the investments reflected in the BFFC Financial Statement, dated as of March 31, 2002, under the heading “Investment Securities,” and none of the investments made by BFFC or the Bank since March 31, 2002, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of BFFC or the Bank freely to dispose of such investment at any time. With respect to all material repurchase agreements to which BFFC or the Bank is a party, BFFC has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth in the Schedule 3.15 of the Disclosure Schedule of BFFC and except for transactions aggregating less than $100,000, neither BFFC nor the Bank has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require BFFC or the Bank to repurchase or otherwise reacquire any such assets. Set forth on the Schedule 3.15 of the Disclosure Schedule of BFFC is a complete and accurate list of each investment and debt security, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by BFFC or the Bank, showing as of June 30, 2002, the carrying values and the gross carrying values of the mortgage-backed and related securities and the estimated cost of the marketable equity securities.

      3.16     Allowance for Loan Losses. The allowance for loan losses shown on the BFFC Financial Statement, dated as of March 31, 2002 (and as shown on any financial statements to be delivered by BFFC to Midwest pursuant to Section 5.06 hereof), to the best of the knowledge of BFFC, as of such date was (and will be as of such subsequent financial statement dates) adequate based upon its past business practices to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained (or will contain) an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable federal and/or state regulatory authorities to financial institutions. To the best of the knowledge of BFFC, the aggregate principal amount of loans contained (or that will be contained) in the loan portfolio of BFFC as of March 31, 2002 (and as of the dates of any financial statements to be delivered by BFFC to Midwest pursuant to Section 5.06 hereof), in excess of such reserve, was (and will be) fully collectible.

          3.17     BFFC Benefit Plans.

           (a) Schedule 3.17 of the Disclosure Schedule of BFFC contains a list or a true and complete copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of BFFC or the Bank or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of Employee Retirement Income Security Act, as amended (“ERISA”), which BFFC or the Bank maintains, to which BFFC or the Bank contributes, or under which any employee, former employee, director or former director of BFFC or the Bank is covered or has benefit rights and pursuant to which any Liability of BFFC or the Bank exists or, to the best of the knowledge of BFFC, is reasonably likely to occur (the “BFFC Benefit Plans”), and current summary plan description, trust agreement, insurance contracts, actuarial reports and valuations, financial statements and IRS Form 5500 or 5500-C with respect thereto. Except as set forth in Schedule 3.17 of the Disclosure Schedule of BFFC, BFFC neither maintains nor has entered into any BFFC Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of BFFC or the Bank or their respective beneficiaries, or other provisions, which would cause an increase in the Liability of BFFC, the Bank or to Midwest as a result of the transactions contemplated by this Agreement or any related action thereafter (a “Change in Control Benefit”). The term “BFFC Benefit Plans” as used herein refers to all plans contemplated under the preceding sentences of this Section 3.17, provided that the term “Plan” or “Plans” is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(37) of ERISA. Except as disclosed in the Schedule 3.17 of the Disclosure Schedule of BFFC, no BFFC Benefit Plan is a multi-employer plan within the meaning of Section 3(37) of ERISA. All payments and other compensation paid or payable by BFFC or the Bank under this Agreement, the BFFC Benefit Plan or otherwise, to or for the benefit of any employee or director or former employee or director of BFFC or the Bank, are in compliance with all applicable rules, regulations and bulletins promulgated by the OTS.

           (b) Except as set forth on Schedule 3.17 of the Disclosure Schedule of BFFC, each of the BFFC Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code (“BFFC Qualified Plans”) has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, or an application for determination of such qualification has been timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application is included in the Schedule 3.17 of the Disclosure Schedule of BFFC, and, to the best of the knowledge of BFFC, there exist no circumstances likely to materially adversely affect the qualified status of any such BFFC Qualified Plan. To the best knowledge of BFFC, all such BFFC Qualified Plans established or maintained by BFFC or the Bank or to which BFFC or the Bank contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing Date) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such BFFC Qualified Plans. Except as set forth on Schedule 3.17 of the Disclosure Schedule of BFFC, neither BFFC nor the Bank maintains a defined benefit pension plan which is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by BFFC or the Bank to the

BFFC Benefit Plans through March 31, 2002, have been made or reserves adequate for such purposes as of March 31, 2002, have been set aside therefore and reflected in the BFFC Financial Statement, dated as of March 31, 2002. Neither BFFC nor the Bank is in material default in performing any of its respective contractual obligations under any of the BFFC Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding Liabilities of any such Plan other than Liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan and the Liabilities of the BFFC Employee Stock Ownership Plan (the “ESOP”) related to the loans outstanding thereunder and evidenced by a term note dated December 19, 1996, in the principal amount of $2,010,000 (the “ESOP Loan”). Schedule 3.17 of the Disclosure Schedule of BFFC includes a true and correct copy of the term note and all agreements relating thereto.

           (c) There is no pending or, to the best knowledge of BFFC, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the BFFC Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by BFFC or the Bank which allege violations of applicable state or federal law which are reasonably likely to result in a material Liability on the part of BFFC or the Bank or any such Plan.

           (d) BFFC and the Bank and all other persons having fiduciary or other responsibilities or duties with respect to the BFFC Benefit Plan are and have since the inception of each such Plan been in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) and the Internal Revenue Service under ERISA, the Code or any other applicable law. No “reportable events” (as defined in Section 4043(c) of ERISA) for which the thirty (30) day notice period has not been waived or extended have occurred with respect to the BFFC Benefit Plans. No BFFC Benefit Plan has engaged in or been a party to a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975(c) of the Code) that is not subject to a statutory or other exemption under Section 408 of ERISA or Section 4975 of the Code. All BFFC Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Section 601 of ERISA.

           (e) Neither BFFC nor the Bank has incurred, nor to the best knowledge of BFFC is reasonably likely to incur, any Liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by BFFC or by the Bank.

           (f) Except as set forth on Schedule 3.17 of the Disclosure Schedule of BFFC, neither BFFC nor the Bank has made any payments, or is or has been a party to any agreement or the BFFC Benefit Plan, that under any circumstances could obligate BFFC or the Bank to make payments that are or will not be deductible because of Section 280G of the Code.

           (g) Schedule 3.17 of the Disclosure Schedule of BFFC describes any obligation that BFFC or the Bank has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

           (h) Schedule 3.17 of the Disclosure Schedule of BFFC lists: (i) each officer of BFFC and the Bank and each director of BFFC who is eligible to receive a Change in Control Benefit, showing the amount of each such Change in Control Benefit, estimated compensation for 2002 based upon compensation received to the date of this Agreement, and the individual’s rate of compensation in effect on the date of this Agreement, the individual’s participation in any bonus or other employee benefit plan, and such individual’s compensation from BFFC or the Bank for each of the calendar years 1997 through 2001 as reported by BFFC or the Bank on Form W-2 or Form 1099; (ii) each other employee of BFFC or the Bank who may be eligible for a Change in Control Benefit, showing the number of years of service of each such employee together with his or her estimated compensation for 2002; and (iii) each officer or director for whom a deferred compensation agreement is maintained, showing the amounts due thereunder and the payment schedule thereof, and the amounts accrued in the BFFC Financial Statement, dated as of March 31, 2002.

           (i) BFFC and the Bank have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each BFFC Benefit Plan with the Internal Revenue Service, the PBGC, the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of BFFC on a consolidated basis.

          3.18     Compliance with Environmental Laws.

           (a) To the best knowledge of BFFC and except as set forth in Schedule 3.18 of the Disclosure Schedule of BFFC: (i) the operations of BFFC and the Bank comply in all material respects with all applicable Environmental Laws; (ii) none of the operations of BFFC or the Bank, no assets presently or formerly owned or leased by BFFC or the Bank and no Mortgaged Premises or Participating Facility (as defined below) are subject to any judicial or administrative proceedings alleging the violation of any past or present Environmental Law, nor are they the subject of any claims alleging damages to health or property, pursuant to which BFFC, the Bank or any owner of a Mortgaged Premises or a Participating Facility would be liable in law or equity; (iii) none of the operations of BFFC or the Bank, no assets presently owned or formerly owned by BFFC or the Bank and no Mortgaged Premises or a Participating Facility are the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance, or any other substance into the environment, nor has BFFC or the Bank, or any owner of a Mortgaged Premises or a Participating Facility been directed to conduct such investigation, formally or informally, by any governmental agency, nor have any of them agreed with any governmental agency or private person to conduct any such investigation; and (iv) neither BFFC nor the Bank nor any owner of a Mortgaged Premises or a Participating Facility has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.

           (b) Except as disclosed in Schedule 3.18 of the Disclosure Schedule of BFFC, to the best of the knowledge of BFFC, with respect to (i) the real estate owned (other than OREO) or leased by BFFC or the Bank; (ii) OREO presently or formerly held by BFFC or the Bank; and (iii) any real estate formerly owned (other than OREO) or leased by BFFC or the Bank (the “BFFC Premises”): (x) no part of the BFFC Premises has been used for the generation, manufacture, handling, storage, or disposal of Hazardous Substances; (y) the BFFC Premises do not contain, and have never contained, an underground storage tank; and (z) the BFFC Premises do not contain and are not contaminated by any quantity of a Hazardous Substance from any source.

      3.19     Disclosure Schedule of BFFC. The Disclosure Schedule of BFFC identifies, and shall be supplemented by BFFC, as required by Section 5.09 hereof, so as to contain at the Closing Date, in addition to the other instruments, documents, lists and other matters mentioned herein, each of the following documents, copies of which certified by an officer of BFFC to be true and correct copies of such documents, have been furnished to Midwest.

           (a) A list of each outstanding loan agreement, mortgage, pledge agreement or other similar document or commitments to extend credit to any officer or director of BFFC or the Bank, as well as a listing of all deposits or deposit surrogates, including the amount, type and interest being paid thereon, to which BFFC or the Bank is a party under which it may (contingently or otherwise) have any Liability involving any officer or director of BFFC or the Bank.

           (b) A list of each outstanding letter of credit and each commitment to issue a letter of credit in excess of $100,000 to which BFFC or the Bank is a party and/or under which it may (contingently or otherwise) have any Liability.

           (c) A list of each material contract or agreement (not otherwise included in the Disclosure Schedule of BFFC or specifically excluded therefrom in accordance with the terms of this Agreement) involving goods, services or occupancy and which (i) has a term of more than six (6) months; (ii) cannot be terminated on thirty (30) days (or less) written notice without penalty; and (iii) involves an annual expenditure by BFFC or the Bank in excess of $100,000.

           (d) A list of each contract or commitment (other than Permitted Liens as defined in Section 3.22(c)) hereof affecting ownership of, title to, use of, or any interest in real estate which is currently owned by BFFC or the Bank, and a list and description of all real estate owned, leased or licensed by BFFC or the Bank.

           (e) A list of all fees, salaries, bonuses and other forms of compensation including but not limited to, country club memberships, automobiles available for personal use, and credit cards available for personal use, currently provided by BFFC or the Bank to any employee or officer or former employee or officer of BFFC or the Bank who earned in excess of $50,000 in 2001 or to any director or former director of BFFC or the Bank.

           (f) A list of each commitment made by BFFC or the Bank to or with any director, officer or employee of BFFC or the Bank extending for a period of more than three (3) months from the date hereof or providing for earlier termination only upon the payment of a penalty or equivalent thereto.

           (g) A list of each contract or commitment providing for payment based in any manner upon outstanding loans or profits of BFFC or the Bank.

           (h) A list of all powers of attorney granted by BFFC or the Bank which are currently in force.

           (i) A list of all policies of insurance currently maintained by BFFC or the Bank and those policies maintained during the past five (5) years and a list and description of all claims of BFFC or the Bank which have been filed with the companies providing insurance coverage for BFFC or the Bank (except for routine claims for health benefits).

           (j) A list of all collective bargaining agreements to which BFFC or the Bank is a party and all affirmative action plans or programs covering employees of BFFC or the Bank, as well as all employee handbooks, policy manuals, rules and standards of employment promulgated by BFFC or the Bank.

           (k) A list of all leases or licenses with respect to real or personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $100,000 to which BFFC or the Bank is a party, which does not expire within six (6) months from the date hereof and cannot be terminated upon thirty (30) days (or less) written notice without penalty.

           (l) A list of all employment, consulting and professional services contracts to which BFFC or the Bank is a party.

           (m) A list of all judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of BFFC or the Bank which, by their terms, continue to bind or affect BFFC or the Bank.

           (n) A list of all orders, decrees, memorandums, agreements or understandings with regulatory agencies binding upon or affecting the current operations of BFFC or the Bank or any of their directors or officers in their capacities as such.

           (o) A list of all trademarks, trade names, service marks, patents, or copyrights, whether registered or the subject of an application for registration, which are owned by BFFC or the Bank or licensed from a third party (including computer software programs, codes and related materials);

           (p) A list of all other agreements to which BFFC or the Bank is a party (which do not expire within six (6) months from the date hereof and cannot be terminated upon thirty (30) days (or less) written notice without penalty) which individually during its term could commit BFFC or the Bank to an expenditure (either individually or through a series of installments) in excess of $100,000 or which create a material right or benefit to receive payments, goods or services not referred to elsewhere in this Section 3.19 including without limitation:

(i) all agreements of guaranty or indemnification running to any person;

(ii) all agreements containing any covenant limiting the right of BFFC or the Bank to engage in any line of business or to compete with any person;

(iii) all agreements with respect to licenses, permits and similar matters that are necessary to the operations of BFFC or the Bank (including computer software programs, source codes and related materials);

(iv) all agreements which require the consent or approval of any other party in order to consummate the Merger;

(v) all agreements relating to the servicing of loans and all mortgage forward commitments and similar agreements pursuant to which BFFC or the Bank sells to others mortgages which it originates;

(vi) all contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities and all interest rate swap agreements or other agreements relating to the hedging of interest rate risks and all agreements or arrangements described in Section 3.15(d) hereof;

(vii) all contracts or agreements (with the exception of the Fannie Mae Seller’s Guide), including but not limited to contracts or agreements pursuant to which BFFC or the Bank has sold, transferred, assigned or agreed to service any loan, which provide for any recourse or indemnification obligation on the part of BFFC or the Bank; the name and address of each person which might or could be entitled to recourse against or indemnification from BFFC or the Bank; and the monetary amount of each actual or potential recourse or indemnification obligation under each such contract or agreement; and

(viii) all agreements providing data processing services to BFFC or the Bank.

      3.20     Defaults. There has not been any material default in any obligation to be performed by BFFC or the Bank under any material contract or commitment, and neither BFFC nor the Bank has waived, and will not waive prior to the Closing Date, any material right under any material contract or commitment which will have a Material Adverse Effect on BFFC. To the best of the knowledge of BFFC, no other party to any material contract or commitment is in material default in any material obligation to be performed by such party which will have a Material Adverse Effect on BFFC.

      3.21     Materiality. For purposes of Sections 3.19 and 3.20, a contract, commitment or agreement is material if it involves the payment by or liability (contingent or otherwise) of BFFC or the Bank in any amount in excess of $100,000 or if such contract together with other related contracts involving less than $200,000 and not listed in the Disclosure Schedule of BFFC for that reason, exceed $100,000 in the aggregate.

      3.22     Operations Since March 31, 2002. Between March 31, 2002, and the date hereof, there has not been, except as set forth on the Disclosure Schedule of BFFC or on any mutually accepted up-date thereof:

           (a) Any increase in the compensation payable or to become payable by BFFC or the Bank to any executive officer or director;

           (b) except for the payment of the regular quarterly cash dividend of $0.06 per share, any payment of dividends by BFFC or the Bank or any distribution by either of them, whether directly or indirectly, of any assets of any kind whatsoever, except for any such payment or distribution from the Bank to BFFC, on or in redemption or as the purchase price of, any of their respective capital stocks, or any prepayment of any indebtedness to any Stockholder;

           (c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of or on any asset, tangible or intangible, of BFFC or the Bank, except the following (each of which, whether arising before or after the date hereof, is herein referred to as a “Permitted Lien”): (i) liens arising out of judgments or awards in respect of which BFFC or the Bank is in good faith prosecuting an appeal or proceedings for review and in respect of which it has secured a subsisting stay of execution pending such appeal or proceedings; (ii) liens for taxes, assessments, and other governmental charges or levies, the payment of which is not past due, or as to which BFFC or the Bank is diligently contesting in good faith and by appropriate proceedings either the amount thereof or the liability therefore or both; (iii) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions, or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of BFFC or the Bank or the merchantability or the value of such property or interest therein for the purpose of such business; (v) purchase money mortgages or other purchase money or vendor’s liens or security interests (including, without limitation, finance leases), provided that no such mortgage, lien or security interest shall extend to or cover any other property of BFFC or the Bank other than that so purchased; and (vi) pledges and liens given to secure deposits and other liabilities of BFFC or the Bank arising in the ordinary course of banking business;

           (d) any creation or assumption of indebtedness (including the extension or renewal of any existing indebtedness, or the increase thereof), by BFFC or the Bank for borrowed money, or otherwise, other than in the ordinary course of business, none of which (except those which are being disputed in good faith) is in default;

           (e) the establishment of any new, or increase in the formula for contributions to or benefits under any existing, retirement, pension, profit sharing, stock bonus, savings or thrift plan, or any similar plan of deferred compensation, whether funded or unfunded and whether qualified or unqualified (within the meaning of the Code) by BFFC or the Bank;

           (f) any action by BFFC or the Bank seeking any cancellation of, or decrease in the insured limit under, or increase in the deductible amount or the insured’s retention (whether pursuant to coinsurance or otherwise) of or under, any policy of insurance maintained directly or indirectly by BFFC or the Bank on any of their respective assets or businesses, including but not by way of limitation, fire and other hazard insurance on its assets, automobile liability insurance, general public liability insurance, and directors and officers liability insurance; and if an insurer takes any such action, BFFC shall promptly notify Midwest;

           (g) any change in BFFC’s independent auditors, historic methods of accounting (other than as required by past practices or regulatory accounting principles), or in its system for maintaining its equipment and real estate;

           (h) any purchase, whether for cash or secured or unsecured obligations (including finance leases), by BFFC or the Bank of any fixed asset which either (i) has a purchase price individually or in the aggregate in excess of $25,000 or (ii) is outside of the ordinary course of business;

           (i) any sale or transfer of any asset in excess of $50,000 of BFFC or the Bank or outside of the ordinary course of business with the exception of loans and marketable securities sold in the ordinary course of business at market prices;

           (j) any cancellation or compromise of any debt to, claim by or right of, BFFC the Bank except in the ordinary course of business;

           (k) any amendment or termination of any material contract or commitment (as defined in Section 3.21 above) to which BFFC or the Bank is a party, other than in the ordinary course of business; or

           (l) any Materially Adverse Effect on BFFC.

      3.23     Corporate Records. The corporate record books, transfer books and stock ledgers of BFFC and the Bank are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the organizers, incorporators, stockholders, Boards of Directors and committees of the Boards of Directors of BFFC and the Bank, and all transactions in their respective capital stocks, since the Conversion.

      3.24     Undisclosed Liabilities. All Liabilities have, in the case of BFFC and the Bank, been reflected, disclosed or reserved against in the BFFC Financial Statement (or the footnotes thereto), dated as of March 31, 2002, in accordance with GAAP, and BFFC and the Bank have no other Liabilities except (a) Liabilities incurred since March 31, 2002 in the ordinary course of business or (b) as disclosed in the Schedule 3.24 of the Disclosure Schedule of BFFC.

          3.25     Assets.

           (a) BFFC and the Bank have good, sufficient and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned by BFFC or the Bank in the BFFC Financial Statement, dated as of March 31, 2002, except for (i) assets and properties disposed of since such date in the ordinary course of business and (ii) Permitted Liens. Substantially all of the buildings, structures, fixtures and appurtenances comprising part of the real properties of BFFC and the Bank (whether owned or leased by BFFC or the Bank) are in good operating condition and have been adequately maintained, reasonable wear and tear excepted. Title to all real property listed as being owned by BFFC and the Bank on Schedule 3.25 of the Disclosure Schedule of BFFC is held in fee simple. The Bank owns the building which constitutes the Bank’s main office and all its other office buildings free and clear of any and all liens, charges, encumbrances, security interest and/or equities. BFFC and the Bank have title or other rights to all their other assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and, except for the Permitted Liens, free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities which are material to BFFC on a consolidated basis.

           (b) All leases pursuant to which BFFC or the Bank, as lessee, leases real or personal property which are material to the business of BFFC on a consolidated basis are, to the best of the knowledge of BFFC, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either BFFC or the Bank, or to the best knowledge of BFFC, the other party. Except as disclosed in the Schedule 3.25 of the Disclosure Schedule of BFFC, none of such leases contains a prohibition against assignment by BFFC or the Bank, by operation of law or otherwise, or any other provision which would preclude BFFC or the Bank from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use by BFFC or the Bank as of the date of this Agreement. Except as disclosed in Schedule 3.25 of the Disclosure Schedule of BFFC, neither BFFC nor the Bank has made a prior assignment for collateral purposes of any such lease.

      3.26     Indemnification. To the best of the knowledge of BFFC, except as set forth in Schedule 3.26 of the Disclosure Schedule of BFFC, no action or failure to take action by any director, officer or employee of BFFC or the Bank has occurred which would give rise to a claim or a potential claim by any such person for indemnification from BFFC or the Bank under the corporate indemnification provisions of BFFC or the Bank in effect on the date of this Agreement.

      3.27     Insider Interests. To the best of the knowledge of BFFC, all outstanding loans and other contractual arrangements (including deposit relationships) between BFFC or the Bank and any officer, director or employee of BFFC or the Bank conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. No officer, director or employee of BFFC or the Bank has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of BFFC or the Bank.

      3.28     Fees. Other than the financial advisory services performed for BFFC by Hovde Financial, LLC, neither BFFC or the Bank, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for BFFC or the Bank in connection with this Agreement or the transactions contemplated hereby.

      3.29     Disclosure. None of the information supplied by BFFC for inclusion in the Proxy Statement (as defined in Section 2.03 hereof) to be delivered to the Stockholders as required by Section 5.04 hereof will at the time of the meeting of the Stockholders to be held in connection with the Merger as required by Section 5.04 hereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.30     No Other Representation or Warranty. Except for the representations and warranties expressly contained in this Article III, BFFC has not made any other representation or warranty (express or implied, oral or written).

IV.     COVENANTS

      4.01     Conduct of Business by BFFC Until the Closing Date. During the period commencing on the date hereof and continuing until the Closing Date, BFFC agrees (except as expressly contemplated by this Agreement or to the extent that Midwest shall otherwise consent in writing) that:

           (a) Except as contemplated by this Agreement, BFFC and the Bank will carry on their respective businesses in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with past practices, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going business shall be unimpaired at the Closing Date.

           (b) BFFC will, and will cause the Bank to, use its reasonable best efforts to comply promptly with all requirements which federal or state law may impose on either of them with respect to the Merger and will promptly cooperate with and furnish information to Midwest, in connection with any such requirements imposed upon either of them in connection with the Merger.

           (c) BFFC will, and will cause the Bank to, use its reasonable best efforts to obtain (and to cooperate with Midwest in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. BFFC will not, nor will they permit the Bank to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement.

           (d) Except for the regular quarterly cash dividend of $0.06 per share, BFFC will not declare or pay any dividends on or make other distributions in respect of capital stock and will not repurchase any shares of its capital stock.

           (e) BFFC will not, and will not permit the Bank to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of BFFC on a consolidated basis.

           (f) BFFC will not, and will not permit the Bank to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

           (g) BFFC will not, and will not permit the Bank to, issue, sell, authorize or propose the issuance of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of the capital stock of any class of BFFC or the Bank or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend or change in par or stated value, except as contemplated herein.

           (h) BFFC will not, and will not permit the Bank to, incur any indebtedness for money borrowed or issue or sell any debt securities other than in the ordinary course of business or consistent with past practices as to inter-company borrowings or permit or suffer the imposition on any shares of stock held by BFFC or by the Bank of any lien, charge or encumbrance.

           (i) Except as disclosed in Schedule 4.01(i) to the Disclosure Schedule of BFFC, BFFC will not, and will not permit the Bank to, grant to any director, officer or employee any increase in compensation (except in accordance with existing plans or agreements), or pay any bonus (except in accordance with existing plans or agreements) or increase in any severance or termination pay, or enter into or amend any employment or severance agreement with any such person, except as contemplated herein.

           (j) Except as disclosed in Schedule 4.01(j) to the Disclosure Schedule of BFFC and as provided in Section 4.03 hereof, neither BFFC, nor the Bank, will enter into any material lease or license with respect to any property, whether real or personal, or any other contract, agreement or commitment for goods or services which has a term of six (6) months after the date hereof and involves the payment by BFFC or the Bank of more than $50,000 in the aggregate.

           (k) Except as disclosed in Schedule 4.01(k) to the Disclosure Schedule of BFFC, BFFC will not, and will not permit the Bank to, adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, whether written or oral, except as contemplated herein.

           (l) BFFC will, and will cause the Bank to, use its reasonable best efforts to maintain the respective properties and assets of BFFC and the Bank in their present state of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC. BFFC will, and will cause the Bank to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors’ and officers’ liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters known by BFFC which could reasonably give rise to a claim prior to the Closing Date.

           (m) BFFC will not, and will not permit the Bank to, amend its Articles of Incorporation, Charter or by-laws, except as contemplated herein.

           (n) BFFC will not, and will not permit the Bank to: (i) enter into, renew or increase any loan or credit commitment (including letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, “Lend to”) in an amount in excess of $500,000 or in any amount which, when aggregated with any and all loans or credit commitments of BFFC and/or the Bank to such person or entity, would be in excess of $500,000; provided, however, that BFFC and the Bank may make, renew or increase any loan to an existing customer without Midwest’s consent provided such renewal or increase is made in accordance with the Bank’s past practices and provided further, such customer has not been on the “watch list” or similar internal report of the Bank during the two (2) previous years; (ii) Lend to any person or entity in an amount in excess of $500,000 or in any amount which, or when aggregated with any and all loans or credit commitments of BFFC and/or the Bank to such person or entity, would be in excess of $500,000; (iii) Lend to any person other than in accordance with lending policies as in effect on the date hereof, provided that in the case of clauses (i) and (iii) BFFC or the Bank may make any such loan in the event (A) BFFC or the Bank has delivered to Midwest a notice of its intention to make such loan and such information as Midwest may reasonably require in respect thereof and (B) Midwest shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two (2) business days following the delivery to Midwest of the notice of intention and information as aforesaid; or (iv) Lend to any person or entity any of the loans or other extensions of credit to which or investments in which are on a “watch list” or similar internal report of BFFC or the Bank; provided, however, that nothing in this subsection shall prohibit BFFC or the Bank from honoring any contractual obligation in existence on the date of this Agreement.

           (o) BFFC will not, and will not permit the Bank to, materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions of greater than $1,000,000 for U.S. Treasury Securities and mortgage backed securities and $1,000,000 for all other investment instruments.

           (p) BFFC will not, and will not permit the Bank to enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

           (q) BFFC will not, and will not permit the Bank to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of BFFC or the Bank, any five (5) percent Stockholder, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing prohibited by 12 U.S.C. 371c and 12 U.S.C. 371c-1. For purposes of this Section, “control” shall have the meaning associated with that term under 12 U.S.C. 371c.

           (r) BFFC will promptly advise Midwest orally and in writing of any event or series of events which has resulted in or is reasonably likely to result in a Material Adverse Effect on BFFC or which may adversely affect the satisfaction of any conditions to the consummation of the Merger.

      4.02     BFFC Stock Options. At the Effective Time, each BFFC Stock Option shall be converted into and represent the right to receive cash calculated as follows: (A) the Adjusted Option Shares (as defined below) shall be multiplied by the Midwest Reference Stock Price and (B) reduced by the product of the Adjusted Exercise Price (as defined below) times the Adjusted Option Shares. For purposes of this Agreement, the term “Adjusted Option Shares” shall mean the number of shares of BFFC Common Stock subject to a BFFC Stock Option multiplied by the Exchange Ratio and the term “Adjusted Exercise Price” shall mean the per share exercise price for such BFFC Stock Option divided by the Exchange Ratio. The Board of Directors of BFFC and the committee established under the BFFC Stock Option Plans shall take such actions or make such determinations as may be required under such plans to effect the provisions of this Section 4.02 and BFFC shall use its best efforts to cause all holders of BFFC Stock Options to enter into written agreements (in a form mutually acceptable to BFFC and Midwest) pursuant to which they agree they will not exercise such options prior to the Effective Time, with such agreements being delivered to Midwest within five (5) business days of the date hereof.

      4.03     Indemnification. Except as may be limited by applicable law, Midwest hereby agrees to maintain all rights of indemnification currently provided by BFFC and the Bank in favor of their current and former employees, directors, officers and agents on terms no less favorable than those provided in the Articles of Incorporation or By-Laws of BFFC or otherwise in effect on the date of this Agreement or as otherwise required by Illinois law for a period of not less than three (3) years from the Effective Time with respect to matters occurring prior to the Effective Time. In the event Midwest or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing, or surviving corporation or entity of such reorganization, consolidation, merger, or transaction, or (ii) liquidates, dissolves, or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations set forth in this Section 4.03. Midwest agrees that, prior to or at the Effective Time, BFFC may secure, at its expense, prior acts and omissions coverage under its directors’ and officers’ liability insurance for current and former employees, officers, directors and agents of BFFC and the Bank for a period of at least three (3) years following the Effective Time which insurance shall contain at least the same coverage and amounts, and contains terms and conditions not less advantageous as that coverage currently provided by BFFC and the Bank. After said three (3) year period, Midwest will use its reasonable best efforts to secure such insurance coverage for another two (2) years; provided, however, that Midwest shall not be obligated to purchase such coverage if it costs more than $50,000, provided further, that BFFC may purchase such coverage prior to the Effective Time but may not spend more than $50,000 therefor.

          4.04     Certain Actions.

           (a) Neither BFFC (or the Bank) nor any of the Representatives (as defined below) (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to a Takeover Proposal (as defined below) or a potential Takeover Proposal with respect to BFFC or the Bank or (ii) shall (A) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (B) enter into any agreement, arrangement, or understanding (whether written or oral), regarding any proposal or transaction providing for or requiring BFFC to abandon, terminate or fail to consummate this Agreement, or compensating BFFC or the Bank under any of the instances described in this clause. BFFC shall immediately instruct and otherwise use its best efforts to cause BFFC’s and the Bank’s respective stockholders, directors, officers, employees, agents, advisors (including, without limitation, any investment banker, attorney, or accountant retained by BFFC or the Bank), consultants and other representatives (the “Representatives”) to comply with such prohibitions. Any action described in clauses (i) and (ii) of this Section 4.04(a) and in the following sentence taken by a Representative shall be deemed to be an action taken by BFFC. Any breach of an Affiliate Agreement attached hereto as Exhibit 4.04 shall deemed to be a breach of this Section 4.04(a). BFFC shall immediately cease and cause to be terminated, and shall cause the Representatives to cease or terminate, any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to such activities. BFFC shall promptly notify Midwest orally and in writing in the event BFFC or any of the Representatives receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries. This Section 4.04 shall not prohibit accurate disclosure by BFFC in any document, including the Proxy Statement, or other disclosure in each case to the extent required by applicable law if, pursuant to advice given by Vedder, Price, Kaufmann & Kammholz, disclosure is required under applicable law as to the transactions contemplated hereby. Notwithstanding the foregoing, BFFC may provide information at the request of or enter into negotiations with a third party with respect to an unsolicited Takeover Proposal if the Board of Directors of BFFC determines, in good faith, that the exercise of its fiduciary duties to the Stockholders under applicable law, as advised by Vedder, Price, Kaufmann & Kammholz, requires it to take such action, and provided further, that BFFC may not, in any event, provide to such third party any information which it has not provided to Midwest. BFFC shall promptly notify Midwest orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries or proposals, along with a summary of the advice provided by Vedder, Price, Kaufmann & Kammholz.

           (b) “Takeover Proposal” shall, with respect to BFFC, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either BFFC or any significant subsidiary (as defined in Rule 1.02 of Regulation S-X of the SEC) of BFFC (a “Significant Subsidiary”), (ii) a purchase, lease or other acquisition of all or substantially all the assets of either BFFC or any Significant Subsidiary, (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 9.9% or more of the voting power of either BFFC or any Significant Subsidiary, (iv) a tender or exchange offer to acquire securities representing 9.9% or more of the voting power of BFFC, (v) a public proxy or consent solicitation made to Stockholders seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of BFFC, (vi) the filing of an application or notice with the Federal Reserve Board, the OTS or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above, or (vii) the making of a bona fide proposal to BFFC or the Stockholders by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

      4.05 Title Matters. As soon as practical after the date hereof and at least thirty (30) days prior to the Effective Time, Midwest shall, at its own expense, obtain:

           (a) With respect to the real estate described on Schedule 3.25 of the Disclosure Schedule of BFFC (other than real estate subject to leases or real estate acquired in a foreclosure or similar action), an owner’s preliminary report on title covering a date subsequent to the date hereof, issued by a title insurance company reasonably acceptable to Midwest, which preliminary report shall contain a commitment of such title insurer to issue an owner’s title insurance policy on ALTA 1992 Owner’s Form B insuring the fee simple title of BFFC or the Bank in such real estate in an amount equal to the fair market value of such real estate subject only to (A) liens of current state and local property taxes which are not delinquent or subject to penalty; and (B) such other matters as may be disclosed that are reasonably approved in writing by Midwest.

           (b) Surveys certified in accordance with ALTA land survey standards by a registered land surveyor licensed in the state in which such real estate is located as of a date subsequent to the date hereof of the real estate described in Schedule 3.25 of the Disclosure Schedule of BFFC (i) showing with respect to such real estate: (1) the legal description; (2) all buildings, structures and improvements thereon and all “setback” lines, restrictions of record and other restrictions that have been established by any applicable zoning or building code or ordinance and all easements or rights of way; (3) no encroachments upon such parcel or adjoining by buildings, structures, improvements or easements; (4) legal access to such parcel from a public street; and (5) no easements which materially and adversely affect the use of such parcel or the improvements located thereon.

           (c) At least (5) business days prior to the Closing Date, Midwest shall, at its own expense, owner’s title insurance policies dated the Closing Date on ALTA 1992 Owner’s Form B with an extended coverage endorsement guaranteeing over the standard exceptions to title customarily contained in such policies, covering the real estate covered by the commitments referred to in Schedule 3.25 of the Disclosure Schedule of BFFC hereof issued by the insurer which issued such commitments insuring the fee simple estate of the Bank (or such other entity reasonably acceptable to Midwest) in the real estate in the amount reasonably satisfactory to Midwest subject only to the matters set forth in Schedule 3.25 of the Disclosure Schedule of BFFC hereof or Schedule 3.25 of the Disclosure Schedule of BFFC.

      4.06     Affiliate Agreement. Simultaneously with the execution of this Agreement, BFFC is delivering to Midwest a fully executed copy of the Affiliate Agreement attached hereto as Exhibit 4.04 by the directors and executive officers of BFFC and the Bank.

      4.07     Conduct of Business by Midwest Until the Closing Date. During the period commencing on the date hereof and continuing until the Closing Date, Midwest agrees (except as expressly contemplated by this Agreement or to the extent that BFFC shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed) that:

           (a) Except as contemplated by this Agreement, Midwest and the Midwest Subsidiaries will carry on their respective businesses in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going business shall be unimpaired at the Closing Date.

           (b) Midwest will, and will cause the Midwest Subsidiaries to, use their reasonable best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to BFFC in connection with any such requirements imposed upon any of them in connection with the Merger.

           (c) Midwest will, and will cause the Midwest Subsidiaries to, use their reasonable best efforts to obtain (and to cooperate with BFFC in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. Midwest will not, nor will it permit any of the Midwest Subsidiaries to, knowingly or willfully take any action that would adversely affect its ability to perform its obligations under this Agreement.

           (d) Midwest shall cooperate with BFFC to coordinate the record and payment dates of their cash dividends for the quarter the Merger is consummated as provided in Section 4.01(d) hereof.

           (e) Midwest will promptly advise BFFC orally and in writing of any event or series of events which has resulted in or is reasonably likely to result in a Material Adverse Effect on Midwest or which may adversely affect the satisfaction of any conditions to the consummation of the Merger.

V.     ADDITIONAL AGREEMENTS

          5.01     Inspection of Records; Confidentiality.

           (a) BFFC shall afford Midwest and Midwest’s accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing Date to all of its and the Bank’s respective properties, books, contracts, commitments and records, including all attorneys’ responses to auditors’ requests for information, and accountants’ work papers, developed by either of them or their accountants or attorneys, and will permit Midwest and its respective representatives to discuss such information directly with BFFC’s officers, directors, employees, attorneys and accountants and permit Midwest to perform various accounting procedures, testing or analysis as Midwest deems reasonably appropriate. During such period, BFFC shall use its reasonable best efforts to furnish promptly to Midwest all other information concerning the business, properties and personnel of BFFC and the Bank as Midwest may reasonably request. Any failure to comply with this covenant shall be disregarded if promptly corrected without material adverse consequences to Midwest. The availability or actual delivery of information shall not affect the representations, warranties, covenants, and agreements of BFFC that are contained in this Agreement or in any certificates or other documents delivered pursuant hereto. Nothing contained in this Section 5.01(a) shall be construed as prohibiting Midwest from terminating this Agreement if there is a material change as of the date of this Agreement to the information disclosed in the initial Disclosure Schedule of the BFFC.

           (b) BFFC and Midwest agree that certain information (“Confidential Information”) has been disclosed, will be disclosed, or will be discovered concerning BFFC and its employees, representatives, owners, agents, customers, assets and other non-specified items/issues, which is either non-public, confidential or proprietary in nature, including customer lists and accounts, in the form not only of written information but also information which may be transmitted orally, visually, on computer disk, or by other means by any person or entity or any representative or advisor of BFFC or one or more of its representatives, agents, persons, entities or interested/non-interested parties containing or based on, the information prepared for the purpose of the discussions and transactions contemplated between BFFC and Midwest. BFFC and Midwest agree all the Confidential Information prepared in the course of or for the purpose of the discussions between BFFC and Midwest and the consummation of the transactions contemplated herein shall not be used by Midwest or its agents, representatives, persons or entities in any manner whatsoever or for any purpose unless specified herein or agreed to in writing by the parties. Midwest will keep confidential all such information (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) in accordance and subject to the terms of the Confidentiality Agreement, dated August 28, 2001, between Midwest and Hovde Financial, LLC, as the agent of BFFC. In the event of a conflict or an inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern. No investigation by Midwest shall affect the representations and warranties of BFFC and each such representation and warranty shall survive any such investigation.

           (c) BFFC shall allow a representative of Midwest to attend as an observer all meetings of the Board of Directors of BFFC and the Bank. BFFC shall give reasonable notice to Midwest of any such meeting and, if known, the agenda for or business to be discussed at such meeting. BFFC shall provide to Midwest all information provided to the directors on all such Boards in connection with all such meetings or otherwise provided to the directors, and shall provide any other financial reports or other analysis prepared for senior management of BFFC or the Bank in each case excluding information relating to this Agreement or the transactions contemplated hereby and information which is privileged or is subject to any restriction on disclosure. It is understood by the parties that Midwest’s representative will not have any voting rights with respect to matters discussed at these meetings and that Midwest is not managing the business or affairs of BFFC. All information obtained by Midwest at these meetings shall be treated in confidence as provided in Section 5.01(b) hereof. Notwithstanding the foregoing, Midwest shall not be permitted to attend any portion of a meeting and BFFC shall not be required to provide Midwest with any materials, in violation of applicable law, or that relate to this Agreement or a Takeover Proposal (except for information to be provided as required by Section 4.04 hereof), or that involve matters protected by the attorney-client privilege.

      5.02     Cooperation. Each party covenants that it will use its reasonable best efforts to bring about the transactions contemplated by this Agreement as soon as practicable, unless this Agreement is terminated as provided herein and that it will not willfully or intentionally breach this Agreement. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Midwest or BFFC, as the case may be, shall take all such necessary action. Each party shall use its reasonable best efforts to preserve for itself and each other party each available legal privilege with respect to confidentiality of their negotiations and related communications including the attorney-client privilege.

      5.03     Regulatory Applications. Midwest shall, within thirty (30) days of the date hereof, cause Hinshaw & Culbertson to file an application on Form Y-4 with the Federal Reserve Board and such other applications with the appropriate bank regulatory authorities. Midwest shall use its best efforts to respond as promptly as practicable to all inquiries received concerning said applications and to satisfy all conditions that may be required; provided, however, that Midwest shall have no obligation to accept non-standard conditions or restrictions with respect to the aforesaid approval of the Federal Reserve Board or the OTS if it shall reasonably determine that such conditions or restrictions would have a Material Adverse Effect on BFFC or would be materially burdensome to Midwest. In the event of an adverse or unfavorable determination by any regulatory authority, or in the event the Merger is challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by Midwest. Midwest shall deliver a copy of all regulatory applications to BFFC in advance of filing them (in order to provide BFFC with an opportunity to review and comment) and copies of all responses, written communications from or to regulatory authorities relating to such applications, the Merger or this Agreement (to the extent permitted by law), and Midwest shall deliver a final copy of all regulatory applications to BFFC promptly after they are filed with the appropriate regulatory authority. Midwest shall advise BFFC periodically of the status of its regulatory applications.

      5.04     Registration Statement; Stockholder Approval. Within forty-five (45) days of the date hereof, Midwest shall cause Hinshaw & Culbertson to file the Registration Statement with the SEC, and BFFC and Midwest shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act. Midwest will take any action required to be taken under the applicable blue sky or securities laws in connection with the issuance of the shares of Midwest Common Stock in the Merger. Each party shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such action. BFFC shall call a Stockholders’ Meeting to be held as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement and the Merger. In connection with the Stockholders’ Meeting, (i) Midwest shall cause Hinshaw & Culbertson to prepare the Proxy Statement as part of the Registration Statement with the assistance of Vedder, Price, Kaufman & Kammholz and BFFC shall mail the Proxy Statement to the Stockholders; provided, however, that the Proxy Statement shall not be mailed to the Stockholders until Hovde Financial, LLC, has delivered to the Board of Directors of BFFC for inclusion in the Proxy Statement an opinion, dated the mailing date, to the effect the Exchange Ratio is fair to the Stockholders from a financial point of view in standard industry form with respect to transaction of this nature; (ii) the Board of Directors of BFFC shall recommend to the Stockholders the approval of this Agreement and the Merger; and (iii) the Board of Directors of BFFC shall otherwise use its best efforts to the extent consistent with its fiduciary duties to obtain such Stockholders’ approval. Subject to the requirements of applicable laws, nothing contained in this Section 5.04 shall limit BFFC’s obligation to hold and convene the Stockholders’ Meeting (regardless of whether the unanimous recommendation of the Board of Directors of BFFC shall have been withdrawn or modified).

      5.05     Affiliate Letters. BFFC shall use its reasonable best efforts to obtain and deliver to Midwest as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five (5) business days after) the date hereof a signed representation letter substantially in the form of Exhibit 5.05 hereto from each executive officer and director of BFFC and each Stockholder who may reasonably be deemed an “affiliate” of BFFC within the meaning of such term as used in Rule 145 under the Securities Act and shall use best efforts to obtain and deliver to Midwest a signed representation letter substantially in the form of Exhibit 5.05 from any person who becomes an executive officer or director of BFFC or any Stockholder who becomes such an “affiliate” after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five (5) business days after) such person achieves such status.

      5.06     Financial Statements and Reports. From the date of this Agreement and prior to the Effective Time: (a) each party will deliver to the other, not later than ninety (90) days after the end of any fiscal year, its Annual Report on Form 10-K (and all schedules and exhibits thereto) for the fiscal period then ended prepared in conformity with GAAP and the rules and regulations of the SEC; (b) BFFC will deliver to Midwest not later than thirty (30) days after the end of any calendar quarter, the Reports of Condition and Income filed with the OTS by the Bank which shall be prepared in accordance with the rules and regulations of the OTS; (c) each party will deliver to the other not later than forty-five (45) days after the end of each quarter, its Report on Form 10-Q for such quarter as filed with the SEC which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; and (d) each party will deliver to the other any and all other material reports filed with the SEC, the FDIC, the Federal Reserve Board, the OTS, or the Commissioner or any other regulatory agency within three (3) business days of the filing of any such report.

      5.07     Notice. At all time prior to the Closing Date, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Sections 6.01, 6.02 or 6.03 hereof. In the event that any party becomes aware of the occurrence or impending occurrence of any event which would constitute or cause a breach by it of any of the representations and warranties or agreements or covenants contained herein in any material respect, or would have constituted or caused a breach by it of the representations and warranties or agreements or covenants contained herein in any material respect, had such an event occurred or been known prior to the date hereof, said party shall immediately give detailed and written notice thereof to the other party, and shall, unless the same has been waived in writing by the other party, use its reasonable efforts to remedy the same, provided that such efforts, if not successful, shall not be deemed to satisfy any condition precedent to the Merger.

      5.08     Press Releases. At all times prior to the Closing Date, each party shall mutually agree with the other prior to the issuance of any press release or other information to the press or any third party for general circulation with respect to this Agreement or the transactions contemplated hereby; provided, however, that Midwest and BFFC shall issue a mutually agreed upon press release promptly following the execution of this Agreement which shall be prepared and filed in accordance with Rule 165 under the Securities Act, Rule 14a-12 of the Securities Exchange Act and Regulation FD of the Securities Exchange Act; provided, further Midwest and BFFC shall agree to a mutually agreeable form of notice to the employees of BFFC and the Bank promptly following the execution of this Agreement.

      5.09     Delivery of Supplements to Disclosure Schedules. Five (5) business days prior to the Closing Date, each party will supplement or amend its Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties contained in Article II and Article III hereof in order to determine the fulfillment of the conditions set forth in Section 6.01(a) and Section 6.02(a) hereof, the Disclosure Schedules of BFFC and Midwest shall be deemed to include only that information contained therein on the date it is initially delivered to Midwest or BFFC.

      5.10     Tax Opinion. Midwest and BFFC shall obtain a written opinion of Crowe Chizek and Company, LLP addressed to Midwest and BFFC, dated the Closing Date, subject to the customary representations and assumptions referred to therein, and substantially to the effect that (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368 of the Code and that Midwest and BFFC will each be a party to the reorganization; (b) the exchange in the Merger of Midwest Common Stock for BFFC Common Stock will not give rise to the recognition of any income, gain or loss to Midwest, BFFC, or the Stockholders with respect to such exchange (except, with respect to the Stockholders, to the extent of any cash paid in lieu of fractional shares); (c) the adjusted tax basis of the Midwest Common Stock received by the Stockholders who exchange all of their BFFC Common Stock in the Merger will be the same as the adjusted tax basis of the shares of the BFFC Common Stock surrendered in exchange therefore (reduced by any amount allocable to a fractional share interest for which cash is received); (d) the holding period of the shares of the Midwest Common Stock received in the Merger will include the period during which the shares of BFFC Common Stock surrendered in exchange therefore were held, provided such shares of BFFC Common Stock were held as capital assets at the Effective Time; (e) the adjusted tax basis of the assets of BFFC in the hands of Midwest will be the same as the adjusted tax basis of such assets in the hands of BFFC immediately prior to the exchange; and (f) the holding period of the assets of BFFC transferred to Midwest will include the period during which such assets were held by BFFC prior to the exchange.

      5.11     Resolution of BFFC Benefit Plans. BFFC and Midwest shall cooperate in effecting the following treatment of the BFFC Benefit Plans, except as mutually agreed upon by Midwest and BFFC prior to the Effective Time:

           (a) At the Effective Time, Midwest or a Midwest Subsidiary shall be substituted for BFFC as the sponsoring employer under those BFFC Benefit Plans with respect to which BFFC or the Bank is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in BFFC or the Bank with respect to each such plan. Except as otherwise provided herein, each such plan and any BFFC Benefit Plan sponsored by BFFC or the Bank shall be continued in effect by Midwest or any applicable Midwest Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to Midwest or any applicable Midwest Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. BFFC, the Bank, and Midwest will use all reasonable efforts (i) to effect said substitutions and assumptions, and such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

           (b) At or as promptly as practicable after the Effective Time as Midwest shall reasonably determine, Midwest shall provide, or cause any Midwest Subsidiary to provide, to each employee of BFFC and the Bank as of the Effective Time (“BFFC Employees”) the opportunity to participate in each employee benefit plan and program maintained by Midwest or the Midwest Subsidiaries for similarly-situated employees (the “Midwest Benefit Plans”) provided that with respect to such Midwest Benefit Plans, BFFC Employees shall be given credit for service with BFFC or the Bank in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided further that BFFC Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the Midwest Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the BFFC Benefit Plans; and provided further that to the extent that the initial period of coverage for BFFC Employees under any Midwest Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, BFFC Employees shall be given credit under the applicable Midwest Benefit Plans for any deductibles and co-insurance payments made by such BFFC Employees under the BFFC Benefit Plans during the balance of such 12-month period of coverage. Nothing in the preceding sentence shall obligate Midwest to provide or cause to be provided any benefits duplicative to those provided under any BFFC Benefit Plan continued pursuant to subparagraph (a) above, including, but not limited to, extending participation in any Midwest Benefit Plan which is an “employee pension benefit plan” under ERISA with respect to any portion of the year during which benefits are accrued to BFFC Employees under the ESOP or the BFFC Profit Sharing and Savings Plan. Except as otherwise provided in this Agreement, the power of Midwest, the Bank or any Midwest Subsidiary to amend or terminate any benefit plan or program, including any BFFC Benefit Plan shall not be altered or affected. Moreover, this Agreement shall not confer upon any BFFC Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at Midwest, the Bank or any Midwest Subsidiary.

           (c) As of the Effective, Time, the ESOP shall be terminated in accordance with its terms. Prior to the Effective Time, BFFC shall be permitted to make such changes to the ESOP as it deems appropriate to carry out the provisions of the ESOP and this Section 5.11(c) and shall file a request for determination with the IRS with respect to the termination of the ESOP. BFFC shall submit to Midwest for its review and comment such ESOP changes before they are made and the request for determination before it is filed with the IRS. Midwest acknowledges that approval of the Merger by the Stockholders shall constitute a “change in control” under the ESOP and that, pursuant to the terms thereof, the ESOP Trustee will sell a sufficient number of unallocated shares of BFFC Common Stock to repay the then outstanding ESOP Loan in full, and that the ESOP Trustee may sell such shares to BFFC. As soon as practicable after receipt of a favorable determination letter from the IRS with respect to the termination, the assets of the ESOP shall be distributed to the participants and beneficiaries or transferred pursuant to an eligible rollover distribution as a participant or beneficiary may direct (including a rollover into a qualified plan of Midwest, if approved by Midwest, in which the individual is then participating). Prior to the Effective Time, BFFC and the Bank shall be entitled to make contributions to the ESOP with the consent of Midwest, which consent shall not be unreasonably withheld, for purposes of making prepayments on the ESOP Loan, provided such prepayments are fully deductible by BFFC or the Bank under Section 404 of the Code (without regard to the carryover provisions of Section 404) and otherwise in compliance with Section 415 of the Code and do not adversely affect the tax qualified status of the ESOP under Sections 401(a) and 4975 of the Code.

           (d) As of the Effective Time, the Fairfield Savings Bank Retirement Plan (the “Retirement Plan”) shall be terminated, the accrued benefits of participants thereunder shall become nonforfeitable in accordance with its terms, and as soon as practicable after receipt of a favorable determination letter from the IRS and the lapse of time without receipt of a notice of noncompliance (or upon reversal of such a notice) from the PBGC with respect to the termination, the benefits shall be distributed to participants and their beneficiaries, including the actuarial equivalent of a participant’s accrued benefit in a lump sum or optional form as permitted under the Retirement Plan as a participant or beneficiary may direct (including a rollover to a qualified plan of Midwest, if approved by Midwest, in which the individual is then participating). Prior to the Effective Time, BFFC shall be permitted to make such changes to the Retirement Plan as it deems appropriate to carry out the provisions of the Retirement Plan and this Section 5.11(d) and shall issue required notices to the PBGC and participants and beneficiaries and shall file a request for determination with the IRS with respect to the termination of the Retirement Plan. BFFC shall submit to Midwest for its review and comment all such changes to the Retirement Plan before they are made, all such notices before they are given to participants, beneficiaries or the PBGC and the request for determination before it is filed with the IRS. As of the Effective Time, the Supplemental Pension Plan of BFFC shall be terminated and benefits paid to participants thereunder in accordance with its terms.

           (e) Midwest agrees to honor (i) the Recognition and Retention Plan and Trusts, (ii) the employment agreements, (iii) the employee retention agreements, (iv) the consulting agreements, (v) the severance pay plan, and (vi) all other written agreements with employees as set forth on the Disclosure Schedule of BFFC according to their terms with such modifications as set forth in the Disclosure Schedule of BFFC. Midwest hereby acknowledges that the Merger and the Closing constitute a change of control for purposes of the above-mentioned agreements. BFFC shall take such actions regarding certain payments to the executive officers of BFFC as set forth on Schedule 5.11(e) of the Disclosure Schedule of BFFC.

      5.12     Tax Treatment. Neither BFFC or the Bank nor Midwest or any of the Midwest Subsidiaries shall voluntarily take any action which would disqualify the Merger as a “reorganization” that would be tax free or deferred to the Stockholders of BFFC pursuant to Section 368 of the Code. In addition, Midwest and BFFC agree to take any and all necessary or advisable steps to restructure or modify the terms of the transactions contemplated hereby, if such steps are necessary or advisable to qualify the transactions contemplated hereby as a tax-free reorganization under Section 368 of the Code; provided, however, that nothing contained in this Section 5.12 should be deemed to require Midwest or BFFC to take any steps to alter the Exchange Ratio.

      5.13     Stock Exchange Listing. Midwest shall use its best efforts to list on the Nasdaq/ NMS, subject to official notice of issuance, the shares of Midwest Common Stock to be issued in the Merger.

VI.     CONDITIONS

      6.01     Conditions to the Obligations of Midwest. Notwithstanding any other provision of this Agreement, the obligation of Midwest to consummate the Merger is subject to the following conditions precedent (except as those which Midwest may chose to waive):

           (a) All of the representations and warranties made by BFFC in this Agreement and in any documents or certificates provided by BFFC shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for information contained in a subsequent Disclosure Schedule of BFFC relating to an event or series of events arising after the date hereof which does not have a Material Adverse Effect on BFFC or as otherwise contemplated by this Agreement.

           (b) BFFC shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

           (c) There shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit Midwest’s ownership or operation of all or a material portion of BFFC’s business or assets, or would compel Midwest to dispose of or hold separate all or a material portion of BFFC’s business or assets, as a result of this Agreement, or which would render Midwest or BFFC unable to consummate the transactions contemplated by this Agreement.

           (d) Since the date hereof, BFFC shall not have suffered a Material Adverse Effect.

           (e) Midwest shall have received proof satisfactory to it that BFFC has paid all expenses in connection with the transactions contemplated by this Agreement.

           (f) If as of the Effective Time, BFFC or the Bank is a party to any agreement with, or directive or order issues by, the FDIC, the OTS or any other bank regulatory authority, which imposes any material restrictions or requirements not applicable to federal savings institutions generally with respect to the conduct of BFFC or the Bank’s business, Midwest shall have received written confirmation from each bank regulatory authority which has entered into such an agreement with BFFC or the Bank or which has issued such a directive or order, in form and substance satisfactory to Midwest, to the effect that such agreement, directive or order will not be binding on or in any way to BFFC, the Bank, Midwest or any subsidiary of Midwest following the Effective Time.

           (g) Midwest shall have received a certificate signed by the President and Chief Executive Officer of BFFC, dated as of the Closing Date, certifying that based upon his best knowledge, the conditions set forth in Sections 6.01(a), (b) and (d) hereof have been satisfied.

      6.02     Conditions to the Obligations of BFFC. Notwithstanding any other provision of this Agreement, the obligation of BFFC to consummate the Merger is subject to the following conditions precedent (except as those which BFFC may chose to waive):

           (a) All of the representations and warranties made by Midwest in this Agreement and in any documents or certificates provided by Midwest shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for information contained in a subsequent Disclosure Schedule of Midwest relating to an event or series of events arising after the date hereof which does not have a Material Adverse Effect on Midwest or as otherwise contemplated by this Agreement.

           (b) Midwest shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

           (c) Since the date hereof, Midwest shall not have suffered a Material Adverse Effect.

           (d) BFFC shall have received the fairness opinion of Hovde Financial, LLC, as described in Section 5.04 hereof.

           (e) BFFC shall have received a certificate signed by the President and Chief Executive Officer of Midwest, dated as of the Closing Date, that based upon their best knowledge, the conditions set forth in Sections 6.02(a), (b) and (c) have been satisfied.

      6.03     Conditions to the Obligations of the Parties. Notwithstanding any other provision of this Agreement, the obligations of Midwest on the one hand, and BFFC on the other hand, to consummate the Merger are subject to the following conditions precedent (except as those which Midwest and BFFC may chose to waive):

           (a) No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect.

           (b) Midwest shall have received the approval of the Federal Reserve Board and any other applicable regulatory authority to acquire BFFC and all required waiting periods shall have expired.

           (c) The Merger shall have been approved by the requisite vote of the Stockholders.

           (d) The Registration Statement shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC.

           (e) Each party shall have received the tax opinion addressed to it referred to in Section 5.11 of this Agreement.

           (f) The Midwest Common Stock to be issued to holders of BFFC Common Stock shall have been approved for listing on Nasdaq/NMS subject to official notice of issuance.

VII.     TERMINATION; AMENDMENT; WAIVER

      7.01     Termination. This Agreement may be terminated at any time prior to the Closing Date:

           (a) By mutual written consent of the Board of Directors of Midwest and the Board of Directors of BFFC; or

           (b) At any time prior to the Closing Date, by Midwest or BFFC if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application the approval of which is a condition precedent to any party’s obligations hereunder; or

           (c) At any time on or before the date specified in Section 7.01(f) hereof, by Midwest or BFFC in the event that any of the conditions precedent to the obligations of the other to the Merger are rendered impossible to be satisfied or fulfilled by said date (other than by reason of a breach by the party seeking to terminate); or

           (d) By Midwest or BFFC, in the event of a material breach by the other of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing condition set forth in Section 6.01(a) or 6.01(b), in the case of Midwest, or Section 6.02(a) or 6.02(b), in the case of BFFC, and which breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by the non-breaching party to the party committing such breach; or

           (e) By BFFC pursuant to written notice given under the circumstances and subject to the conditions set forth in Section 1.03(a) hereof; or

           (f) By either Midwest or BFFC on or after March 31, 2003 (or April 30, 2003 in the event a protest is filed with bank regulatory authorities alleging the failure of a party or a party’s Subsidiary to comply with the Community Reinvestment Act of 1977), in the event the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

In the event either Midwest or BFFC elects to effect any termination pursuant to Section 7.01(b) through 7.01(f) above, it shall give written notice to the other specifying the basis for such termination.

      7.02     Expenses. (a) Except as provided elsewhere herein, Midwest and BFFC shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

           (b) In the event one of the parties hereto files suit to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including attorneys’ fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the losing party.

      7.03     Payment in Lieu of Fees and Expenses and Opportunity Costs. In addition to the rights and remedies available to Midwest under Section 7.04, if this Agreement is terminated by Midwest pursuant to Section 7.01(c) or 7.01(d) due to a violation of Section 4.04 or this Agreement is terminated due to the decision of BFFC’s Board of Directors to provide information at the request of or enter into negotiations with a third party with respect to an unsolicited Takeover Proposal or to pursue a Takeover Proposal made by a third party and prior thereto or within eighteen (18) months after such termination and:

           (a) BFFC shall have entered into an agreement amounting to a Takeover Proposal or arising in connection with a Takeover Proposal, or a Takeover Proposal shall have occurred (other than as contemplated by and in connection with this Agreement), or

           (b) the Board of Directors of BFFC shall have authorized or approved a Takeover Proposal or shall have publicly announced an intention to authorize or approve or shall have recommended that the stockholders of BFFC approve or accept any Takeover Proposal in each case other than as contemplated by this Agreement, then BFFC shall promptly, but in no event later than five (5) days after the first of such events shall have occurred, pay Midwest (to the extent it has not already at the time of termination) a fee equal to One Million Seven Hundred Fifty Thousand Dollars ($1,750,000).

      7.04     Survival of Agreements. In the event of termination of this Agreement by either Midwest or BFFC as provided in Section 7.01, this Agreement shall forthwith become void and have no effect except that the agreements contained in Sections 5.01, 7.02, 7.03 and 7.04 hereof shall survive the termination hereof.

Notwithstanding the prior sentence or Section 7.03, in the event of termination of this Agreement caused by (i) willful breach by a party of any agreement, covenant, or undertaking of such party contained herein or in any exhibit hereto; or (ii) any uncured material misrepresentations or breach of warranty in any material respect by a party herein; or (iii) the failure of any condition set forth in Article VI hereof which has failed because a party did not exercise good faith and commercially reasonable efforts towards the fulfillment of such condition, then the other party shall in addition to any other rights herein (including those described in Section 7.02 and Section 7.03 hereof) be entitled to all its legal and equitable remedies with respect to such termination and the causes thereof.

      7.05     Amendment. This Agreement may be amended by the parties hereto by action taken by the Board of Directors of Midwest and the Board of Directors of BFFC at any time before or after approval hereof by the Stockholders but, after such approval, no amendment shall be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be received by the Stockholders or which in any other way adversely affects the rights of such Stockholders without the further approval of such Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Midwest and BFFC. Midwest and BFFC may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

      7.06     Waiver. Any term, provision or condition of this Agreement may be waived in writing at any time by the party which is, or the stockholders of which are, entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, agreement, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, agreement, covenant, representation or warranty of this Agreement. No investigation, review or audit by Midwest of BFFC prior to or after the date hereof shall stop or prevent Midwest from exercising any right hereunder or be deemed to be a waiver of any such right.

VIII.     GENERAL PROVISIONS

      8.01     Survival. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement shall not survive the Effective Time; provided, however, that all of agreements, covenants and obligations of Midwest set forth herein which are contemplated to be performed after the Effective Time shall survive the Effective Time.

          8.02     Defined Terms; Principles of Construction.

           (a) For purposes of this Agreement, the following terms are defined in the indicated Sections:

Term	Section	Term	Section

Accountants	4.07	Federal Reserve Board	2.03
Adjusted Exercise Price	4.02	GAAP	2.01(b)
Adjusted Option Shares	4.02	HOLA	First paragraph of the Recitals
Bank	Second paragraph of the Recitals	Hazardous Substances	2.16(c)
Bank Merger	Fourth paragraph of the Recitals	IBCA	1.01(a)
Bank Reports	3.06	Lend to	4.01(n)
BFFC Benefit Plans	3.17(a)	Liability	2.12
BFFC Employees	5.12(b)	Material Adverse Effect	2.01(b) and 3.01(b)
BFFC Financial Statements	3.06	Merger	Third paragraph of the Recitals
BFFC Licenses	3.12	Midwest Benefit Plans	5.11(b)
BFFC Premises	3.18(b)	Midwest Common Stock	Third paragraph of the Recitals
BFFC Qualified Plans	3.17(b)	Midwest Financial Statements	2.07
BFFC Stock Options	3.05(b)	Midwest Reference Stock Price	1.03(a)
BFFC Stock Option Plans	3.05(b)	Mortgaged Premises	2.16(c)
BHC	First paragraph of the Recitals	NASD	2.09
Certificates	1.08(b)	Nasdaq	1.03(b)
Change in Control Benefit	3.17(a)	OTS	2.03
Closing	1.05(a)	Participating Facility	2.16(c)
Closing Audit	4.07	PBGC	3.17(d)
Closing Date	1.05(a)	Permitted Lien	3.22(c)
Code	Fifth paragraph of the Recitals	Phase I	4.02(a)
Comfort Letter	6.01(g)	Retirement Plan	5.11(d)
Commissioner	2.09	SEC	2.03
Conversion	3.07(c)	Securities Act	2.03
Dissenting Shares	1.09	Securities Exchange Act	2.08
Effective Time	1.01(b)	Proxy Statement	2.03
Environmental Laws	2.16(c)	Registration Statement	2.03
ERISA	3.17(a)	Significant Subsidiary	4.04(b)
ESOP	3.17(b)	Stockholders	Third paragraph of the Recitals
ESOP Loan	3.17(b)	Surviving Corporation	1.01(a)
Exchange Agent	1.08(a)	Valuation Date	6.01(g)
Exchange Ratio	1.03(a)

           (b) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding;” (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Chicago, Illinois time; (vi) “including” means including, but not limited to; (vii) all references to Sections, Schedules and Exhibits are to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; and (ix) the captions and headings of Articles, Sections, Schedules and Exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning of interpretation of this Agreement or any of its provisions. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

           (c) The Disclosure Schedules of each of Midwest and BFFC referred to in this Agreement shall consist of the information, agreements and other documentation described and referred to in this Agreement as being included in the Disclosure Schedules with respect to such party, which Disclosure Schedules were delivered by each of Midwest and BFFC to the other not less than one calendar day before the date of this Agreement. Disclosure of any fact or item in any Disclosure Schedule or Exhibit hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether an explicit cross-reference appears.

      8.03     Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given to any party or parties (a) upon delivery to the address of the party or parties as specified below if delivered in person or by courier or if sent by certified or registered mail (return receipt requested), or (b) upon dispatch if transmitted by telecopy or other means of facsimile transmission and such transmission is confirmed successfully by the transmitting machine, provided that such transmission is received during normal business hours and that any transmission received outside of normal business hours shall be deemed to be received at the start of normal business hours commencing immediately after the dispatch of the transmission, in each case addressed as follows:

if to Midwest:	Brad A. Luecke
President and Chief Executive Officer
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160
Telephone: (708) 865-1053
Telecopier: (708) 865-7273
Email: luecke@midwestbank.com

copy to:	Timothy M. Sullivan Hinshaw & Culbertson 222 North LaSalle Street, Suite 300 Chicago, IL 60601-1081 Telephone: (312) 704-3852 Telecopier: (312) 704-3001 Email: tsullivan@hinshawlaw.com

if to BFFC:	Timothy L. McCue
President and Chief Executive Officer
Big Foot Financial Corp.
1190 RFD
Long Grove, Illinois 60047-7304
Telephone: (847) 634-2100
Telecopier: (847) 634-0207
Email: tmccue@fairfieldbank.com

copy to:	Daniel C. McKay, II Vedder, Price, Kaufman & Kammholz 222 N. LaSalle Street Suite 2600 Chicago, Illinois 60601 Telephone: (312) 609-7500 Telecopier: (312) 609-5005 Email: dmckay@vedderprice.com

      8.04     Specific Enforceability. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement and that in any event damages would be an inadequate remedy in this instance. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance.

          8.05     Applicable Law; Jurisdiction.

           (a) THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED ACCORDING TO THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF, EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF ILLINOIS SHALL APPLY TO THE MERGER.

           (b) In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal or state court located in Cook County, Illinois (and elsewhere with respect to appellate courts with jurisdiction over such matter) in the event any dispute arises our of this Agreement or any of the transactions contemplated hereby, and consents to service of process by notice as provided in Section 8.03 of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in Cook County, Illinois.

      8.06     Headings, Etc. The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      8.07     Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

      8.08     Entire Agreement; Binding Effect; Non-Assignment; Counterparts. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Midwest may assign its rights hereunder to an affiliate of Midwest; provided further, that such an assignment by Midwest shall not relieve Midwest from any Liability if such affiliate fails to perform this Agreement. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

      8.09     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 8.09.

      IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

MIDWEST BANC HOLDINGS, INC.

By	/s/ BRAD A. LUECKE

Brad A. Luecke,
President and Chief Executive Officer

BIG FOOT FINANCIAL CORP.

By	/s/ TIMOTHY L. MCCUE

Timothy L. McCue,
President and Chief Executive Officer

ANNEX B

July 18, 2002

Board of Directors

Big Foot Financial Corp.
1190 RFD
Long Grove, IL 60047

Dear Members of the Board:

      We understand that Midwest Banc Holdings, Inc. (“Midwest”), a Delaware corporation, and Big Foot Financial Corporation (“BFFC”), an Illinois corporation, are about to enter into an Agreement and Plan of Reorganization (the “Agreement”) dated July 19, 2002, pursuant to which BFFC will merge with and into, and under the charter of Midwest (the “Merger”). As set forth in Section 1.03(a) of the Agreement, at the Effective Time of the Merger (as defined in the Agreement) each of the outstanding shares of BFFC common stock (“BFFC Common Stock”), par value $0.01 per share, will be converted into and have the right to receive 1.104 shares of Midwest common stock (“Midwest Common Stock”), par value $0.01 per share (the “Exchange Ratio”). In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of BFFC.

      Hovde Financial LLC (“Hovde”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with BFFC, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of Hovde and their affiliates may from time to time effect transactions and hold securities of BFFC and Midwest. As of the date hereof, 24,750 shares of Midwest Common Stock and no shares of BFFC Common Stock were owned.

      We were retained by BFFC to act as its financial advisor in connection with the Merger. We will receive compensation from BFFC in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. BFFC has agreed to indemnify us for certain liabilities arising out of our engagement.

      During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement;

(ii)	reviewed certain historical publicly available business and financial information concerning BFFC and Midwest;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning BFFC and Midwest;

(iv)	analyzed certain financial projections prepared by the managements of BFFC and Midwest;

(v)	conducted meetings with members of the senior management of BFFC and Midwest for the purpose of reviewing the future prospects of BFFC and Midwest, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings and revenue enhancements (the “Synergies”) expected to be achieved as a result of the Merger;

(vi)	reviewed historical market prices and trading volumes for BFFC Common Stock and Midwest Common Stock;

Board of Directors
Big Foot Financial Corp.
July 18, 2002

(vii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

(viii)	evaluated the pro forma ownership of Midwest Common Stock by BFFC’s shareholders relative to the pro forma contribution of BFFC’s assets, liabilities, equity and earnings to the combined company;

(ix)	analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(x)	performed such other analyses and considered such other factors as we have deemed appropriate.

      We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the banking industry and our general experience in securities valuations.

      In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by BFFC and Midwest and in the discussions with BFFC and Midwest management. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and non-performing assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of BFFC and Midwest and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for BFFC and Midwest are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of BFFC or Midwest. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of BFFC and Midwest and we were not furnished with any such evaluations or appraisals.

      We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a tax-free reorganization for United States federal income tax purposes. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to BFFC and Midwest. In rendering this opinion, we have been advised by BFFC and Midwest and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on Midwest or the surviving corporation that would have a material adverse effect on Midwest or the contemplated benefits of the Merger. We have also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Midwest or the surviving corporation after the Merger.

      Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

      We are not expressing any opinion herein as to the prices at which shares of Midwest Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion

Board of Directors
Big Foot Financial Corp.
July 18, 2002

constitute a recommendation to any holder of BFFC Common Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of BFFC Common Stock.

      This letter is solely for the information of the Board of Directors of BFFC and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of BFFC Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

      Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the shareholders of BFFC.

Sincerely,

/s/ HOVDE FINANCIAL LLC

HOVDE FINANCIAL LLC

ANNEX C

Section 11.65 and Section 11.70 of the Illinois Business Corporation Act of 1983 Relating to Dissenters’ Rights

      Sec. 11.65.  Right to dissent.

      (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

(1)	consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

(2)	consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

(3)	an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i)	alters or abolishes a preferential right of such shares;

(ii)	alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

(iii)	in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

(4)	any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

      (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

      (c) A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights.

      Sec. 11.70.     Procedure to Dissent.

      (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

      (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

      (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

      (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

      (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

      (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

      (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

      (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

      (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

(1)	Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

(2)	Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

      (j) As used in this Section:

(1)	“Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(2)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Midwest’s Restated Certificate of Incorporation (the “Certificate”) and its Amended and Restated Bylaws (the “Bylaws”) provide for indemnification of Midwest’s directors, officers, employees and other agents to the fullest extent not prohibited by Delaware law.

      Midwest’s Certificate is consistent with Section 102(b)(7) of the Delaware General Corporation Law, which generally permits a company to include a provision limiting the personal liability of a director in the company’s restated certificate of incorporation. With limitations, this provision eliminates the personal liability of Midwest’s directors to Midwest or its shareholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate director liability: (1) for breaches of the duty of loyalty to Midwest and its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for transactions from which a director derives improper personal benefit; or (4) under Section 174 of the Delaware General Corporation Law (“Section 174”). Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. While this provision protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. The limitations in this provision have no effect on claims arising under the federal securities laws.

      Article VIII of Midwest’s bylaws provide that “The Corporation shall indemnify, to the full extent that it shall have the power under the Delaware General Corporation Law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words “liabilities” and “expenses” shall include, without limitations: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys’ fees and costs. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding in accordance with the provisions of Section 145 of the Delaware General Corporation Law, as amended.

      “The indemnification and advancement of expenses provided by this By-law shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any by-law, statute, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

      “The Corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this By-law or otherwise.

      “For purposes of this By-law, reference to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation, as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this By-law with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

      “The provisions of this By-law shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in any such capacity at any time while this By-law and the relevant provisions of the Delaware General Corporation Law, as amended, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this By-law shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

      “For purposes of this By-law, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation.”

      Midwest carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 21.     Exhibits and Financial Statement Schedules

Document	Exhibit	Reference

Agreement and Plan of Reorganization (excluding exhibits), dated as of July 19, 2002, by and between Midwest Banc Holdings, Inc. and Big Foot Financial Corp.	2	Included in Annex A

Restated Certificate of Incorporation of Midwest Banc Holdings, Inc.	3.1	Incorporated by Reference (1)

Certificate of Amendment of Restated Certificate of Incorporation	3.2	Incorporated by Reference (2)

Restated Bylaws of Midwest Banc Holdings, Inc.	3.3	Incorporated by Reference (3)

Amendment of Restated Bylaws	3.4	Incorporated by Reference (2)

Opinion of Hinshaw & Culbertson counsel to Midwest as to the legality of the securities being issued	5

Opinion of Crowe Chizek & Company, LLP counsel to Midwest as to tax matters	8.1

Portions of the Annual Report to Stockholders of Big Foot Financial Corp. for the year ended June 30, 2002	13.1	Incorporated by Reference (4)

Subsidiaries of Midwest Banc Holdings, Inc.	21	Incorporated by Reference (5)

Consent Hinshaw & Culbertson	23.1	Included in Exhibit 5

Consent of Crowe Chizek & Company, LLP	23.2	Included in Exhibit 8.1

Consent of Hovde Financial, LLC	23.3	Included in Annex B

Consent of Crowe Chizek and Company LLP	23.4

Consent of KPMG LLP	23.5

Document	Exhibit	Reference

A power of attorney where various individuals authorize the signing of their names to any and all amendments to this registration statement and other documents submitted in connection herewith is contained on the first page of the signature pages following Part II of this registration statement	24

Letter to Big Foot Financial Corp. shareholders	99.1	Included in proxy statement/prospectus

Form of notice of annual meeting of Big Foot Financial Corp. shareholders	99.2	Included in proxy statement/prospectus

Form of Proxy Card for Big Foot Financial Corp. annual meeting	99.3

Letter to Big Foot Financial Corp. ESOP participants and Fairfield Savings Bank Profit Sharing and Savings Plan participants	99.4

Form of Proxy Card for Big Foot Financial Corp. ESOP participants for annual meeting	99.5

Form of Proxy Card for Fairfield Savings Bank Profit Sharing and Savings Plan participants for annual meeting	99.6

      (1) Filed with the Securities and Exchange Commission as an exhibit to a registration statement on Form S-1, Registration No. 333-4282

      (2) Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

      (3) Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

      (4) Incorporated by reference to Exhibit 13.1 to Big Foot’s Annual Report on Form 10-K for the year ended June 30, 2002.

      (5) Incorporated by reference to Exhibit 21 to the Registrant’s Annual Report on Form 10-K filed for the year ended December 31, 2001.

Item 22.     Undertakings

      (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (6) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (7) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melrose Park, State of Illinois, on September 19, 2002.

MIDWEST BANC HOLDINGS, INC.

By:	/s/ BRAD A. LUEKE

Brad A. Luecke
President and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints BRAD A. LUECKE, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments (including post-effective amendments) to this Registration Statement (and to any Registration Statement filed pursuant to Rule 462 under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Principal Executive Officer:

/s/ BRAD A. LUEKE Brad A. Luecke President, Chief Executive Officer, Director	Date: September 19, 2002

      Principal Financial Officer:

/s/ DANIEL R. KADOLPH Daniel R. Kadolph Chief Financial Officer, Senior Vice President, Comptroller and Treasurer	Date: September 19, 2002

/s/ E.V. SILVERI E.V. Silveri, Chairman of the Board, Director	Date: September 19, 2002

/s/ ANGELO A. DIPAOLO Angelo A. DiPaolo, Director	Date: September 19, 2002

/s/ DANIEL NAGLE Daniel Nagle, Director	Date: September 19, 2002

/s/ JOSEPH RIZZA Joseph Rizza, Director	Date: September 19, 2002

/s/ LEROY ROSASCO Leroy Rosasco, Director	Date: September 19, 2002

/s/ ROBERT D. SMALL Robert D. Small, Director	Date: September 19, 2002

/s/ LEON WOLIN Leon Wolin, Director	Date: September 19, 2002